SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary information statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(3))
☒ Definitive information statement

Berliner Communications, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required

☐  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Titled of each class of securities to which transaction applies:	N/A

(2)	Aggregate number of securities to which transaction applies:	N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	N/A

(4)	Proposed maximum aggregate value of transaction:	N/A

(5)	Total fee paid:	N/A

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:	$0

(2)	Form, Schedule or Registration No:	N/A

(3)	Filing Party:	N/A

(4)	Date Filed:	N/A

-i-

Reasons for the Name Change	19
Reasons for Creating the Special Committee	19
INTEREST OF CERTAIN PERSONS IN FAVOR OF THE MATTERS ACTED UPON	19
Voting Agreement	19
Registration Rights Agreement	19
Credit Support Agreement	20
Amended and Restated Monitoring and Oversight Agreement	21
Officers	21
Employment Agreements with Officers	22
Board of Directors	24
Indemnification Agreements	25
DISSENTERS’ RIGHTS	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
WHERE YOU CAN FIND ADDITIONAL INFORMATION	29
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	29
COMPANY CONTACT INFORMATION	30
APPENDIX A AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BERLINER COMMUNICATIONS, Inc	31
FINANCIAL INFORMATION	44
Audited Consolidated Financial Statements of Unitek Holdings, Inc. as of December 31, 2008 and 2009, and for the two-year period ended December 31, 2009.
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unitek Holdings, Inc.
Unaudited Pro-Forma Condensed Combined Balance Sheet as of December 31, 2009 and Unaudited Pro-Forma Condensed Combined Statement of Operations for the year ended December 31, 2009.

-ii-

BERLINER COMMUNICATIONS, INC.
1777 Sentry Parkway West
Gywnedd Hall, Suite 302
Blue Bell, PA 19422
267.464.1700

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

To our stockholders:

On January 27, 2010, holders of a majority of the shares of our voting capital stock acted by written consent in lieu of a special meeting of stockholders to adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to:

•
increase our authorized capital stock to a total of 220,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.00002 per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, par value $0.00002 per share (“Preferred Stock”);

•	change our corporate name to “UniTek Global Services, Inc.”; and
•	establish a Special Committee of the Board of Directors and set forth the rights, powers and obligations of the Special Committee.

Our Board of Directors has fixed May 14, 2010 as the record date for determining the holders of Common Stock and Preferred Stock entitled to notice and receipt of the accompanying Information Statement. The accompanying Information Statement is first being mailed on or about May 14, 2010.

The accompanying Information Statement, which describes the corporate action summarized above in more detail, is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effective until at least twenty (20) calendar days after the mailing of the accompanying Information Statement to our stockholders, at which time we expect to file with the Secretary of State of the State of Delaware a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to effectuate the above-summarized amendments.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Internet Availability of the Accompanying Information Statement.
The accompanying Information Statement is available at www.unitekgs.com.

The earliest date on which the amendment to our Amended and Restated Certificate of Incorporation may be effected is June 4, 2010.

By Order of the Board of Directors:

/s/ C. Scott Hisey
C. Scott Hisey
Chief Executive Officer
The date of this notice and the accompanying Information Statement is May 14, 2010.

BERLINER COMMUNICATIONS, INC.
1777 Sentry Parkway West
Gywnedd Hall, Suite 302
Blue Bell, PA 19422
267.464.1700

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT
OF STOCKHOLDERS IN LIEU OF A MEETING
MAY 14, 2010

BACKGROUND

Berliner Communications, Inc. (“we,” “us” and the “Company”) is a Delaware corporation with our principal executive offices located at 1777 Sentry Parkway West, Gywnedd Hall, Suite 302, Blue Bell, PA 19422. Our telephone number is 267.464.1700. This Information Statement is being sent at the direction of our Board of Directors (the “Board”) to the holders of record of Common Stock and Preferred Stock (as these terms are defined below) as of May 14, 2010 (the “Record Date”) to inform you of action the holders of a majority of our outstanding shares of voting capital stock (the “Majority Stockholders”) have taken by written consent, in lieu of a special meeting. Copies of this Information Statement are being mailed on or about May 14, 2010 to the holders of record of our outstanding shares Common Stock and Preferred Stock as of the Record Date.

In connection with the transactions described below under the heading “Merger and the Merger Agreement,” on January 27, 2010, the Board unanimously adopted resolutions approving an amendment (the “Charter Amendment”) to our Amended and Restated Certificate of Incorporation to:

•
increase the Company’s authorized capital stock to a total of 220,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.00002 per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, par value $0.00002 per share (“Preferred Stock”);

•	change the Company’s corporate name to “UniTek Global Services, Inc.”; and
•	establish a Special Committee of the Board and set forth the rights, powers and obligations of the Special Committee.

The Board also recommended that the Charter Amendment be approved by our stockholders and directed that it be submitted to them for their consideration.

On January 27, 2010, the Majority Stockholders acted by written consent, in lieu of a meeting, to approve the Charter Amendment. The action by written consent will be effective when we file the Charter Amendment with the Secretary of State of the State of Delaware. We expect to file the Charter Amendment on or about June 4, 2010, which is twenty calendar days after the date this Information Statement is first being mailed to stockholders.

Section 228 of the Delaware General Corporation Law (the “DGCL”) provides that the written consent of the holders of the issued and outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for the vote of such holders at a meeting.

As of the Record Date, our authorized capital stock consisted of 100,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. On January 27, 2010, in connection with the transactions described below under the heading “Merger and the Merger Agreement,” we filed a Certificate of Designation of Series A Convertible Preferred Stock (“Series A Certificate of Designations”), which authorized and created 1,317,602 shares of Series A Preferred Stock, par value $0.00002 per share (the “Series A Preferred”), and a Certificate of Designation of Series B Convertible Preferred Stock (“Series B Certificate of Designations”), which authorized and created 682,398 shares of Series B Preferred Stock, par value $0.00002 per share (the “Series B Preferred”). As of the Record Date, there were 70,898,230 shares of Common Stock issued and outstanding, 1,317,602 shares of Series A Preferred issued and outstanding, and 256,341 shares of Series B Preferred issued and outstanding. As of January 18, 2010, we had outstanding options, warrants and other rights to purchase up to 24,177,228 shares of Common Stock, subject in some instances to the satisfaction of certain conditions.

A copy of the Charter Amendment that was approved by the Board and the Majority Stockholders is included as Appendix A to this Information Statement.

The Board elected to seek approval of the Charter Amendment through the written consent of the Majority Stockholders for the following reasons:

•
in order to avoid the time, expense and management attention involved in convening a special meeting of stockholders and soliciting proxies, particularly since the Company anticipates holding an annual meeting of our stockholders later this year; and

•
in order to assure that it had sufficient available Common Stock and Preferred Stock to meet its financing needs going forward and to assure that it had sufficient Common Stock to allow for the conversion of the Series A Preferred and Series B Preferred, as well as the exercise of the Company’s outstanding options and warrants, including the Substitute Options and Substitute Warrants (as such terms are defined below).

All required corporate approvals of the Charter Amendment have been obtained, subject to furnishing this Information Statement and twenty calendar days elapsing from the date this Information Statement is first mailed to our stockholders. This Information Statement is furnished solely for the purpose of informing our stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

The Company is paying the costs of the preparation and distribution of this Information Statement. We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of Common Stock and Preferred Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

MERGER AND THE MERGER AGREEMENT

Summary Term Sheet

•
On January 27, 2010, the Company, BCI East, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Unitek Holdings, Inc., a Delaware corporation (“Unitek”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged (the “Merger”) with and into Unitek and Unitek became a wholly owned subsidiary of the Company.

•
Each outstanding share of common stock of Unitek (the “Unitek Common Stock”) was converted into the right to receive 0.012 shares of Series A Preferred and 0.4 shares of Common Stock, and each share of Series A Preferred Stock of Unitek (the “Unitek Preferred Stock”) was converted into the right to receive 0.02 shares of Series B Preferred.  According to the terms and conditions of the Merger Agreement, the shares of Series A Preferred issued as part of the Merger will immediately convert into shares of Common Stock upon the filing of the Charter Amendment.

•
Based on the number of shares of Unitek capital stock and the Company’s capital stock outstanding immediately before the Effective Time (as defined below), existing Unitek stockholders now hold approximately 80% of the voting rights in the Company’s capital stock outstanding immediately following the Effective Time.

•
At the Effective Time, options to acquire shares of Unitek Common Stock were converted into options to acquire an equivalent amount of shares of Common Stock (the “Substitute Options”), and warrants to acquire shares of Unitek Common Stock were converted into warrants to acquire an equivalent amount of shares of Common Stock (the “Substitute Warrants”).

•	Subsequent to the Merger and as a direct consequence thereof, upon the filing of the Charter Amendment, the name of the Company will change to “UniTek Global Services, Inc.”

Contact Information

The mailing address and telephone number of principal executive offices of the Company are 1777 Sentry Parkway West, Blue Bell, PA, 267.464.1700.

Business Conducted by the Company

The Company is a premier provider of permanently outsourced infrastructure services to the wireline, cable broadband, satellite television, and now, with the closing of the Merger, wireless telecommunications industries.  The Company’s services include technical services, engineering, installation, construction and fulfillment.  The Company’s fulfillment business includes two operating subsidiaries servicing the cable and satellite industries, respectively.  Its construction business includes two operating subsidiaries servicing the wireless and wired telecommunications industries.

The Company is a platform company whose operating model and core competencies allow for rapid and effective entrance, either organically or through acquisition, into new markets for infrastructure services.  Such target markets include those in which service providers manage the recruitment, technical training, scheduling, service quality and safety of a high volume outsourced labor force.  Major service providers in the Company’s markets (satellite television, wireline telecom and broadband cable) have permanently outsourced much of the build-out and maintenance of their networks.  Today, in order to remain competitive, these providers are under tremendous pressure to make significant capital investments to provide customers with the most advanced video, data and voice services, while (i) maintaining a focus on core competencies, and (ii) minimizing fixed cost structures to maximize flexibility.  The Company manages a fleet of over 3,000 vehicles and a workforce of over 5,000 people in 111 offices in the U.S. and Canada.  The Company has developed a robust and technology-driven operating platform to manage these resources effectively, which we believe cannot be copied without a significant commitment of time and money.

Description of Business Conducted by Unitek

Unitek delivers an array of specialized services to its customers, including engineering and design, construction management, network repair and maintenance, comprehensive installation and fulfillment, material management and warehousing, and job tracking and closure services.

Key service offerings of Unitek include:

•
Installation and Fulfillment Services.  Unitek is a full service provider of residential and commercial installation services to the wireline, broadband cable and satellite television industries.  Since 2004, Unitek and its subsidiaries have completed approximately ten million residential work orders.

•
Engineering and Design Services.  Unitek provides turn-key engineering services to industries that require underground plant construction, aerial infrastructure and multi-dwelling content delivery.  Unitek has a team of design, walk-out and CAD personnel operating in Texas, Florida, California and Pennsylvania.  Unitek’s team has designed over 250,000 miles of plant since 2004, and since inception has engineered approximately 3,000,000 and structurally wired over 500,000 multi-dwelling units.

•
Broadband Network Construction.  Unitek is a full service provider to the cable and wireline telecom industries of project management and construction services, including systems engineering, aerial and underground construction and project management.  Since 2004, Unitek has installed over 3,200 miles of fiber optic cable plant throughout the U.S.

Unitek provides these services through distinct operating subsidiaries.  Each subsidiary relies upon centralized shared services for basic business functions and general and administrative support, allowing field management to focus exclusively on customer service.  Unitek’s subsidiaries are outlined below.

Telecom.  Unitek’s telecommunications subsidiary provides end-to-end services for fiber-to-the-premises (“FTTP”) networks including engineering, design, construction and project management services.  This division maintains 22 field offices primarily in California, Texas, Florida and the Mid-Atlantic and Northeast regions, and has a workforce of over 750 engineers and construction personal.  This subsidiary’s customers include Verizon, Comcast Cable, Cox Communications, AT&T and Florida Power & Light.  This subsidiary also maintains plant maintenance contracts with its telecom customers.

Cable.  Unitek’s cable subsidiary provides engineering, design, field mapping, new plant construction, network maintenance and service, and installation and fulfillment services to cable multiple system operators.  This subsidiary maintains 27 field offices in the Southeast and Texas, California and Canada, and has a workforce of over 1,000.  Through this subsidiary, Unitek deploys over 1,000 technicians who provide a comprehensive suite of technical labor services.  Fulfillment and installation resources cover all facets of cable services including video, high speed data and Voice over Internet Protocol, or VoIP.  This subsidiary’s customers include Comcast Cable, Cox Communications, Time Warner Cable, Charter Communications, and, in Canada, Rogers Cable, Cogeco Cable and other Canadian service providers.

Satellite.  Unitek’s satellite subsidiary provides installation, upgrades and other services to satellite television providers in certain operational territories, primarily in the Midwest and Northeastern United States. The subsidiary maintains 40 field offices, and two U.S. based call centers, and a workforce of over 3,000 people.  Through this subsidiary, Unitek provides regional fulfillment services to the country’s largest satellite television provider, DirecTV.  Unitek manages all operational activities in specific territories that include customer operations, warehousing, equipment installation, call center operations, new customer installations, upgrades, customer satisfaction compliance, and service and maintenance.

Stockholder Matters Related to Unitek

Neither the Unitek Common Stock, or the Unitek Preferred Stock or any other class of securities of Unitek, was traded on any public trading market, domestic or foreign.  Immediately prior to the Effective Time, there were 16 holders of Unitek Common Stock, totaling 109,800,000 shares of Unitek Common Stock.  As described above, each outstanding share of Unitek Common Stock was converted into the right to receive 0.012 shares of Series A Preferred and 0.4 shares of Common Stock.  Based on the number of shares of Unitek capital stock and the Company’s capital stock outstanding immediately before the Effective Time, existing Unitek stockholders now hold approximately 80% of the voting rights in the Company’s capital stock outstanding immediately following the Effective Time.

Unitek did not pay dividends on the Unitek Common Stock.  Further, the Company has not paid cash dividends on the Common Stock nor does the Company anticipate doing so in the foreseeable future.

Regulatory Approvals

The Company has obtained the relevant approvals for the Merger and the transactions related thereto, including those approvals required to file the Charter Amendment.

Terms of the Transaction

General

As stated in the Summary Term Sheet above, on January 27, 2010, the Company, Merger Sub, and Unitek entered into the Merger Agreement, pursuant to which Merger Sub merged with and into Unitek and Unitek became a wholly owned subsidiary of the Company.  The time on January 27, 2010 at which the Merger became effective is referred to herein as the “Effective Time.” Following the Merger and the filing of the Charter Amendment, the Company will be known as UniTek Global Services, Inc.

Pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each outstanding share of the Unitek Common Stock was converted into the right to receive 0.012 shares of Series A Preferred and 0.4 shares of Common Stock, and each share of Unitek Preferred Stock was converted into the right to receive 0.02 shares of Series B Preferred. According to the terms and conditions of the Merger Agreement, the shares of Series A Preferred issued as part of the Merger will immediately convert into shares of Common Stock upon the filing of the Charter Amendment. The terms of the Series A Preferred and the Series B Preferred are summarized under the heading “Preferred Stock” in this Information Statement.

Based on the number of shares of Unitek capital stock and the Company’s capital stock outstanding immediately before the Effective Time, existing Unitek stockholders now hold approximately 80% of the voting rights in the Company’s capital stock outstanding immediately following the Effective Time.  In addition, at the Effective Time, options to acquire shares of Unitek Common Stock were converted into the Substitute Options, and warrants to acquire shares of Unitek Common Stock were converted into the Substitute Warrants.  The Substitute Options and the Substitute Warrants generally retain the same (or substantially equivalent) vesting, exercisability and expiration terms as the original Unitek options or warrants, respectively.

Escrow

Pursuant to an escrow agreement, 10,980,000 shares of Common Stock that would have otherwise been payable at the Effective Time are subject to a six-month escrow to satisfy Unitek’s indemnification obligations under the Merger Agreement.

Indemnification

Pursuant to the Merger Agreement, both the Company and Unitek will provide indemnity for breaches of their respective representations and warranties, which survive the Effective Time and terminate six months thereafter. As discussed above, Unitek’s indemnification obligations will be supported solely by shares of Common Stock held in escrow, which shares will be cancelled in the event of a successful indemnification claim against Unitek.  The Company’s indemnification obligations will be payable solely by way of issuance of up to 10,980,000 shares of additional Common Stock to holders of Unitek Common Stock (on a pro rata basis) in the event of a successful indemnification claim against the Company.  Neither party may make indemnification claims unless such party’s losses exceed $1,000,000 in the aggregate, except for claims relating to breaches of either party’s representations relating to working capital and fraud.

           Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Unitek, on the one hand, and the Company and Merger Sub on the other hand.  Such representations include, among other things, (a) proper corporate organization and similar corporate matters; (b) capital structure; (c) financial statements and internal controls; (d) the absence of undisclosed liabilities and changes; (e) assets, properties and intellectual property; (f) contracts; (g) compliance with laws; (h) litigation; (i) tax, employment and environmental matters; and (j) insurance matters.

           Covenants

The Merger Agreement contains several covenants, including but not limited to, those relating to:

Director and Officer Indemnification and Insurance:  For six years following the Effective Time, the Company will (1) indemnify present and former directors, officers and employees of the Company or Unitek against liabilities and costs incurred in connection with any claim arising out of such party’s pre-closing services performed at the request of Unitek or the Company, including the Merger, to the fullest extent permitted under applicable law; and (2) maintain current Company or Unitek director and officer liability insurance or replacement policies that contain terms that are no less favorable than those provided by the current Company or Unitek director and officer liability insurance policies.

Company Board and Committees:  Following the Effective Time, the Board was reconstituted to be made up of two directors (Rich Berliner and Mark Dailey) who were directors of the Company prior to the Merger (the “Continuing Directors”) and seven directors designated by Unitek.

Repayment of Debt:  At the Effective Time in accordance with the terms of the Merger Agreement, amounts due under the Company’s senior credit facility with PNC Bank, N.A. were paid in full.

THE MERGER AND THE CHARTER AMENDMENT

In addition to the covenants summarized above, pursuant to the terms and conditions of the Merger Agreement, the Company agreed to amend and restate its Amended and Restated Certificate of Incorporation after the Effective Time to provide for (1) an increased number of the authorized shares of Common Stock and Preferred Stock of the Company; (2) a change of the Company’s corporate name to “UniTek Global Services, Inc.”; and (3) the creation of the Special Committee (as defined below).  Stockholders holding a majority of the voting capital stock of the Company following the Effective Time entered into a voting agreement, pursuant to which they agreed to approve the Charter Amendment (among other things), which was approved and recommended unanimously by the Board immediately after the Effective Time.  The Majority Stockholders then approved the Charter Amendment by written consent.

ADDITIONAL INFORMATION REGARDING THE MERGER

Background on the Merger – Past Contacts and Negotiations

In the period prior to the Merger, the Board periodically reviewed the Company’s results of operations and our competitive position in the industry in which it operated, and from time to time considered the Company’s strategic alternatives.  In connection with these reviews, the Board from time to time evaluated potential transactions that might further our strategic objectives.  In addition, the Company was often in touch with other companies in its industry to discuss areas of possible collaboration, including commercial arrangements, partnering and joint venture opportunities and strategic transactions.

The Merger is the culmination of a process that started in early 2009.  In March 2009, a professional experienced in our industry and acquainted with both the Company and Unitek suggested that members of the two companies’ management teams meet to consider potential arrangements and relationships that could further the interests of both companies.  Following this suggestions, members of the Company’s management team met with members of Unitek management and had initial discussions regarding potential transactions between the parties, including commercial arrangements and partnering and joint venture opportunities.  As part of these discussions, management of the two companies also discussed the apparent synergies and complementary dynamics between the Company and Unitek.  On April 9, 2009, as part of the ongoing discussions, the Company and Unitek entered into a Confidentiality Agreement whereby any information disclosed by either the Company or Unitek during discussions and negotiations would be kept confidential subject to customary exceptions.

Over the several months following these initial meetings, management of both companies began to consider unilaterally, and then to engage in mutual discussions regarding, a potential strategic transaction between the Company and Unitek.  During this time period, management of the Company kept members of the Board apprised on an informal basis of the exploratory discussions and analysis, but no material, affirmative actions in furtherance of a potential combination were taken.

At a meeting of the Unitek Board on June 10, 2009, UniTek management formally raised the potential acquisition of Berliner.  The Unitek Board and management reviewed the market potential, product offerings and expected financial performance of the combined company.

At a meeting of the Board on July 9, 2009, management of the Company formally raised as business of the Board the possibility of a strategic transaction with Unitek.  Following discussion of a potential transaction, the Board appointed an Investment Banker Selection Committee, consisting of Rich Berliner, Mark S. Dailey and Thom Waye, to consider potential financial advisors to be retained by the Company.  Thereafter, the Investment Banker Selection Committee considered approximately 11 advisor candidates, ultimately narrowing their choices to a group of three, including Duff & Phelps Securities, LLC, to be presented to the Board.  In the same timeframe, management of the Company also considered potential legal advisors to be retained by the Company with respect to the potential transaction, ultimately choosing Kirkland & Ellis LLP to undertake this role; a formal engagement letter with Kirkland & Ellis LLP was ultimately executed on July 24, 2009.

On July 16, 2009, the Company and Unitek entered into a letter of intent regarding the acquisition of the Company by Unitek, to be structured in the form of a merger between the companies in which the Company would be the legal acquiror and the surviving corporation.  This letter of intent contained customary provisions related to due diligence procedures, access to information and the confidentiality of such information.  The letter also contained provisions whereby the parties were prohibited from soliciting and hiring one another’s employees and contained an exclusivity provision pursuant to which the Company was prohibited from soliciting and negotiating with other parties regarding an acquisition of the Company for a period of 90 days.  A break-up fee provision was included in the letter to be paid if the exclusivity provision was violated.

On July 24, 2009, the Board held a telephonic meeting and engaged in discussions regarding the status of the potential merger transaction and the Investment Banker Selection Committee’s discussions with financial advisor candidates.  The Board authorized the Investment Bank Selection Committee to choose any one of the three finalists identified by the Investment Bank Selection Committee, and on July 27, 2009, by execution of an engagement letter, the Company formally engaged Duff & Phelps Securities, LLC as its exclusive financial advisor in connection with a potential strategic transaction with Unitek.

On July 31, 2009, the Board held a telephonic meeting in which it discussed the status of the potential merger transaction, and considered along with the Board’s legal and financial advisors the merits of forming a committee of directors to oversee and assist the Company’s management team in considering the potential transaction with Unitek (the “Transaction Committee”). The Board reached a consensus that Rich Berliner, Mark S. Dailey and Thom Waye should serve as members of the Transaction Committee, the responsibilities of which were to facilitate overseeing the process and to assist management and the Board in their review and evaluation of the potential transaction with Unitek.

Over the next several weeks, the Company and Unitek, assisted by their respective advisors, had ongoing discussions regarding the terms and conditions of the proposed merger transaction.  In addition, the Company and Unitek began to engage in extensive due diligence regarding each other, as part of which the companies provided one another, and their advisors, with access to various diligence-related documents and materials.

On August 13, 2009, the Board held an in-person meeting and engaged in discussions regarding the status of the due diligence efforts and the discussions on the potential merger transaction.  Kirkland & Ellis LLP led a discussion of the fiduciary duties of the directors in relation to considering the transaction, and along with Duff & Phelps Securities, LLC, advised the Board with respect to various other aspects of the potential transaction.  On August 17, 2009 the Unitek management team conducted a telephonic meeting with members of the Unitek Board to update the status of the due diligence and key transaction considerations.  Determination of the combined business profile and future business development efforts were discussed.

On September 2, 2009 Unitek Management met with the partners of HM Capital Partners, LLC, who, together with certain affiliates, are the majority stockholders of Unitek, to discuss the Berliner transaction specifically and wireless market conditions generally, and expected trends, potential synergies of the merger and deal structure options.  The Partners agreed to continue due diligence of the merger while continuing to evaluate funding alternatives.

Following several more weeks of discussions on the transaction terms and bilateral due diligence efforts, another telephonic meeting of the Board was held on September 3, 2009 at which Duff & Phelps Securities, LLC provided additional guidance on various matters relating to the potential transaction, including discussions of valuations of the companies and potential synergies and challenges to realized as a result of the transaction.  Then, at a September 10, 2009 telephonic meeting of the Board, Kirkland & Ellis LLP followed up on its discussion of the fiduciary duties of the directors in relation to considering the transaction.  Following this meeting, interaction between the Company and Unitek on transaction structure and other considerations, as well as bilateral due diligence, continued.

On September 24, 2009, the Board held an in-person meeting at which it discussed Unitek’s plans, of which the Company had been informed, to raise capital to fund Unitek’s operations and expansion and other plans.  The Company had been informed by Unitek of its intention to engage in capital raising activities, and its general plans in this regard, as well as the fact that Unitek had engaged William Blair & Company, LLC to assist it with these efforts.

During September and October of 2009, while Unitek engaged in its capital raising efforts, the Company and Unitek continued to engage in due diligence activities, including review of materials exchanged by the parties, as well as in-person management meetings and facility visits.  Also, on October 5, 2009, the Company and Unitek agreed to extend the exclusivity period under the July 17, 2009 letter of intent through November 1, 2009.

On October 28, 2009 Unitek management had a telephonic meeting with select members of the Unitek Board to discuss the capital raising efforts and proposed pricing by various potential investors.  HM Capital Partners, LLC determined that an equity investment in Unitek, in combination with the proposed transaction with the Company, was the preferred deal structure.

On November 3, 2009, the Company received a detailed update from Unitek regarding its efforts to raise capital.  Through William Blair & Company, LLC, Unitek had received several proposals.  Ultimately, rather than engage in any of these proposed transactions, Unitek elected to consummate a transaction pursuant to which its primary investor, HM Capital Partners LLC and its affiliates, contributed approximately $12.5 million to Unitek in return for shares of the Unitek Preferred Stock and other accommodations, such as entering into the Credit Support Agreement (as defined below).

The Board held a number of additional meetings throughout this period.  During early and mid-November, as suggested by the Board, the Company and Unitek engaged in discussions regarding various structural elements of the proposed transaction, including the desire of the Board, in consideration of its fiduciary duties, to have the Company conduct a “market check” prior to entering into a definitive transaction agreement.  On November 16, 2009, as agreed to by the parties, the Board instructed Duff & Phelps Securities, LLC to commence such a market check.

The Company and Duff & Phelps Securities, LLC, created a list of over 70 potential acquirers for Duff & Phelps Securities, LLC to contact as part of this market check.  These companies included strategic and financial buyers, and both domestic and international companies.  During the next month, Duff & Phelps Securities, LLC approached a total of 76 potential acquirers, of which 51 reviewed the preliminary transaction information provided to them.  Of these parties, 11 signed non-disclosure agreements and received a confidential information memorandum regarding the Company.  Two of these 11 parties requested meetings with management of the Company.

One of these two companies, a potential strategic acquirer, contacted the Company on November 25, 2009 and requested a prompt meeting with Company management.  On November 29, 2009, senior members of Company management traveled to the headquarters of the potential strategic acquirer and met with members of its senior management team.  Several days thereafter, the chief executive officer of the potential strategic acquirer gave an oral, non-binding expression of interest in a transaction under which the potential strategic acquirer would acquire the Company for cash consideration of $0.80 per share.  The oral offer was subject to a number of conditions.  On December 9, 2009, senior members of Company management met with the second of the two parties that had requested meetings, a financial sponsor.  This meeting resulted in further due diligence, but ultimately no offer was made by the financial sponsor.

On December 16, 2009, the Board held an in-person meeting and, along with its financial and legal advisors, engaged in discussions regarding the oral acquisition proposal.  Following these discussions and due to strategic concerns coupled with the advanced nature of the discussions and negotiations with Unitek, the Board decided to continue to pursue the potential transaction with Unitek.  The Board instructed Duff & Phelps Securities, LLC to respond to the potential strategic acquirer to tell it that the Board would not further pursue the preliminary oral offer as constituted.

In the same timeframe, the Company and its financial advisor engaged in continued negotiations with Unitek, in which the proposal made by the potential strategic acquirer was discussed.  As part of these negotiations, Unitek agreed to changes to the Merger Agreement, Credit Support Agreement and other transaction documents, including a reduction in the interest rate for the credit support fee, in return for which the Company would no longer engage in discussions with any other potentially interested party.

During the remainder of December 2009, the Company and Unitek, along with their respective legal advisors, began preparing drafts of and negotiating the terms of the definitive agreements to be executed in the proposed merger transaction.  In connection with these discussions, on December 30, 2009, the Company and Unitek agreed to extend the exclusivity period under the July 17, 2009 letter of intent through January 31, 2010.  Over the course of December 2009 and January 2010, the parties negotiated the terms of the Merger Agreement, and other transaction documents, and discussed the various disclosure and filing obligations that would be required at and following the consummation of the Merger.  During these months, the boards of directors of both the Company and Unitek each held meetings in which they continued to discuss with members of their respective management teams and advisors the status of the various documents to be prepared in connection with the Merger, due diligence activities and status, and associated issues.  As part of these discussions, the Company also engaged in focused due diligence on Unitek’s financial results.  In addition, beginning in January 2010, all of the parties also engaged in discussions regarding the structure of executive compensation for members of the post-Merger management of the Company.

On January 26, 2010, the Board held an in-person meeting. At that meeting, members of the Company’s management team reviewed with the Board the terms of the transaction, the draft transaction documents that had been previously provided to the Board, and related matters, and the Board also received advice from of Duff & Phelps Securities, LLC. At that meeting, the Board unanimously approved our execution of the Merger Agreement and other transaction documents.

Also on January 26, 2010, the Unitek Board and stockholders, by unanimous written consent, approved the execution of the Merger Agreement and other transaction documents.

On January 27, 2010, the Company and Unitek executed the Merger Agreement and other transaction documents, and consummated the transaction.  Shortly thereafter, the parties issued a press release announcing the transaction and filed a current report on Form 8-K relating to the execution of the Merger Agreement, among other matters.

Financial Information

Please see (a) the Audited Consolidated Financial Statements of Unitek Holdings, Inc. as of December 31, 2008 and 2009, and for the two-year period ended December 31, 2009; (b) the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unitek Holdings, Inc., and (c) Unaudited Pro-Forma Condensed Combined Balance Sheet as of December 31, 2009 and Unaudited Pro-Forma Condensed Combined Statement of Operations for the year ended December 31, 2009, at the end of this Information Statement.

Reasons for Approving the Merger Agreement

The Board, in reaching its decision to approve the Merger Agreement, consulted with the Company’s management, as well as with its financial, accounting and legal advisors, carefully reviewed a significant amount of information over a seven-month period and considered a variety of factors weighing positively towards the Merger, including, without limitation, the following:

•
the combination of the Company and Unitek will enhance the capabilities and competitiveness of the Company and its subsidiaries following the completion of the Merger (referred to in this section as the “Post-Closing Company”) in the following ways:

o	the Post-Closing Company will service the satellite, cable, wired and wireless telecommunications industries, significantly diversifying the Company’s existing service offerings and customer base;

o	the complementary operations and capabilities of the Company and Unitek are expected to allow the Post-Closing Company to benefit from economies of scale and significant operating efficiencies;

o
the greater scale, scope and reach of the Post-Closing Company, with a work force of over 5,000 and 111 offices across the U.S. and in Canada, is expected to make the Post-Closing Company a more attractive partner for potential customers with national business models or nationwide network build-outs;

o
the Merger will result in a company that, because of increased size, economies of scale and diversified customer base, is expected to have greater capital flexibility, a greater ability to respond to competitive pressures, greater diversification opportunities and an enhanced ability to compete profitably in the long term;

o
the combination of the Company’s and Unitek’s businesses through the Merger will result in a variety of service offerings and improved market penetration, thus the Post-Closing Company is expected to be able to better serve customers and leverage technical expertise in overlapping segments;

o
the combination will allow the Company to take advantage of Unitek’s proprietary real-time operating system. This system is a sophisticated data collection and reporting tool that allows for real-time management, visibility and accountability within the organization, and we expect it to reduce costs and enhance operational efficiencies at the Company; and

o
the Post-Closing Company will have an expanded management team and board of directors, with representatives from both the Company and Unitek bringing additional customer relationships, industry expertise, knowledge and resources;

•
the Board’s analysis of the business, operations, financial condition, earnings and prospects of both the Company and Unitek, including the results of the Company’s business, accounting and legal due diligence review of Unitek and its businesses;

•	the alternatives reasonably available to the Company, including:

o	remaining a stand-alone entity and pursuing acquisitions of strategic assets;

o	the sale of the Company to a third party; and

o	the possibility of pursuing an alternative strategic business combination with another third party;

•
the opportunity for the Company’s stockholders to participate in a company with a larger and potentially more liquid market for its stock and, as stockholders in the combined company, to participate in any increase in the value of the Company’s business following the Merger;

•	the strategic nature of the Merger and the significant opportunity for growth and synergies as compared to a stand-alone Company;

•	new satellite and cable business units have increased financial stability and visibility as compared to a stand-alone Company wireless business;

•
the Company performed a substantial investigation prior to entering into the Merger Agreement to ascertain the interest of other potential financial and strategic acquirors who might offer better terms than Unitek for a transaction with the Company.  This investigation included a process to evaluate third party interest in acquiring the Company, which resulted in discussions with potential financial and strategic acquirors in addition to Unitek, certain of whom engaged in diligence investigations concerning the Company.  Following such process, in consultation with its advisors and management, the Board considered potential alternatives and believed that no superior offer was available based on market conditions; and

•	the other terms of the Merger Agreement, including:

o	the representations and warranties of Unitek and the Company; and

o
the covenants of Unitek and the Company and their effect on the operations of the Post-Closing Company following the Effective Time, including the rights granted to the Special Committee (as defined below) in respect of the Company’s credit facilities, governing documents and certain affiliated party transactions;

In addition to these factors, the Board also considered the potential adverse impact of other factors weighing negatively against the Merger. These included, without limitation, the following:

•	the challenges of integrating the businesses and workforces of the Company and Unitek;

•	the risk that the cost savings, synergies and other benefits expected to be obtained in the Merger might not be fully realized;

•	the disparities in compensation levels and operating philosophy that may pose cultural and management challenges for the Post-Closing Company;

•	the potential disruption to the Company’s or Unitek’s businesses that could result from the announcement of the Merger, including the potential loss of existing customers and employees;

•	the substantial dilution to the current Company stockholders as a result of the issuance of the Merger Consideration; and

•	the substantial indebtedness of the Post-Closing Company.

In view of the complexity and wide variety of information and factors, both positive and potentially adverse, considered by the Board, the Board did not find it practical to quantify, rank or otherwise assign relative or specific weights to the information and factors considered. In addition, the Board did not reach any specific conclusion with respect to the information and each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the information and factors described above, including, among other things, by engaging in thorough discussions with the Company’s management and outside financial, accounting and legal advisors. In considering the information and factors described above, individual members of the Board may have given different weight to different information or factors.  The Board considered all of the information and these factors as a whole for over seven months and believed the information and factors supported its decision to approve the Merger Agreement and the transactions contemplated thereby (including the Merger). After taking into consideration all of the information and factors described above, the Board unanimously concluded that the Merger was in the best interests of the Company and its stockholders and that the Company should proceed with the Merger.

RISKS RELATED TO THE MERGER

The Information Statement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in our public filings made with the Securities and Exchange Commission (the “SEC”).  Any investment in our securities involves a high degree of risk, and any potential investors should carefully consider the material risks described in our public filings made with the SEC before deciding whether to purchase any of our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks, including those related to the Merger and to our business operations thereafter.  The industry in which Unitek operates is different from the industry that we have historically operated in and, therefore, we are now subject to different risks related to our business than in the past.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.

Although we expect that the acquisition will result in benefits to us, we may not realize those benefits because of integration difficulties and other challenges.

The success of the Merger will be dependent in large part on the success of our management in integrating the operations, technologies and personnel of the two companies. Our failure to meet the challenges involved in successfully completing the integration of the operations of Unitek and the Company or to otherwise realize any of the anticipated benefits of the acquisition, including additional revenue opportunities, could impair our results of operations.

Challenges involved in this integration include, without limitation:

•	integrating successfully each company’s operations, technologies, products and services;
•	reducing the costs associated with operations; and
•	combining the corporate cultures, maintaining employee morale and retaining key employees.

We may not successfully complete the integration of the Unitek operations with those of the Company in a timely manner and we may not realize the anticipated benefits of the Merger to the extent, or in the timeframe, anticipated.  Anticipated benefits assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits may not be achieved.

Through the Merger, HM Capital Partners LLC and its affiliates have become our largest shareholders and have substantial representation on our Board, and the interests of these entities may conflict with the interests of our other shareholders.

As a result of the Merger, HM Capital Partners LLC and its affiliates beneficially own approximately 80% of the shares of our Common Stock. Accordingly, HM Capital Partners LLC and its affiliates may, as a practical matter, be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration also could have the effect of delaying or preventing a change in control of us.

Integrating and maintaining internal controls for the combined business may strain our resources and divert management’s attention. If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to the consummation of the acquisition, Unitek was not subject to the reporting requirements of the Exchange Act of 1934 or the Sarbanes-Oxley Act of 2002.  As a subsidiary of ours, Unitek will be subject to such rules and regulations.  Integrating and maintaining appropriate internal controls and procedures for the combined business will require specific compliance training of certain officers and employees, will entail substantial costs in order to modify existing accounting systems, and will take a significant period of time to complete.  We may not be able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, or that our internal controls are perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price.

RISKS RELATED TO THE COMPANY AND ITS BUSINESS

The Company generates a substantial portion of our revenue from a limited number of customers and, if our relationships with such customers were harmed, the business would suffer.

As of and for the year ended December 31, 2009, Unitek derived 85% of our total revenue from 3 customers and those customers represented 69% of its accounts receivable.

As of and for the six months ended December 31, 2009, Berliner derived 53% of its total revenue from four customers and those customers represented 51% of its accounts receivable. During the six months ended December 31, 2009, Clearwire represented 22%, T-Mobile (and its subsidiaries) and Ericsson, Inc. each represented 13% of the Company’s revenue.

The Company believes that a limited number of clients will continue to be the source of a substantial portion of its revenue for the foreseeable future.  A key factor in maintaining relationships with such customers is performance on individual contracts and the strength of our professional reputation.  To the extent that the Company’s performance does not meet client expectations, or our reputation or relationships with one or more key customers are impaired due to another reason, a significant decrease in our revenue may result. This would negatively impact the Company’s ability to generate income.  In addition, key customers, due to increased difficulty in the credit markets as a result of the recent economic crisis or other reasons, could slow or stop spending on initiatives related to projects the Company is performing for them.  This may materially impair our operating results.

The Company maintains a workforce based upon current and anticipated workloads.  If it does not receive future contract awards or if these awards are delayed, it may incur significant costs in meeting workforce demands.

The Company’s estimates of future performance depend on, among other matters, whether and when it will receive certain new contract awards.  While its estimates are based upon good faith judgment, they can be unreliable and may frequently change based on newly available information.  In the case of larger projects, where timing is often uncertain, it is particularly difficult to project whether and when the Company will receive a contract award.  The uncertainty of contract award timing can present difficulties in matching workforce size with contractual needs.  If an expected contract award is delayed or not received, the Company could incur significant costs resulting from reductions in staff or redundancy of facilities.  This may negatively impact our operating performance and financial results.

The Company recognizes revenue for fixed price construction contracts using the percentage-of-completion method, therefore, variations of actual results from its assumptions may reduce its profitability.

The Company recognizes revenue and profit on our construction contracts as the work progresses using the percentage-of-completion method of accounting.  Under this method of accounting, contracts in progress are valued at cost plus accrued profits less earned revenue and progress payments on uncompleted projects.  This method relies on estimates of total expected contract revenue and costs.

Contract revenue and total cost estimates are reviewed and revised monthly by management as the work progresses, such that adjustments to profit resulting from revisions are made cumulative to the date of revision.  Adjustments are reflected for the fiscal period affected by such revisions.  If estimates of costs to complete long-term projects indicate a loss, we immediately recognize the full amount of the estimated loss.  Such adjustments and accrued losses may negatively impact the Company’s operating results.

The Company may require additional capital to fund its operations and obligations.

As of December 31, 2009, the Company, on a pro forma basis, had cash and cash equivalents of $4.7 million.  The Company may need to raise additional funds to continue to fund its business’ operations and obligations in 2010 and beyond as well as to fund potential acquisitions.  Our capital requirements will depend on several factors, including:

•	expenditures and investments to implement our business strategy;
•	our ability to enter into new agreements with customers or to extend the terms of our existing agreements with customers, and the terms of such agreements;
•	the success rate of our sales efforts;
•	our ability to successfully commercialize our products and services and the demand for such products and services;
•	costs of recruiting and retaining qualified personnel; and
•	the identification and successful completion of acquisitions.

The Company may seek additional funds through public and private securities offerings and/or borrowings under lines of credit or other sources.  Its inability to raise adequate funds to support the growth of its business would materially adversely affect its business.  If the Company cannot raise additional capital, it may have to implement one or more of the following remedies:

•	reduce capital expenditures;
•	reduce our workforce;
•	forgo the pursuit of acquisitions; and/or
•	curtail or cease operations.

We do not know whether additional financing will be available on commercially acceptable terms when needed, if at all.  If adequate funds are not available or are not available on commercially acceptable terms, the Company’s ability to fund our operations or otherwise respond to competitive pressures could be significantly delayed or limited.

If the Company raises additional funds by issuing equity securities, further dilution to our stockholders could result, and new investors could have rights superior to those of its existing shareholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of Common Stock. If the Company raises additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of Common Stock, and the terms of the debt securities issued could impose significant restrictions on our operations.

If the Company experiences material delays and/or defaults in customer payments, it may be unable to cover all expenditures related to such customer’s projects.

Because of the nature of some of our contracts, the Company commits resources to projects prior to receiving payments from its customers in amounts sufficient to cover expenditures as they are incurred.  Delays in customer payments may require it to make a working capital investment or obtain advances from its line of credit, which may be adversely affected by the current turmoil in the credit markets.  If a customer defaults in making its payments on a project or projects to which the Company has devoted significant resources, it could have a material negative effect on its results of operations and negatively impact the financial covenants with its lenders.

The nature of the Company’s construction businesses exposes it to potential liability claims and contract disputes that may negatively affect its results of operations.

The Company engages in construction activities in its BCI Communications and Advanced Communications subsidiaries, including engineering and oversight of engineering firms.  Design, construction or systems failures can result in substantial injury or damage to third parties.  Any liability in excess of insurance limits at locations constructed by us could result in significant liability claims against us, which claims may negatively affect our results of operations.  In addition, if there is a customer dispute regarding performance of project services, the customer may decide to delay or withhold payment to us.  If the Company is ultimately unable to collect on these payments, its results of operations would be negatively impacted.

The Company may experience significant fluctuations in our quarterly results relating to its ability to generate additional revenue, manage expenditures and other factors, some of which are outside of its control.

The Company’s quarterly operating results have varied considerably in the past, and may continue to do so, due to a number of factors.  Many of these factors are outside of its control and include, without limitation, the following:

•	financing requested by and provided to customers and potential customers;
•	the commencement, progress, completion or termination of contracts during any particular quarter; and
•	satellite, cable and telecommunications market conditions and economic conditions generally.

Due to these factors and others, our results for a particular quarter, and therefore, our combined results for the affected year, may not meet the expectations of investors, which could cause the price of Common Stock to decline significantly.

The Company’s backlog is subject to reduction and potential cancellation.

The Company’s backlog consists of uncompleted portions of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term contracts.  Many of our contracts are multi-year agreements, and we include in our backlog the amount of services projected to be performed over the terms of the contracts based on our historical experience with customers and our experience in procurements of this type.  In many instances, our customers are not contractually committed to procure specific volumes of services under a contract.  The Company estimates of a customer’s requirements during a particular future period may not prove to be accurate, particularly in light of the current economic conditions.  If the Company’s estimated backlog is significantly inaccurate, this could adversely affect its financial results and the price of the Common Stock.

If the Company is unable to successfully integrate recent acquisitions, this could result in a reduction of its operating results, cash flows and liquidity.

The Company has made, and in the future may continue to make, strategic acquisitions such as the Merger.  Acquisitions may expose us to operational challenges and risks, including:

•	the ability to profitably manage additional businesses or successfully integrate acquired business operations and financial reporting and accounting control systems into our business;
•	increased indebtedness and contingent purchase price obligations associated with an acquisition;
•	the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties;
•	the availability of funding sufficient to meet increased capital needs; and
•	diversion of management’s attention.

Failure to successfully manage the operational challenges and risks associated with, or resulting from acquisitions could adversely affect the Company’s results of operations, cash flows and liquidity. Borrowings or issuances of convertible securities associated with these acquisitions may also result in higher levels of indebtedness which could impact our ability to service our debt within the scheduled repayment terms.

The Company may incur goodwill and other intangible impairment charges which could reduce its profitability.

In accordance with the Financial Accounting Standards Board Accounting Standards of Codification Topic 350 “Intangibles – Goodwill and Other”, the Company reviews the carrying values of our goodwill and indefinite lived intangible assets at least annually.  The Company determines the fair value of businesses acquired (reporting units) and compare it to the carrying value, including goodwill, of such businesses.  If the carrying value exceeds its fair value, the goodwill of the unit may be impaired.  The amount, if any, of the impairment is then measured, based on the excess, if any, of the reporting unit’s carrying value of goodwill over its implied value.  Accordingly, an impairment charge would be recognized for the period identified which would reduce its profitability.

Historically, the Company did not always achieve positive net income, and may not in the future.

The Company has not achieved positive net income historically, and may not in future periods.  To the extent that revenue declines or does not grow at anticipated rates, or the Company does not operate its business profitably, or other factors discussed elsewhere in these Risk Factors occur, our net income could be negatively impacted.  In addition, we may not be able to take advantage of anticipated synergies associated with the Merger. Further, if increases in operating expenses are not subsequently followed by commensurate increases in revenue or we are unable to adjust operating expense levels accordingly, we may never sustain positive operating cash flow or generate net income.

Legal proceedings and other claims could reduce the Company’s profitability, cash flows and liquidity.

The Company is subject to various claims, lawsuits and proceedings which arise in the ordinary course of business.  These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, wage and hour disputes, breach of contract, property damage, consequential and punitive damages, civil penalties, or injunctive or declaratory relief.  In addition, the Company generally indemnifies its customers for claims related to the services it provides. Claimants may seek large damage awards.  Defending these claims can involve significant legal costs.  When appropriate, the Company establishes reserves against litigation and claims that it believes to be adequate in light of current information, legal advice and professional indemnity insurance coverage, and we adjust such reserves from time to time according to developments.  If reserves are inadequate, insurance coverage proves to be inadequate or unavailable, or there is an increase in liabilities for which the Company self-insure, it could experience a reduction in our profitability and liquidity.  An adverse determination on any such claim or lawsuit could have a material adverse effect on the Company’s business, financial condition and results of operations.  Separately, claims and lawsuits alleging wrongdoing or negligence by the Company may harm its reputation or divert management resources away from operating its business.

The Company is self-insured against many potential liabilities, which exposes it to a substantial portion of the costs of claims and lawsuits.

Although the Company maintains insurance policies with respect to automobile liability, general liability, workers’ compensation and employee group health claims, those policies are subject to high deductibles.  Because most claims against the Company do not exceed the deductibles under its insurance policies, it is effectively self-insured for substantially all claims.  The Company determines any liabilities for unpaid claims and associated expenses, including incurred but not reported losses, and reflects the present value of those liabilities in its balance sheet as other current and non-current liabilities.  The determination of such claims and expenses and the appropriateness of the related liability is reviewed and updated quarterly. However, insurance liabilities are difficult to assess and estimate due to the many relevant factors, including the severity of an injury or legitimacy of a claim and the determination of our liability in proportion to other parties.  If the Company’s insurance claims increase or costs exceed its estimates of insurance liabilities, it may experience a decline in operating results and liquidity.

Increases in the Company’s insurance premiums or collateral requirements could significantly reduce its profitability, liquidity and availability under its credit facility.

Because of factors such as increases in claims, projected significant increases in medical costs and wages, lost compensation and reductions in coverage, insurance carriers may be unwilling to continue to provide the Company with our current levels of coverage without a significant increase in insurance premiums or collateral requirements to cover our deductible obligations. An increase in premiums or collateral requirements could significantly reduce the Company’s profitability and liquidity as well as reduce availability under its revolving credit facility.

The Company’s operating results can be negatively affected by weather conditions.

The Company performs most of its services outdoors.  Adverse weather conditions may affect productivity in performing services or may temporarily prevent the Company from performing services for its customers.  The affect of weather delays on projects that are under fixed price arrangements may be greater if the Company is unable to adjust the project schedule for such delays.  A reduction in productivity in any given period or our inability to meet guaranteed schedules may adversely affect the profitability of our projects.

The Company bears the risk of cost overruns in some of its contracts.

The Company conducts its business under varying contractual arrangements, some of which are long-term, and generate recurring revenue at agreed upon pricing.  Certain of its contracts have prices that are established, in part, on cost and scheduling estimates which are based on a number of assumptions, including, without limitation, assumptions about future economic conditions, prices and availability of labor, prices of equipment and materials, and other variables.  These assumptions are made more difficult to ascertain by the current uncertainty in the capital markets and the wide fluctuation in prices for equipment, fuel and other costs associated with our services.  If cost assumptions prove inaccurate or circumstances change, cost overruns may occur and, as a result, we may experience reduced profits or, in some cases, a loss for those projects affected.

Rising fuel costs could impact the Company’s operating margins.

The Company cannot predict the price of the fuel needed to operate our fleet.  Price fluctuations are common, and are outside of our control.  These fluctuations are based on, among other things, political developments, supply and demand, and actions by oil and gas producers.  Violence and political instability in oil producing countries can also impact prices.  The Company will not be able to adjust our pricing under most of our contracts to account for fuel costs increases.  Therefore, any increase in fuel costs could materially reduce our profitability and liquidity.

The loss of certain key managers could adversely affect our business.

We depend on the services of our executive officers and the senior management of our subsidiaries.  Our management team has many years of experience in our industry; the loss of any of them could negatively affect our ability to execute our business strategy.  Although we have entered into employment agreements with our executive officers and certain other key employees, we cannot guarantee that any key management personnel will remain employed by us. The loss of key management could adversely affect the management of our operations.

PREFERRED STOCK

Certificate of Designation – Series A Preferred

On January 27, 2010, the Company filed with the Secretary of State of the State of Delaware the Series A Certificate of Designation designating 1,317,602 shares of Series A Preferred.  At the Effective Time, each outstanding share of Unitek Common Stock was converted into the right to receive 0.012 shares of Series A Preferred, in addition to 0.4 shares of Common Stock.

With respect to the distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred ranks pari passu with the Common Stock.  The holders of Series A Preferred are entitled to participate in dividends paid to the Common Stock on an as-converted basis.  The holders of Series A Preferred are entitled to vote with the holders of the Common Stock on an as-converted basis.  Each share of Series A Preferred will be automatically converted into 50 shares of Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the filing and effectiveness of the Charter Amendment.  The terms of Series A Preferred do not contain any price-based anti-dilution provisions.  In the event of certain corporate changes, including any consolidation or merger in which the Company is not the surviving entity, sale or transfer of all or substantially all of the Company’s assets, certain share exchanges and certain distributions of property or assets to the holders of Common Stock, the holders of Series A Preferred have the right to receive upon conversion, in lieu of shares of Common Stock otherwise issuable, such securities and/or other property as would have been issued or payable as a result of such corporate change with respect to or in exchange for the Common Stock issuable upon conversion of the Series A Preferred.

The foregoing description of the Series A Preferred is qualified in its entirety by reference to the Series A Certificate of Designation attached as Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

Certificate of Designation – Series B Preferred

On January 27, 2010, the Company filed with the Secretary of State of the State of Delaware the Series B Certificate of Designation designating 682,398 shares of Series B Preferred.  Each share of Series B Preferred has an original issue price of $50.00 per share (the “Series B Original Issue Price”).

With respect to the distribution of assets upon liquidation, dissolution or winding up of the Company, the Series B Preferred ranks (1) senior to all classes of the Company’s Common Stock; (2) senior to all other series of previously authorized Preferred Stock; (3) senior to any class or series of capital stock of the Company created after the designation of the Series B Preferred, which does not, by its terms, rank senior to or pari passu with the Series B Preferred (each a “Junior Security”).  The holders of the Series B Preferred are entitled to participate in dividends paid to the Common Stock on an as-converted basis.  In the event of a liquidation, dissolution or winding up of the Company, before any distribution is made to the holders of any Junior Security, the holders of the Series B Preferred are entitled to be paid out of the assets of the Company an amount equal to the greater of (1) $100.00 per share of Series B Preferred (as adjusted for stock splits, stock dividends, combinations or the like) plus any declared but unpaid dividends on the Series B Preferred, and (2) the amount payable with respect to such shares of Series B Preferred as if they had been converted into Common Stock. The holders of the Series B Preferred are entitled to vote with the holders of the Common Stock on an as-converted basis.

Each share of Series B Preferred is convertible at any time following the effectiveness of the Charter Amendment, at the option of the holder thereof, into shares of Common Stock.  The number of shares of Common Stock into which the Series B Preferred is convertible is equal to the Series B Original Issue Price divided by $1.00 (the “Conversion Price”), such that the actual conversion ratio would be expected to be 50 shares of Common Stock for each share of Series B Preferred, subject to standard structural anti-dilution adjustments for stock splits, dividends and similar events.  The terms of the Series B Preferred do not contain any price-based anti-dilution provisions. The Conversion Price is subject to adjustment for certain events, including the payment of a dividend payable in capital stock of the Company, any stock split, combination, or reclassification and certain issuances of Common Stock or securities convertible into or exercisable for Common Stock at a price per share or conversion price less than the then applicable Conversion Price.  In the event of certain corporate changes, including any consolidation or merger in which the Company is not the surviving entity, sale or transfer of all or substantially all of the Company’s assets, certain share exchanges and certain distributions of property or assets to the holders of Common Stock, the holders of the Series B Preferred have the right to receive upon conversion, in lieu of shares of Common Stock otherwise issuable, such securities and/or other property as would have been issued or payable as a result of such corporate change with respect to or in exchange for the Common Stock issuable upon conversion of the Series B Preferred.

The Company may not, without the prior approval (by vote or written consent) of the holders of a majority of the then outstanding shares of the Series B Preferred, (1) amend or waive any provision of the Company’s Certificate of Incorporation or the bylaws of the Company (the “Bylaws”) in a way that would alter the rights, preferences or privileges of the Series B Preferred; or (2) create any capital stock having rights, preferences or privileges senior to or on parity with the Series B Preferred.  The holders of the Series B Preferred shall be entitled to elect one (1) member of the Board until such time as the Series B Preferred represents less than five percent (5%) of the then outstanding shares of Common Stock (including the Preferred Stock voting on an as-converted basis), after which time the Series B Preferred shall at no time thereafter be entitled to separately elect a member of the Board.

The foregoing description of the Series B Preferred is qualified in its entirety by reference to the Series B Certificate of Designation attached as Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

CHARTER AMENDMENT

The following description of the Charter Amendment is qualified in its entirety by reference to the copy of the Charter Amendment attached hereto as Appendix A, which you should read in its entirety.

Capitalization

The Charter Amendment increases our authorized capital stock to a total of 220,000,000 shares, consisting of 200,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. As of the Record Date, there were 70,898,230 shares of Common Stock issued and outstanding, 1,317,602 shares of Series A Preferred issued and outstanding, and 256,341 shares of Series B Preferred issued and outstanding. As of January 18, 2010, we had outstanding options, warrants and other rights to purchase up to 24,177,228 shares of Common Stock, subject in some instances to the satisfaction of certain conditions. Upon the filing of the Charter Amendment, there will be approximately 136,778,330 shares of Common Stock issued and outstanding and 256,341 shares of Series B Preferred issued and outstanding.  No shares of the Series A Preferred will be outstanding after the filing of the Charter Amendment due to the fact that all shares of Series A Preferred will be converted to Common Stock upon filing of the Charter Amendment.

Name Change

The Charter Amendment will change the name of the Company to “UniTek Global Services, Inc.”

Special Committee

The Charter Amendment establishes a special committee (the “Special Committee”) composed of the two Continuing Directors and one post-Effective Time independent director appointed by the Board (Richard Siber).

The Special Committee will automatically dissolve on January 1, 2013.  Until such date, the Board may not take certain actions without the Special Committee’s consent, including:

•	amending or modifying the Charter Amendment or the Bylaws in a manner that would amend the rights of the Series A Preferred or Series B Preferred;
•
issuing additional shares of Series A Preferred or Series B Preferred to certain affiliated parties, including HM Capital Partners LLC and its affiliates (except pursuant to the Credit Support Agreement (as defined below));

•	make certain changes or determinations with respect to the Company’s BMO Loan (as defined below); or

•
entering into any transactions or amending certain agreements with affiliated parties, including HM Capital Partners LLC and its affiliates (except for employment arrangements and benefit programs approved by the Board or the compensation committee of the Board).

Consent Required

Approval of the Charter Amendment required the consent of the holders of at least a majority of the issued and outstanding shares of our voting capital stock as of the Record Date, or at least 74,797,691 shares of our Common Stock (on an as-converted basis). As of the Record Date, the Majority Stockholders owned an aggregate of 117,504,850 shares of Common Stock (on an as-converted basis), representing approximately 78.5% of our issued and outstanding shares of Common Stock (on an as-converted basis). The Majority Stockholders have given their written consent to the Charter Amendment and accordingly, the requisite stockholder approval of the Charter Amendment was obtained.

Reasons for Increase in our Authorized Shares of Common Stock and Preferred Stock

Prior to the effectiveness of the Charter Amendment, the Company is authorized to issue 100,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Pursuant to the Merger, as of the Effective Time, we have issued and outstanding 70,523,230 shares of Common Stock, 1,567,607 shares of Preferred Stock and, as of January 18, 2010, outstanding options and warrants and other rights to purchase up to 24,177,228 additional shares of Common Stock.  Through the Charter Amendment, the Company will have sufficient shares of authorized Common Stock to allow for the conversion of the Series A Preferred (which conversion will occur immediately upon filing of the Charter Amendment), the Series B Preferred and the exercise of outstanding options and warrants, including the Substitute Options and Substitute Warrants.

Additionally, we anticipate that we will have other needs for additional shares of authorized Common Stock and Preferred Stock in the future. The increase in the number of authorized shares of Common Stock and Preferred Stock would enable us to issue additional shares of Common Stock and Preferred Stock from time to time as may be required for proper business purposes, such as equity incentive awards to officers, directors and employees, equity financings, business and asset acquisitions, stock splits and dividends and other corporate purposes. We believe that now is an appropriate time to increase our authorized shares of Common Stock and Preferred Stock so that we will have the benefit of flexibility and agility in structuring and consummating such future issuances and transactions.

While we believe the increase in our authorized Common Stock and Preferred Stock contemplated by the Charter Amendment is necessary and appropriate, there are possible disadvantages to such increases.  These disadvantages include, but are not limited to:

•
The issuance of authorized but unissued stock, through a stockholder rights plan or otherwise, could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires. This proposal is not being presented with the intent that it be utilized as a takeover protection device. The Company does not presently have a stockholder rights plan and there are no present proposals to adopt one. Additionally, the current concentration of a large percentage of our issued and outstanding common in the hands of the Majority Stockholders and other large stockholders already presents a potential deterrence to take-over attempts.

•
Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock or Preferred Stock that may be issued in the future, and therefore, future issuances may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders. Stockholders would not necessarily have the right to approve any such dilutive issuance.

•
Our Certificate of Incorporation allows the Board to authorize and create series of Preferred Stock without obtaining stockholder approval (except for those voting rights that the Series B Preferred stockholders have going forward, which are set forth in the Series B Certificate of Designation). Accordingly, the increased authorized shares of Common Stock and Preferred Stock could be used to create Preferred Stock that is convertible into Common Stock, which Preferred Stock could have rights that are preferential to the Common Stock.  Such rights could include (a) the payment of dividends in preference and priority to any dividends on Common Stock; (b) preference to any distributions upon any liquidation, dissolution or winding up of the Company; (c) voting rights that may rank equally to, or in priority over, the Common Stock; (d) mandatory redemption by the Company in certain circumstances, for amounts that may exceed the purchase price of the Preferred Stock; (e) pre-emptive or first refusal rights in regards to future issuances of Common Stock or Preferred Stock by the Company; or (f) rights that restrict us from undertaking certain corporate actions without the approval of the holders of the Preferred Stock.

Reasons for the Name Change

The Charter Amendment will change the name of the Company to “UniTek Global Services, Inc.”  The name change is being effected because the Board believes that the new name will unify the Company and its employees after the Merger under a single name, vision, mission, and values; ensure unified communication of the vision, mission, and values Company-wide; and establish a consistent brand message across the Company’s post-Merger expanded service offerings.  Further, the Board believes that the name of “UniTek Global Services, Inc.” capitalizes on Unitek’s established name as a provider of outsourced infrastructure services including engineering, construction management and installation fulfillment services to companies in the satellite television, wireline telecommunications and broadband cable industries.

Reasons for Creating the Special Committee

The Special Committee’s creation is meant to allow such committee to specifically enforce certain terms of the Merger Agreement and certain other transaction documents. Specifically, the Special Committee must consent to certain actions affecting the stockholders of the Company going forward, including:

•	amending or modifying the Charter Amendment or the Bylaws in a manner that would amend the rights of the Series A Preferred or Series B Preferred;
•
issuing additional shares of Series A Preferred or Series B Preferred to certain affiliated parties, including HM Capital Partners LLC and its affiliates (except pursuant to the Credit Support Agreement (as defined below));

•	make certain changes or determinations with respect to the Company’s BMO Loan (as defined below); or
•
entering into any transactions or amending certain agreements with affiliated parties, including HM Capital Partners LLC and its affiliates (except for employment arrangements and benefit programs approved by the Board or the compensation committee of the Board).

INTEREST OF CERTAIN PERSONS IN FAVOR OF THE MATTERS ACTED UPON

Voting Agreement

In connection with the Merger, the Company entered into a voting agreement (the “Voting Agreement”) with certain stockholders, including the Majority Stockholders, who, as stated above, hold the majority of the Company’s voting stock following the Effective Time.  Pursuant to the Voting Agreement, the parties thereto agreed, among other things, to approve the Charter Amendment (which was approved by the Majority Stockholders immediately following the Effective Time), to re-elect Rich Berliner to the Board upon the expiration of his term in 2012 and, if recommended by the Board, to re-elect Mark Dailey to the Board upon the expiration of his term in 2012.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is attached as Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

Registration Rights Agreement

In connection with the Merger, the Company entered into a registration agreement (the “Registration Rights Agreement”) with certain Unitek stockholders, granting such stockholders registration rights with respect to the shares received as consideration in the Merger, including the Common Stock and the shares of Common Stock underlying the Series A Preferred (collectively, the “Registrable Securities”).  Pursuant to the Registration Agreement, the holders of at least a majority of the Registrable Securities will be able to require the Company to (1) register all or part of their Registrable Securities two times on a Form S-1 or by way of a similar long-form registration (provided that the aggregate offering value of the securities to be registered is at least $10 million); and (2) register all or part of their Registrable Securities an unlimited number of times, to the extent available, on a Form S-3 (provided that the aggregate offering value of the securities to be registered is at least $5 million).  The holders of Registrable Securities will be also able to require the Company to include their shares in future registration statements that the Company files, subject to reduction at the option of the underwriters of such offering.

The Company will be obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions.  Additionally, the Company agrees to indemnify holders of Registrable Securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the holders may be required to make because of any such liabilities.  The holders of Registrable Securities will indemnify the Company for losses resulting from any untrue statement or omission of material fact made by any such holders in a registration statement.

The foregoing description of the Registration Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Agreement, which is attached as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

Credit Support Agreement

In connection with the Merger, the Company and Unitek (together, the “Obligors”) entered into a credit support agreement (the “Credit Support Agreement”) with Sector Performance Fund, LP and SPF SBS LP (collectively, the “Credit Support Parties”), who are affiliates of HM Capital Partners LLC, whereby the Obligors will pay the Credit Support Parties a credit support fee (the “Credit Support Fee”) in exchange for the Credit Support Parties’ continued guaranty of Unitek’s performance under its credit facility with BMO Capital Markets Financing, Inc. (the “BMO Loan”).  The Credit Support Parties hold approximately 71.6% of the voting rights of the Company’s capital stock outstanding immediately following the Merger.  The Credit Support Fee is equal to 6% (or the maximum contract rate of interest permitted by law if less than 6%) (the “Stated Rate”) on the aggregate of the outstanding principal amount and interest payable under the BMO Loan.  The Credit Support Fee will be paid quarterly in arrears in cash, or, at the option of the Company (and prior to January 1, 2013, with the consent of the Special Committee), in shares of Series B Preferred.

If either Credit Support Party is required to perform its obligations under the guaranty, the Obligors will enter into a loan facility with the Credit Support Parties on substantially the same terms as the BMO Loan (the “Sector Loan Facility”).  The principal amount of the Sector Loan Facility will equal the amount of the guaranty funded by the Credit Support Parties and the interest rate will be equal to 8% (or the maximum contract rate of interest permitted by law if less than 8%), plus the rate previously applicable to the BMO Loan.  During the nine-month period following the establishment of the Sector Loan Facility, the Obligors must use commercially reasonable efforts to repay the principal amount and interest payable under the Sector Loan Facility.  Any principal or interest payable under the Sector Loan Facility not repaid on or before the end of such nine-month period will automatically convert into shares of Series B Preferred.

Peter Brodsky and Joe Colonnetta are Partners and Daniel Hopkin is a Vice President of HM Capital Partners LLC, which is an affiliate of the Credit Support Parties.  Furthermore, Peter Brodsky and Joe Colonnetta are each executive officers of the ultimate general partner of each of the Credit Support Parties and they each own an interest in such general partner.  Daniel Hopkin is an officer of the ultimate general partner of each of the Credit Support Parties and owns an interest in the general partner of Sector Performance Fund, LP.

The foregoing description of the Credit Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Support Agreement, which is attached as Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

Amended and Restated Monitoring and Oversight Agreement

In connection with the Merger, the Company entered into an Amended and Restated Monitoring and Oversight Agreement (the “M&O Agreement”) with BCI Communications, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Company (“BCI”), Unitek USA, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Unitek (“Unitek USA”), Unitek, Unitek Midco, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Company (“Midco”), and Unitek Acquisition, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Company (“Acquisition,” and together with the Company, BCI, Unitek USA, Unitek, and Midco, the “Clients”) and HM Capital Partners I LP (“HM LP”).  Pursuant to the M&O Agreement, the Clients will pay HM LP an annual fee of $720,000 for calendar year 2010, $730,000 for calendar year 2011 and $754,000 for calendar year 2012 and for each calendar year thereafter, in consideration for HM LP’s provision of financial oversight and monitoring services to the Clients as may be requested from time to time.  Each annual fee mentioned above will be payable in equal quarterly installments on March 31, June 30, September 30 and December 31 of the applicable year; provided, that such payment will not be paid unless the Total Leverage Ratio (as such term is defined in the Unitek First Lien Credit Agreement, which such term is defined in the Merger Agreement) is below 3.50:1.00 at the end of the applicable quarter, and if not paid, each such payment will accrue until the Total Leverage Ratio is below 3.50:1.00 at any subsequent quarter at which time all accrued and unpaid payments will become due and payable.  Further, to the extent any amounts payable under the M&O Agreement are not permitted to be paid under the Unitek First Lien Credit Agreement, such amounts will continue to accrue until the earlier of the time at which such amounts are permitted to be paid under the Unitek First Lien Credit Agreement or the termination of the Unitek First Lien Credit Agreement in accordance with its terms, at which such time such amounts will become due and payable.

Each of the Clients have also agreed to indemnify HM LP, its affiliates, and their respective directors, partners, officers, controlling persons, agents and employees (collectively referred to as the “Indemnified Persons”) from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and reasonable fees and disbursements of the Indemnified Person’s counsel) related to or arising out of (i) actions taken or omitted to be taken by any of the Clients, (ii) actions taken or omitted to be taken by an Indemnified Person with any Client’s consent or in conformity with any Client’s instructions or any Client’s actions or omissions or (iii) HM LP’s engagement that do not result primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Persons.

The M&O Agreement expires upon the earlier of September 27, 2017 or a buyout of the M&O Agreement.  The Company is obligated to buy out the M&O Agreement upon the first to occur of (1) any sale or distribution by the Company or its subsidiaries to the public of its capital stock and, in connection therewith, the capital stock of the Company or its subsidiaries becoming listed on an established stock exchange or a national market system; (2) any consolidation or merger of the Company with or into another entity or other business combination or transfer of securities of the Company by any of its stockholders or a series of transactions in which the stockholders of the Company immediately prior to such transaction own less than 50% of the equity of the Company or HM Capital Partners LLC or any fund or management company affiliated therewith owns less than 25% of the equity of the Company; (3) any sale, license, transfer or disposition of all or substantially all of the assets of the Company; or (4) the Special Committee’s approval of the Company buying out the M&O Agreement.

Peter Brodsky and Joe Colonnetta are Partners and Daniel Hopkin is a Vice President of HM Capital Partners LLC, which is an affiliate of HM LP.

The foregoing description of the M&O Agreement does not purport to be complete and is qualified in its entirety by reference to the M&O Agreement, which is attached as Exhibit 10.17 to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

Officers

At the Effective Time, Rich Berliner resigned his position as Chief Executive Officer of the Company but will continue to serve as Chief Marketing Officer of the Company and as Chief Executive Officer of BCI.  Michael S. Guerriero resigned his position as Chief Operating Officer of the Company but will continue to serve as Chief Operating Officer of BCI.  Raymond A. Cardonne, Jr. resigned his position as Chief Financial Officer and Treasurer of the Company but will continue to serve as Chief Financial Officer and Treasurer of BCI.  Robert Bradley resigned his position as Vice President of the Company but will continue to serve as Vice President of BCI.

Also at the Effective Time, Peter Giacalone became Chairman and President of the Company, C. Scott Hisey became Chief Executive Officer of the Company, and Ronald Lejman became Chief Financial Officer and Treasurer of the Company.

Employment Agreements with Officers

The following summarizes the material terms of the Company’s employment agreements with Peter Giacalone, C. Scott Hisey and Ronald Lejman.  These employment agreements were entered into by Unitek or one of its subsidiaries prior to the Merger and were not amended in connection with the Merger.

Peter Giacalone

On July 5, 2009, Unitek USA entered into an employment agreement with Mr. Giacalone, now the Company’s Chairman and President.  The employment agreement was effective as of July 5, 2009 and has a three-year term expiring July 5, 2012. Mr. Giacalone receives an annual base salary of $325,000. Mr. Giacalone is entitled to participate in all of the Company’s compensation and employee benefit plans.  Mr. Giacalone is eligible to earn a cash bonus at the end of each fiscal year based on operational and financial criteria set by the Compensation Committee of the board of directors of Unitek USA (the “Unitek USA Board”).  For the fiscal year ending December 31, 2010, Mr. Giacalone’s target bonus is $225,000.

Mr. Giacalone may be entitled to receive certain payments upon termination of his employment.  If Mr. Giacalone’s employment is terminated without Cause (as defined in his employment agreement), if he resigns for Good Reason (as defined in his employment agreement) or upon Mr. Giacalone’s Death or Disability (as defined in his employment agreement), he will be entitled to receive from Unitek USA, in addition to his annual base salary, benefits and other compensation earned through the date of termination (the “Accrued Obligations”), (1) (A) upon Death or Disability, his annual base salary for twelve (12) months following the date of termination or (B) upon termination without Cause or with Good Reason, his annual base salary for twenty four (24) months following the date of termination, (2) the pro-rata portion of his annual incentive bonus for the calendar year in which the termination occurred and (3) payment of certain medical benefits expenses sufficient to maintain Mr. Giacalone’s benefits at the level as of the date of termination for twelve (12) months following the date of termination.  If Mr. Giacalone’s employment is terminated with Cause, he is entitled to receive the Accrued Obligations.  Payments made in connection with termination of employment are subject to Mr. Giacalone’s execution of a general release of claims. Mr. Giacalone’s employment agreement contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Giacalone’s non-competition period is two years following the date of termination.

C. Scott Hisey

On July 5, 2009, Unitek USA entered into an employment agreement with Mr. Hisey, now the Company’s Chief Executive Officer.  The agreement was effective as of July 5, 2009 and has a three-year term expiring July 5, 2012. Mr. Hisey receives an annual base salary of $325,000.  Mr. Hisey is entitled to participate in all of the Company’s compensation and employee benefit plans.  Mr. Hisey is eligible to earn a cash bonus at the end of each fiscal year based on operational and financial criteria set by the Compensation Committee of the Unitek USA Board.  For the fiscal year ending December 31, 2010, Mr. Hisey’s target bonus is $225,000.

Mr. Hisey may be entitled to receive certain payments upon termination of his employment.  If Mr. Hisey’s employment is terminated without Cause (as defined in his employment agreement), if he resigns for Good Reason (as defined in his employment agreement) or upon Mr. Hisey’s Death or Disability (as defined in his employment agreement), he will be entitled to receive from Unitek USA, in addition to his annual base salary and the Accrued Obligations, (1) (A) upon Death or Disability, his annual base salary for twelve (12) months following the date of termination or (B) upon termination without Cause or with Good Reason, his annual base salary for twenty four (24) months following the date of termination, (2) the pro-rata portion of his annual incentive bonus for the calendar year in which the termination occurred and (3) payment of certain medical benefits expenses sufficient to maintain Mr. Hisey’s benefits at the level as of the date of termination for twelve (12) months following the date of termination.  If Mr. Hisey’s employment is terminated with Cause, he is entitled to receive the Accrued Obligations.  Payments made in connection with termination of employment are subject to Mr. Hisey’s execution of a general release of claims.  Mr. Hisey’s employment agreement contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Hisey’s non-competition period is two years following the date of termination.

Ronald Lejman

On July 5, 2009, Unitek USA entered into an employment agreement with Mr. Lejman, now the Company’s Chief Financial Officer.  The agreement was effective as of July 5, 2009 and has a three-year term expiring July 5, 2012. Mr. Lejman receives an annual base salary of $250,000.  Mr. Lejman is entitled to participate in all of the Company’s compensation and employee benefit plans.  Mr. Lejman is eligible to earn a cash bonus at the end of each fiscal year based on operational and financial criteria set by the Compensation Committee of the Unitek USA Board.  For the fiscal year ending December 31, 2010, Mr. Lejman’s target bonus is $200,000.

Mr. Lejman may be entitled to receive certain payments upon termination of his employment.  If Mr. Lejman’s employment is terminated without Cause (as defined in his employment agreement), if he resigns for Good Reason (as defined in his employment agreement) or upon Mr. Lejman’s Death or Disability (as defined in his employment agreement), he will be entitled to receive from Unitek USA, in addition to his annual base salary and the Accrued Obligations, (1) (A) upon Death or Disability, his annual base salary for twelve (12) months following the date of termination or (B) upon termination without Cause or with Good Reason, his annual base salary for twenty four (24) months following the date of termination, (2) the pro-rata portion of his annual incentive bonus for the calendar year in which the termination occurred and (3) payment of certain medical benefits expenses sufficient to maintain Mr. Lejman’s benefits at the level as of the date of termination for twelve (12) months following the date of termination.  If Mr. Lejman’s employment is terminated with Cause, he is entitled to receive the Accrued Obligations.  Payments made in connection with termination of employment are subject to Mr. Lejman’s execution of a general release of claims.  Mr. Lejman’s employment agreement contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Lejman’s non-competition period is two years following the date of termination.

The foregoing is a summary of the employment agreements with Messrs. Giacalone, Hisey and Lejman. Each summary is qualified in its entirety by reference to the individual employment agreements, as attached as Exhibits 10.7, 10.8 and 10.9 to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

The following summarizes the material terms of the amendments to the Company’s employment agreements with Rich Berliner, Nicholas Day, Michael S. Guerriero, Robert Bradley and Raymond A. Cardonne, Jr.  These amendments were entered into by the Company or one of its subsidiaries in connection with the Merger.

Rich Berliner

On January 27, 2010, the Company amended its employment agreement with Mr. Berliner, now the Chief Marketing Officer of the Company and the Chief Executive Officer of BCI.  The amendment provides that the performance targets for Mr. Berliner’s annual stock and option bonuses will be based on the revenue, gross margins and EBITDA of BCI, rather than the Company as a whole.  The amendment revises the terms and procedures relating to payments by the Company to Mr. Berliner following the termination of his employment so that any such payments comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”).  In addition, in order to receive severance payments following termination of his employment, Mr. Berliner must execute a release of claims against the Company.

Nicholas Day

On January 27, 2010, the Company amended its employment agreement with Mr. Day, now the General Counsel and Secretary of the Company.  The amendment provides that the Company and Mr. Day will negotiate in good faith an incentive compensation package (including Company stock options) for Mr. Day designed to be substantially similar to the incentive compensation packages of the Company’s senior management team.  The amendment also revises the terms and procedures relating to payments by the Company to Mr. Day following the termination of his employment so that any such payments comply with the provisions of Section 409A.  In addition, in order to receive severance payments following termination of his employment, Mr. Day must execute a release of claims against the Company.

Michael S. Guerriero

On January 27, 2010, the Company amended its employment agreement with Mr. Guerriero, now the Chief Operating Officer of BCI. The amendment provides that the performance targets for Mr. Guerriero’s annual stock and option bonuses will be based on the revenue, gross margins and EBITDA of BCI, rather than the Company as a whole.  The amendment revises the terms and procedures relating to payments by the Company to Mr. Guerriero following the termination of his employment so that any such payments comply with the provisions of Section 409A.  In addition, in order to receive severance payments following termination of his employment, Mr. Guerriero must execute a release of claims against the Company.

Robert Bradley

On January 27, 2010, the Company amended its employment agreement with Mr. Bradley, now the Vice President, BCI East of BCI.  The amendment provides that the performance targets for Mr. Bradley’s annual stock and option bonuses will be based on the revenue, gross margins and EBITDA of BCI, rather than the Company as a whole.  The amendment revises the terms and procedures relating to payments by the Company to Mr. Bradley following the termination of his employment so that any such payments comply with the provisions of Section 409A.  In addition, in order to receive severance payments following termination of his employment, Mr. Bradley must execute a release of claims against the Company.

Raymond A. Cardonne, Jr.

On January 27, 2010, the Company amended its employment agreement with Mr. Cardonne, now the Chief Financial Officer and Treasurer of BCI.  The amendment provides for Mr. Cardonne to remain employed by the Company through June 30, 2010 (the “Resignation Date”), and he will be eligible to receive certain post-employment payments and benefits. In addition, all unvested Company stock options held by Mr. Cardonne will vest on the Resignation Date and will be exercisable for three months thereafter.  The amendment revises the terms and procedures relating to payments by the Company to Mr. Cardonne following the termination of his employment so that any such payments comply with the provisions of Section 409A.  In addition, in order to receive severance payments following termination of his employment, Mr. Cardonne must execute a release of claims against the Company.

The foregoing is a summary of the amendments to the employment agreements with Messrs. Berliner, Day, Guerriero, Bradley and Cardonne. Each summary is qualified in its entirety by reference to the individual amendments, as attached as Exhibits 10.10, 10.11, 10.12, 10.13 and 10.14 to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

Board of Directors

Pursuant to the Merger Agreement and as a result of Board actions on January 26, 2010, each of the following former members of the Board will continue to serve on the Board (in the now indicated classes of the Board):

•	Rich Berliner, Class I; and
•	Mark S. Dailey, Class I.

Pursuant to the Merger Agreement and as a result of Board actions on January 26, 2010, the following individuals were appointed to the Board (and to the indicated classes of the Board):

•	Peter Giacalone, Class II;
•	Peter Brodsky, Class II;
•	C. Scott Hisey, Class III;
•	Dean MacDonald, Class I;

•	Richard Siber, Class III;
•	Daniel J. Hopkin, Class II; and
•	Joe Colonnetta, Class III.

Mr. Berliner will receive no compensation as a director.  Messrs. Dailey, MacDonald and Siber will receive an annual stipend of $15,000, $2,500 for each Board meeting attended in person and $1,500 for each Board meeting attended by telephone.  If any of Messrs. Dailey, MacDonald and Siber are members of the Audit Committee or the Compensation Committee, they will receive $500.00 for each meeting attended in person or by telephone.  The Chairman of the Audit Committee will receive an additional annual stipend of $7,500.  Messrs. Dailey, MacDonald and Siber will be eligible for additional equity awards at the discretion of the Board, subject to attendance at no less than 75% of all Board and Committee meetings, as applicable, during the fiscal year preceding the award, with the next such award to be considered in January 2011.

Indemnification Agreements

Following the Merger, the Company entered into indemnification agreements (the “D&O Indemnification Agreements”) with certain executive officers and directors, whereby the Company agreed to indemnify them, to the fullest extent permitted under Delaware law, against all expenses, judgments, costs, fines and amounts paid in settlement actually incurred in connection with any civil, criminal, administrative or investigative action brought against the directors or executive officers by reason of their relationship with the Company. The D&O Indemnification Agreements provide for indemnification rights regarding third-party claims and in certain circumstances, proceedings brought by or in the right of the Company.  In addition, the D&O Indemnification Agreements provide for the advancement of expenses incurred in connection with any proceeding covered by the Indemnification Agreement as permitted by Delaware law.

Also, following the Merger, the Company entered into an indemnification priority agreement with HM Capital Partners LLC to clarify the priority of advancement of expenses and indemnification obligations among the Company and any of the Company’s directors appointed by HM Capital Partners LLC and other related matters.

The foregoing is a summary of the D&O Indemnification Agreements and is qualified in its entirety by reference to the form of D&O Indemnification Agreement and the Indemnification Priority Agreement attached as Exhibits 10.10 and 10.11, respectively, to the Current Report on Form 8-K filed with the SEC on January 27, 2010.

DISSENTERS’ RIGHTS

Neither the DGCL nor our Certificate of Incorporation provide our stockholders with any dissenter’s rights relating to Charter Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of March 25, 2010 by (1) each person who is a beneficial owner of more than 5% of the Common Stock, (2) each of the Company’s directors, (3) each of the Company’s named executive officers, and (4) all of the Company’s executive officers and directors as a group.  Unless otherwise indicated, the address of each listed stockholder is in care of the Company at 1777 Sentry Park West, Suite 302, Blue Bell, PA 19422.

Holder	Common Stock	Series A Preferred	Series B Preferred	Total Number of Shares of Common Stock Post Conversion of Preferred Stock and Exercise of Options and Warrants (1)		Percentage Ownership Post Conversion and Exercise
Sector Performance Fund, LP (a)	34,981,936	1,049,459	204,818	97,695,786	(2)	66.62%
HM Unitek Coinvest, LP (a)	5,327,840	159,836	-	13,319,640	(3)	9.76%
SPF SBS LP (a)	2,210,224	66,307	12,941	6,172,624	(4)	4.50%
Peter Brodsky, Director	42,520,000	1,275,602	217,759	117,188,050	(5)	79.56%
Joe Colonnetta, Director	42,520,000	1,275,602	217,759	117,188,050	(6)	79.56%
Daniel Hopkin, Director	-	-	-	-	(7)	N/A
Richard B. Berliner, Director and Chief Marketing Officer	7,524,626	-	-	7,524,626	(8)	5.52%
Old Berliner Liquidating Trust	13,104,644	-	-	13,104,644	(9)	9.61%
Sigma Opportunity Fund, LLC	7,844,789	-	-	8,019,789	(10)	5.87%
C. Scott Hisey, Director and Chief Executive Officer	480,000	14,400	1,000	3,207,150	(11)	2.32%
Peter Giacalone, Executive Chairman	440,000	13,200	2,667	1,833,350	(12)	1.34%
Ronald Lejman, Chief Financial Officer and Treasurer	-	-	-	200,000	(13)	*
Dan Yannantuono, CEO DirectSat	22,500	900	172	76,100	(14)	*
Chris Perkins, CEO FTS USA	-	-	-	118,650	(15)	*
Nicholas Day, General Counsel and Secretary	30,696	-	-	146,946	(16)	*
Dean MacDonald, Director	200,000	6,000	1,146	587,300	(17)	*
Mark S. Dailey, Director	54,166	-	-	104,166	(18)	*
Richard Siber, Director	-	-	-	-		*
Raymond A. Cardonne, Jr, Chief Financial Officer and Treasurer of BCI	-	-	-	50,000	(19)	*
Michael S. Guerriero, Chief Operating Officer of BCI	-	-	-	422,500	(20)	N/A
Peter Mixter, Former Director	25,000	-	-	75,167	(21)	*
Mehran Nazari, Former Director	54,166	-	-	104,166	(18)	*
John Stevens Robling, Jr., Former Director	25,000	-	-	75,167	(21)	*
Thom Waye, Former Director	7,844,789	-	-	8,019,789	(22)	5.87%

Executive Officers and Directors as a Group (nineteen persons)(23)	59,220,943	1,310,102	222,744	139,733,127	(24)	92.29%

(a)	Address is c/o HM Capital, 200 Crescent Ct, Suite 1600, Dallas, Texas 75201

(1)
For purposes of this column, a person is deemed to have beneficial ownership of the number of shares of Common Stock and Preferred Stock that such person has the right to acquire within 60 days of February 11, 2010.  Percentages have been based on 136,403,330 shares of Common Stock outstanding after conversion of all outstanding shares of Series A Preferred Stock (the “Series A Preferred”) into Common Stock.  For purposes of computing the percentage of outstanding shares of Common Stock held by any individual listed in this table, any shares of Common Stock that such person has the right to acquire pursuant to the conversion of the Company’s Series B Preferred Stock (the “Series B Preferred”), along with the exercise of stock options or warrants exercisable within 60 days of March 25, 2010, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Sector Performance Fund, LP (“Sector Performance Fund”) is the direct beneficial owner of 97,695,786 shares of Common Stock, consisting of (i) 34,981,936 shares of Common Stock (including shares of Common Stock held in escrow pursuant to the terms and conditions of the Merger Agreement), (ii) 52,472,950 shares of Common Stock issuable upon the conversion of 1,049,459 shares of Series A Preferred, each share of which is automatically convertible into 50 shares of Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the filing and effectiveness of the Charter Amendment, and (iii) 10,240,900 shares of Common Stock issuable upon the conversion of 204,818 shares of Series B Preferred, each share of which is convertible into 50 shares of Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the option of the holder following the filing and effectiveness of the Charter Amendment.  Sector Performance GP, LP (“Sector Performance GP”) is the general partner of Sector Performance Fund.  As a result, Sector Performance GP may be deemed to share beneficial ownership with respect to these securities.  Sector Performance LLC (“Ultimate GP”) is the general partner of Sector Performance GP and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except to the extent of any pecuniary interests, each of Sector Performance GP and Ultimate GP disclaims the existence of such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP and Sector Performance GP, voting and dispositive powers over the securities held by Sector Performance Fund.

(3)
HM Unitek Coinvest, LP (“Coinvest”) is the direct beneficial owner of 13,319,640 shares of Common Stock, consisting of (i) 5,327,840 shares of Common Stock (including shares of Common Stock held in escrow pursuant to the terms and conditions of the Merger Agreement), and (ii) 7,991,800 shares of Common Stock issuable upon the conversion of 159,836 shares of Series A Preferred.  Ultimate GP is the general partner of Coinvest and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except to the extent of any pecuniary interests, Ultimate GP disclaims such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP, voting and dispositive powers over the securities held by Coinvest.

(4)
SPF SBS LP (“SPF”) is the direct beneficial owner of 6,172,624 shares of Common Stock, consisting of (i) 2,210,224 shares of Common Stock (including shares of Common Stock held in escrow pursuant to the terms and conditions of the Merger Agreement), (ii) 3,315,350 shares of Common Stock issuable upon the conversion of 66,307 shares of Series A Preferred, and (iii) 647,050 shares of Common Stock issuable upon the conversion of 12,941 shares of Series B Preferred.  Ultimate GP is the general partner of SPF and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except for pecuniary interests, Ultimate GP disclaims such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by SPF.

(5)
No securities are directly beneficially owned by Mr. Brodsky.  Mr. Brodsky holds a direct or indirect interest in Sector Performance Fund, Coinvest, and SPF (collectively, the “Investment Funds”), which beneficially own an aggregate of 117,188,050 shares of Common Stock on an as-converted basis as explained in more detail below.  Mr. Brodsky is an executive officer and member of Ultimate GP.  The aggregate 117,188,050 shares of Common Stock are comprised as follows: (i) 42,520,000 shares of Common Stock held by the Investment Funds (including shares of Common Stock held in escrow pursuant to the terms and conditions of the Merger Agreement), (ii) 63,780,100 shares of Common Stock issuable upon the conversion of 1,275,602 shares of the Series A Preferred held by the Investment Funds; and (iii) 10,887,950 shares of Common Stock issuable upon the conversion of 217,759 shares of the Series B Preferred held by the Investment Funds.  Mr. Brodsky is a member of a six-person committee (consisting of Mr. Brodsky, Joe Colonnetta, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds.  No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds.  Mr. Brodsky may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Brodsky disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.

(6)
No securities are directly beneficially owned by Mr. Colonnetta.  Mr. Colonnetta holds a direct or indirect interest in the Investment Funds, which beneficially own an aggregate of 117,188,050 shares of Common Stock on an as-converted basis as explained in more detail below.  Mr. Colonnetta is an executive officer and member of Ultimate GP.  The aggregate 117,188,050 shares of Common Stock are comprised as follows: (i) 42,520,000 shares of Common Stock held by the Investment Funds (including shares of Common Stock held in escrow pursuant to the terms and conditions of the Merger Agreement), (ii) 63,780,100 shares of Common Stock issuable upon the conversion of 1,275,602 shares of the Series A Preferred held by the Investment Funds; and (iii) 10,887,950 shares of Common Stock issuable upon the conversion of 217,759 shares of the Series B Preferred held by the Investment Funds.  Mr. Colonnetta is a member of a six-person committee (consisting of Mr. Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds.  No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds.  Mr. Colonnetta may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Colonnetta disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.

(7)
No securities are directly beneficially owned by Mr. Hopkin.  Mr. Hopkin is an officer of Ultimate GP; however, in that role, Mr. Hopkin has no voting or dispositive power over the securities held by the Investment Funds.

(8)
Represents 7,524,626 shares directly held by the Old Berliner Liquidating Trust (the “Trust”).  The Trust owns 13,104,644 shares of Common Stock and Mr. Berliner beneficially owns 57% of the Trust’s assets as a beneficiary under the Trust.

(9)	The Trust owns 13,104,644 shares of Common Stock. Nicholas Day is sole trustee of the Trust and has sole voting and dispositive power over the securities held by the Trust.

(10)
These shares include (i) 4,489,795 shares of Common Stock held by Sigma Opportunity Fund, LLC (“Sigma”); (ii) 2,170,407 shares of Common Stock held by Sigma Berliner, LLC (“SBLLC”), an affiliate of Sigma; (iii) 1,334,587 shares of Common Stock, which includes 175,000 shares of Common Stock issuable upon the exercise of warrants with an initial exercise price of $0.55 per share, held by Sigma’s affiliate, Sigma Capital Advisors, LLC (“Advisors”) and (iv) 25,000 shares of Common Stock held by Thom Waye.  Advisors, Sigma Capital Partners, LLC (“Partners”) and Thom Waye may be deemed to be indirect 5% owners of the Company by virtue of Advisors being the managing member of Sigma, Partners being the sole member of Advisors and Mr. Waye being the sole member of Partners.  Mr. Waye, Advisors and Partners have disclaimed beneficial ownership of the shares owned by Sigma and SBLLC except to the extent of their pecuniary interest therein.   The address of each of Sigma, SBLLC, Advisors, Partners and Mr. Waye is c/o Sigma Capital Advisors, LLC, 800 Third Avenue, Suite 1701, New York, NY  10022. Information related to Sigma in this footnote is based upon the Schedule 13D filed by Sigma on March 2, 2010.

(11)
Mr. Hisey is the direct beneficial owner of 1,250,000 shares of Common Stock (on an as-converted basis), consisting of (i) 480,000 shares of Common Stock, (ii) 720,000 shares of Common Stock issuable upon the conversion of 14,400 shares of Series A Preferred, and (iii) 50,000 shares of Common Stock issuable upon the conversion of 1,000 shares of Series B Preferred.  Also includes vested options to purchase 1,738,400 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.  Also includes warrants to purchase 218,750 shares of Common Stock.

(12)
Mr. Giacalone is the direct beneficial owner of 1,233,350 shares of Common Stock, consisting of (i) 440,000 shares of Common Stock, (ii) 660,000 shares of Common Stock issuable upon the conversion of 13,200 shares of Series A Preferred, and (iii) 133,350 shares of Common Stock issuable upon the conversion of 2,667 shares of Series B Preferred.  Also includes vested options to purchase 600,000 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(13)
Represents vested options to purchase 200,000 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(14)
Includes (i) 22,500 shares of Common Stock, (ii) 45,000 shares of Common Stock issuable upon the conversion of 900 shares of Series A Preferred, and (iii) 8,600 shares of Common Stock issuable upon the conversion of 172 shares of Series B Preferred.

(15)	Represents options to purchase 118,650 shares of Common Stock.

(16)
Includes vested options to purchase 103,750 shares of Common Stock and options to purchase 12,500 shares of Common Stock which will vest within 60 days of March 25, 2010.  Also includes 30,696 shares of Common Stock held by the Trust for which Mr. Day is the beneficiary. Excludes the remainder of the securities held by the Trust, in which Mr. Day disclaims all beneficial ownership.

(17)
Mr. MacDonald is the direct beneficial owner of 587,300 shares of Common Stock, consisting of (i) 200,000 shares of Common Stock, (ii) 300,000 shares of Common Stock issuable upon the conversion of 6,000 shares of Series A Preferred, and (iii) 57,300 shares of Common Stock issuable upon the conversion of 1,146 shares of Series B Preferred.  Also includes vested options to purchase 30,000 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $3.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are actually traded, as reported on the principal exchange on which the Common Stock is then traded.

(18)	Includes 54,166 shares of Common Stock and vested options to purchase 50,000 shares of Common Stock.

(19)	Represents options to purchase 50,000 shares of Common Stock.

(20)	Represents options to purchase 422,500 shares of Common Stock.

(21)	Includes 25,000 shares of Common Stock and vested options to purchase 50,167 shares of Common Stock.

(22)
Thom Waye may be deemed to be an indirect owner of the shares held by Sigma by virtue of Mr. Waye being the manager of Sigma. Mr. Waye has disclaimed beneficial ownership of the shares owned by Sigma except to the extent of his pecuniary interest therein. Includes 25,000 shares of Common Stock owned directly by Mr. Waye.

(23)
Includes Peter Brodsky, Joe Colonnetta, Daniel Hopkin, Peter Giacalone, C. Scott Hisey, Richard B. Berliner, Mark S. Dailey, Richard Siber, Dean MacDonald, Dan Yannantuono, Chris Perkins, Ronald Lejman,  Raymond A. Cardonne, Jr., Michael S. Guerriero, Peter Mixter, Mehran Nazari, John Stevens Robling, Jr., Thom Waye and Nicholas Day.

(24)
Consists of 59,220,943 shares of Common Stock, (ii) 65,505,100 shares of Common Stock issuable upon the conversion of 1,310,102 shares of Series A Preferred, (iii) 11,137,200 shares of Common Stock issuable upon the conversion of 222,744 shares of Series B Preferred, (iv) warrants to purchase 393,750 shares of Common Stock, and (v) vested options to purchase 3,476,134 shares of Common Stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may obtain such SEC filings from the SEC’s website at www.sec.gov.  You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains and incorporates by reference forward-looking statements regarding the anticipated financial condition, results of operations and business of the Company in the future, including forward-looking statements relating to our expectation that the Company will file and effect the Charter Amendment.  These forward-looking statements generally may, but do not necessarily, include words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue” or similar expressions.  Forward-looking statements are not guarantees.  They involve known and unknown risks, uncertainties and other factors, including that the anticipated filing and effectiveness of the Charter Amendment may not occur.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Information Statement.  The Company does not undertake any obligation (and the Company expressly disclaims any such obligation) to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect the occurrence of any future developments or events.

COMPANY CONTACT INFORMATION

All inquiries regarding the Company and the matters described in this Information Statement should be addressed to our principal executive offices:

BERLINER COMMUNICATIONS, INC.
1777 Sentry Parkway West
Gywnedd Hall, Suite 302
Blue Bell, PA 19422
267.464.1700
Attention: Corporate Secretary

APPENDIX A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BERLINER COMMUNICATIONS, INC.

________________, 2010

Berliner Communications, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

A.           The Corporation’s original Certificate of Incorporation was filed under the name Adina, Inc. with the Secretary of State of the State of Delaware on the 19th day of November, 1987.

B.           This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), which amends and restates the present Amended and Restated Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the DGCL.

C.           This Amended and Restated Certification of Incorporation shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

D.           The text of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as set forth as follows:

ARTICLE I

The name of the Corporation is UniTek Global Services, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, Dover, Kent County, Delaware 19904.  The name of the registered agent in the State of Delaware at such address is United Corporate Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A.           Authorized Capital Stock.

1.           The aggregate number of shares which the Corporation shall have the authority to issue is 220,000,000 shares, consisting of (a) 200,000,000 shares of Common Stock, par value $0.00002 per share (the “Common Stock”), and (b) 20,000,000 shares of preferred stock, par value $0.00002 per share (the “Preferred Stock”).

2.           The Board of Directors of the Corporation (the “Board”) is expressly authorized at any time, and from time to time, subject to the limitations prescribed by the DGCL, to issue shares of Preferred Stock in one or more series, and for such consideration as the board of directors may determine, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance thereof, and as are not stated in this Amended and Restated Certificate of Incorporation or any amendment hereto.  All shares of any one designated series of Preferred Stock shall be of equal rank and identical in all respects.

B.           Common Stock.

1.           Each share of Common Stock shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

2.           Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) when, if and as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally advisable therefor.

C.           Preferred Stock.

1.           The Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

2.           The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)           The designation of the series, which may be by distinguishing number, letter or title;

(b)           The amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(c)           Dates at which dividends, if any, shall be payable;

(d)           The redemption rights and price or prices, if any, for shares of the series;

(e)           The terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(f)           The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g)           Whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(h)           The voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(i)           Any other rights, powers, preferences, privileges, qualifications, limitations or restrictions of such shares, all as the Board of Directors may deem advisable and are permitted by law.

Pursuant to the authority conferred by this Article IV, the following series of Preferred Stock have previously been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

Exhibit A:  Series A Convertible Preferred Stock (the “Series A Preferred Stock”)

Exhibit B:  Series B Convertible Preferred Stock (the “Series B Preferred Stock”)

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

A.           Board of Directors.

1.           Number of Directors.  The authorized number of directors that shall constitute the full Board shall be fixed from time to time by resolution of the Board.

2.           Classified Board.  The Board shall be divided into three classes, as nearly equal in number as the then-authorized number of directors constituting the Board permits, with the term of office of one class expiring each year.  Each director shall serve for a term ending at the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected.  Members of each class shall hold office until their successors are elected and qualified.  At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

3.           Vacancies.  Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified.  If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board shall determine so as to maintain the number of directors in each class as nearly equal as possible; provided, that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

4.           Removal of Directors.  Subject to the terms of any one or more series or classes of Preferred Stock and subject to the terms of this Amended and Restated Certificate of Incorporation, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.  For purposes hereof and Section B.3 of this Article VI below, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

B.           Designation of Special Committee.

1.           Special Committee.  A special committee (the “Special Committee”) of the Board is hereby authorized.  The composition, duties, procedures, and other matters of or relating to the Special Committee shall be as established by this Section B of this Article VI of this Amended and Restated Certificate of Incorporation.  The Special Committee shall automatically dissolve on January 27, 2013.

2.           Number of Members; Initial Appointments; Tenure.  The Special Committee shall consist of three members of the Board.  The initial members of the Special Committee shall be Rich Berliner, Mark Dailey (together, the “Parent Designees”) and Richard Siber (the “Company Designee”).  Each member of the Special Committee shall hold office for at least three years following such member’s designation and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

3.           Vacancies.  In the event that (i) a Parent Designee ceases to serve as a member of the Board or the Special Committee, the resulting vacancy on the Special Committee shall be filled with a member of the Board to be chosen by the other Parent Designee, or in the absence thereof by the Parent Representative (as such term is defined in that certain Agreement and Plan of Merger, dated as of January 27, 2010 (the “Merger Agreement”), by and among the Corporation, BCI East, Inc., a Delaware corporation, Unitek Holdings, Inc., a Delaware corporation, and the other parties signatory thereto), or (ii) the Company Designee ceases to serve as a member of the Board or the Special Committee, the resulting vacancy on the Special Committee shall be filled with an Independent Director (as such term is defined in the Merger Agreement) to be chosen by a majority-in-interest of the Board, and the Corporation will take all such actions as are necessary to cause such replacements to be made in accordance with this Section B.3 of this Article VI.

C.           Resignation and Removal.  Any member of the Special Committee may be removed from the Special Committee at any time with cause upon the affirmative vote of the remaining members of the Special Committee.  Any member of the Special Committee may resign from the Special Committee at any time by giving written notice to the remaining members of the Special Committee.  Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

1.           Powers of the Special Committee.

(a)           For so long as the Special Committee exists, the Board and the Corporation shall not take any of the following actions without the prior approval of a majority of the members of the Special Committee:

(i)           amend or in any way modify this Amended and Restated Certification of Incorporation, any Preferred Stock Designation, the Corporation’s bylaws or any other agreement of the Corporation or any of its subsidiaries, in each case, in a way that would (A) amend or modify the rights, privileges or preferences of the Series A Preferred Stock or the Series B Preferred Stock, or (B) amend or modify the provisions regarding the rights of the Special Committee;

(ii)           issue any additional shares of the Series A Preferred Stock or the Series B Preferred Stock to any Affiliated Party (as such term is defined in the Merger Agreement), other than pursuant to that certain Credit Support Agreement, dated as of January 27, 2010, by and among Unitek Holdings, Inc., Sector Performance Fund, LP and SPF SBS, LP (the “Credit Support Agreement”);

(iii)           amend or in any way modify, or waive any right with respect to, any term or provision of the BMO Loan Documents (as such term is defined in the Merger Agreement), except as set forth in the Credit Support Agreement;

(iv)           refinance or otherwise restructure the BMO Loan (as such term is defined in the Merger Agreement), except as set forth in the Credit Support Agreement;

(v)           for so long as the Controlling Stockholders (as such term is defined in the Merger Agreement) collectively own beneficially or of record or otherwise have the right to vote or consent with respect to at least thirty-five percent (35%) of the total number of the then-outstanding shares of Common Stock (including Preferred Stock calculated on an as-if-converted basis), enter into, amend, modify or supplement, or permit any of the Corporation’s subsidiaries to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any Affiliated Party (including any securities issuance), except for employment arrangements and benefit programs (including equity incentive plans) as approved by the Board or the compensation committee of the Board and except as otherwise expressly contemplated by the Merger Agreement;

(vi)           amend, modify or supplement any provision of, or agree to the buyout of, the HM Monitoring and Oversight Agreement (as such term is defined in the Merger Agreement) other than as permitted therein; or

(vii)           make any determination as to the form of payment of any fees or interest payments owed pursuant to the Credit Support Agreement; provided, that if any of the Unitek Credit Agreements (as such term is defined in the Merger Agreement) do not permit the borrowers thereunder to make dividends to the Obligors (as such term is defined in the Credit Support Agreement) to pay such fees or interest payments in cash, then such fees and interest payments shall be paid in shares of Series B Preferred Stock; provided, further, that if the Special Committee has not made a determination as to such payment before it is due, then such payment shall be paid in shares of Series B Preferred Stock.

(b)           The Special Committee shall have the right at any time to cause the Board to discuss and take such actions as are reasonably necessary to determine if the BMO Loan could be refinanced on terms more favorable to the Corporation and its subsidiaries (or otherwise repaid or eliminated), and in such case the Board shall have the obligation to review with the Corporation’s management and third party advisors any alternative financing options and the Board shall have the obligation to consider in good faith taking such action as is reasonably necessary to refinance the BMO Loan on more favorable terms to the Corporation and its subsidiaries than those in place at such time; provided, however, that such right may only be exercised two times by members of the Special Committee in the aggregate during any twelve-month period.

(c)           The Special Committee shall have the right, power, and authority to specifically enforce the right to approve certain actions requiring the consent of the Special Committee or to specifically enforce the rights of Parent and its Subsidiaries with respect to any covenants, in each case as and only to the extent set forth in the Merger Agreement and in any of the agreements included as exhibits thereto in which the Special Committee is expressly granted third party beneficiary rights.

2.           Professional Advisors.  The Special Committee shall have the authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that it reasonably believes to be necessary or appropriate to carry out its duties.  The Special Committee may also use the services of the Corporation’s regular legal counsel or other advisors to the Corporation.  The Corporation shall provide appropriate funding, as determined by the Special Committee, for the payment to any advisors or legal counsel retained by the Special Committee and for ordinary administrative expenses of the Special Committee that are necessary or appropriate in carrying out its duties.

3.           Meetings and Procedures of the Special Committee.

(a)           Regular Meetings; Special Meetings; Notices.  There will be no regular meetings of the Special Committee.  Special meetings of the Special Committee may be called by any member of the Special Committee upon not less than two days notice stating the place, date, and hour of the meeting, which notice may be written or oral.  Any special meeting of the Special Committee may be held by telephone or video conference call in which each member participating therein can be heard by each other member so participating.  Any member of the Special Committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends such meeting in person.  The notice of a meeting of the Special Committee need not state the business proposed to be transacted at the meeting.

(b)           Quorum.  A majority of the members of the Special Committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the Special Committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

(c)           Action Without a Meeting.  Any action required or permitted to be taken by the Special Committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the Special Committee.

(d)           Procedures.  The Special Committee may fix its own rules of procedure, provided that such rules of procedure are not inconsistent with this Amended and Restated Certificate of Incorporation.  The Special Committee shall keep regular minutes of its proceedings and report the same to the Board for its information at the meeting held next after the proceedings shall have occurred.  The chairman of the Special Committee shall be a Parent Designee.

ARTICLE VII

Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE VIII

The Board may make, alter or repeal the bylaws of the Corporation.

ARTICLE IX

Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, and such special meeting may not be called by any other person or persons.

ARTICLE X

A.           Indemnification of Directors and Officers.

1.           Mandatory Indemnification.  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

2.           Right to Advancement of Expenses.  The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X.

3.           Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), the Corporation’s bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

4.           Insurance.  The Corporation shall have the power to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

5.           Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

6.           Exception to Right of Indemnification.  Notwithstanding any provision in this Article X, the Corporation shall not be obligated by this Article X to make any indemnity in connection with any claim made against a current or former director or officer of the Corporation (an “Indemnitee”):

(a)           for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b)           for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)           in connection with any proceeding (or any part of any proceeding) initiated by such Indemnitee, including any proceeding (or any part of any proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or the Board authorized the proceeding (or any part of any proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the proceeding is one to enforce such Indemnitee’s rights to indemnification or the advancement of expenses.

7.           Nature of Rights and Amendments to Article X.  The rights conferred upon Indemnitees in this Article X shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.  No alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article X, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE XI

To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director or former director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any alteration, amendment, addition to or repeal of this Article XI, or adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XI, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE XII

To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and HM Capital Partners, LLC, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to HM Capital Partners, LLC or any of its managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.  Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.  Neither the alteration, amendment, addition to or repeal of this Article XII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE XIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that neither Section B of Article VI hereof nor this Article XIII shall be amended, altered, changed or repealed (and no other provision herein shall be amended, altered, changed or repealed in a manner inconsistent with the provisions of Section B of Article VI hereof) until such time as the Special Committee ceases to exist in accordance with the terms hereof without the prior unanimous approval of the Special Committee (which approval shall include the approval of at least one Parent Designee).

* * * * *

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation as of the date first written above.

By:	Ronald Lejman
Its:	Chief Financial Officer & Treasurer

Signature Page to
Amended And Restated
Certificate Of Incorporation

EXHIBIT A

Series A Convertible Preferred Stock

[NOT ATTACHED.]

EXHIBIT B

Series B Convertible Preferred Stock

[NOT ATTACHED.]

UniTek Holdings, Inc.

Consolidated Financial Statements

Years Ended December 31, 2009 and 2008

Report of Independent Auditors

Board of Directors
UniTek Holdings, Inc.

We have audited the accompanying consolidated balance sheets of UniTek Holdings, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UniTek Holdings, Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 12, 2010

UniTek Holdings, Inc.

Consolidated Balance Sheets

	December 31
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,263,278	$5,348,133
Restricted cash	132,881	450,000
Accounts receivable and unbilled revenue, net of allowances	24,679,947	26,944,879
Inventories	8,325,721	10,844,229
Prepaid expenses and other current assets	3,803,787	2,437,089
Total current assets	39,205,614	46,024,330

Property and equipment, net	20,665,487	13,597,175
Goodwill	137,827,554	171,703,472
Customer contracts, net	26,563,731	42,823,469
Other intangible assets, net	376,799	686,458
Deferred tax asset, net	109,000	34,000
Other long-term assets	7,092,952	7,145,721
Total assets	$231,841,137	$282,014,625

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$19,301,778	$17,259,046
Accrued expenses	23,329,678	20,136,027
Current income taxes	187,000	314,000
Current portion of long-term debt	33,005,777	152,707,127
Current portion of capital lease obligations and vehicle loans	5,097,245	784,836
Total current liabilities	80,921,478	191,201,036

Long-term debt, net of current portion	127,162,500	–
Capital lease obligations and vehicle loans, net of current portion	4,243,804	1,314,140
Deferred income taxes	–	4,831,457
Other long-term liabilities	–	1,669,076
Total liabilities	212,327,782	199,015,709

Shareholders' equity:
Preferred stock $.01 par value (1,000 shares authorized, no shares issued or outstanding)	-	-
Common stock $0.01 par value (150,000,000 shares, authorized, 109,100,000 and 109,050,000 shares issued and outstanding)	1,091,000	1,090,500
Additional paid-in capital	112,746,597	110,871,208
Accumulated other comprehensive income (loss)	60,642	(183,374)
Accumulated deficit	(94,384,884)	(28,779,418)
Total shareholders' equity	19,513,355	82,998,916
Total liabilities and shareholders' equity	$231,841,137	$282,014,625

See accompanying notes.

UniTek Holdings, Inc.

Consolidated Statements of Operations

	Year Ended December 31
	2009	2008

Revenues	$278,302,317	$215,751,912
Cost of revenues	237,914,039	180,318,723
Gross profit	40,388,278	35,433,189

Selling, general, and administrative expenses	26,859,882	20,863,530
Asset impairment	38,430,952	–
Depreciation and amortization	26,878,027	21,270,188
Operating loss	(51,780,583)	(6,700,529)

Interest income	–	82,271
Interest expense	18,824,916	16,096,036
Other expense, net	284,273	7,480
Loss from continuing operations before income taxes	(70,889,772)	(22,721,774)

Benefit (provision) for income taxes	4,743,254	(4,503,457)
Loss from continuing operations	(66,146,518)	(27,225,231)

Income from discontinued operations (net of tax benefit of $0 and $453,000, respectively)	541,052	4,034,275
Net loss	$(65,605,466)	$(23,190,956)

Net loss per share:
Basic	$(0.60)	$(0.21)
Diluted	$(0.60)	$(0.21)

Weighted average number of shares outstanding:
Basic	109,096,154	108,834,615
Diluted	109,096,154	108,834,615

See accompanying notes.

UniTek Holdings, Inc.

Consolidated Statements of Shareholders' Equity

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total

Balance as of December 31, 2007	108,650,000	$1,086,500	$109,184,648	$–	$(5,588,462)	$104,682,686
Net loss	–	–	–	–	(23,190,956)	(23,190,956)
Currency translation	–	–	–	(183,374)	–	(183,374)
Total comprehensive loss				(183,374)	(23,190,956)	(23,374,330)
Capital contributions	400,000	4,000	396,000	–	–	400,000
Stock compensation expense	–	–	1,290,560	–	–	1,290,560
Balance as of December 31, 2008	109,050,000	1,090,500	110,871,208	(183,374)	(28,779,418)	82,998,916
Net loss	–	–	–		(65,605,466)	(65,605,466)
Currency translation	–	–	–	244,016	–	244,016
Total comprehensive loss				244,016	(65,605,466)	(65,361,450)
Warrants issued in acquisition	–	–	137,500	–	–	137,500
Capital contributions	50,000	500	49,500	–	–	50,000
Stock compensation expense	–	–	1,688,389	–	–	1,688,389
Balance as of December 31, 2009	109,100,000	$1,091,000	$112,746,597	$60,642	$(94,384,884)	$19,513,355

See accompanying notes.

UniTek Holdings, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2009	2008
Cash flows from operating activities
Net loss	$(65,605,466)	$(23,190,956)
Adjustments to reconcile net loss to net cash provided by operating activities from continuing operations:
Loss from discontinued operations	541,052	4,034,275
Provision for doubtful accounts	602,779	2,678,743
Depreciation and amortization	26,878,027	21,270,188
Asset impairment	38,430,952	–
Deferred financing cost amortization	2,196,746	1,698,295
Change in fair value of collar	(121,413)	1,264,143
Stock compensation expense	1,688,389	1,290,560
Deferred income taxes	(4,906,457)	4,222,457
Loss on sale of property and equipment	283,407	7,480
Interest added to debt principal	2,021,150	1,345,938
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	928,217	(13,590,427)
Inventories	2,022,807	(4,640,730)
Prepaid expenses and other assets	(1,253,134)	(924,082)
Accounts payable and accrued expenses	2,525,212	7,729,324
Net cash provided by operating activities – continuing operations	6,232,268	3,195,208
Net cash used in operating activities – discontinued operations	(19,764)	(1,777,409)
Net cash provided by operating activities	6,212,504	1,417,799

Cash flows from investing activities
Acquisition of property and equipment	(4,604,711)	(2,785,901)
Proceeds from sale of property and equipment	461,546	30,634
Cash restricted for acquisition of business	317,119	(450,000)
Cash paid for acquisition of businesses	(6,625,793)	(26,016,445)
Net cash used in investing activities	(10,451,839)	(29,221,712)

Cash flows from financing activities
Capital contribution	$450,000	$400,000
Proceeds from revolving credit facilities, net	7,000,000	12,400,000
Proceeds from issuance of long-term debt	–	19,700,186
Repayment of principal on capital leases	(2,643,916)	(881,365)
Repayment of long-term debt	(1,560,000)	(755,000)
Financing fees	(2,209,919)	(1,310,533)
Net cash provided by financing activities	1,036,165	29,553,288
Effect of exchange rate on cash and cash equivalents	118,315	(57,703)
Net (decrease) increase in cash and cash equivalents	(3,084,855)	1,691,672

Cash and cash equivalents at beginning of year	5,348,133	3,656,461
Cash and cash equivalents at end of year	$2,263,278	$5,348,133

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest paid	$14,437,059	$11,624,744
Taxes paid	$259,689	$12,066

Significant noncash items
Fair value of satellite markets provided	$26,000,000	$24,600,000
Acquisition of property and equipment financed by capital lease obligations	$579,394	$200,186

See accompanying notes.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

1. Background

Headquartered in Blue Bell, Pennsylvania, UniTek USA, LLC (“UniTek”), is a premier provider of high-quality, specialized infrastructure services including engineering, construction management and installation fulfillment services to the telecommunications, network services, broadband cable and satellite industries. UniTek has created a scalable platform through which it can rapidly deploy a highly skilled workforce of over 5,000 throughout 89 field offices across the United States and Canada, delivering a comprehensive end-to-end suite of technical labor services. Operations in Canada contributed $12,405,971 and $6,614,944 in revenue in 2009 and 2008, respectively.

On September 27, 2007, UniTek Acquisition, Inc. (“Acquisition”) purchased 100% of the outstanding membership interests of UniTek USA, LLC. Acquisition is a wholly owned subsidiary of UniTek Midco, Inc. (“Midco”). Midco has no substantive operations, assets or liabilities. Midco is a wholly owned subsidiary of UniTek Holdings, Inc. (“Holdings”).  Holdings is majority owned by an investment fund of HM Capital Partners, L.P. (“HM Capital”). The acquisition was accounted for as a business combination and the assets and liabilities of the acquired operations were stated at fair value as of the acquisition date. The acquisition was treated as a purchase with Acquisition as the accounting acquirer.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Holdings and the accounts of its wholly owned subsidiaries (collectively, the Company). All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, amounts contained in certain of the notes to the consolidated financial statements, and the revenues and expenses reported for the periods covered by the financial statements. Although such assumptions are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results could differ significantly from those estimates and assumptions. The Company’s more significant estimates relate to revenue recognition, allowances for bad debts, and valuation of goodwill and intangible assets.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

In the ordinary course of accounting for items discussed above, the Company makes changes in estimates as appropriate and as the Company becomes aware of circumstances surrounding those estimates. Such changes and refinements in estimates are reflected in reported results of operations in the period in which the changes are made and, if material, their effects are disclosed in the notes to the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. A specific reserve for bad debts is recorded for known or suspected doubtful accounts receivable. For all other accounts, the Company recognizes a general reserve for bad debts based on the length of time receivables are past due and historical write-off experience. Account balances are charged off against the allowance when the Company believes it is probable that the receivable will not be recovered.

Inventories

Inventories consist primarily of materials and supplies purchased from the customer and used for installation fulfillment services. Inventories are stated at the lower of cost or market, as determined by the first-in, first-out or the specific-identification method.

Prepaid Expenses and Other Current Assets

Prepaid and other current assets consist primarily of prepaid insurance, taxes and expenses. These costs are expensed ratably over the related periods of benefit.

Property and Equipment

Property and equipment are stated at cost. Depreciation is generally calculated using the straight-line method over the estimated useful lives of the assets, which principally range from three to seven years for computers, construction equipment, furniture, vehicles, and equipment. The useful life of leasehold improvements is based on the shorter of the term of the lease or five years. Assets under capital leases are amortized over the lesser of the lease term or the asset’s estimated useful life. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed and any resultant gains or losses are recognized.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets

Goodwill is subject to an assessment for impairment using a two-step, fair value-based test with the first step performed at least annually, or more frequently if events or circumstances exist that indicate that goodwill may be impaired. The Company completes an annual analysis of the reporting units at the beginning of the fourth quarter of each fiscal year. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment test is performed to determine the implied value of goodwill for that reporting unit. If the implied value is less than the carrying amount of goodwill for that reporting unit, an impairment loss is recognized for that reporting unit.

The Company amortizes intangible assets, consisting of customer contracts and noncompete agreements from acquired businesses, on a straight-line basis over the 15- to 54-month lives of those agreements (see Note 9).

Other Long-Term Assets

Costs associated with obtaining long-term debt are deferred and amortized to interest expense on a straight-line basis, which approximates the effective interest method, over the term of the related debt (see Note 8). At December 31, 2009 and 2008, $6,579,755 and $6,707,942 (net), respectively, is included in other long-term assets related to deferred financing fees.

The Company reviews impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable based on undiscounted estimated cash flows expected from its use and ultimate disposition. Assets to be disposed of are reclassified to assets held for sale at the lower of their carrying value amount or fair value net of selling costs.

Derivative Financial Instruments

The Company utilizes derivative financial instruments to reduce interest rate risks. The Company does not hold derivative financial instruments for trading purposes. All derivatives are accounted for at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income, based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction.

Revenue Recognition

Revenues from fulfillment services provided to the satellite and cable television markets are recognized as the services are rendered. The Company recognizes revenue from fulfillment services net of the satellite equipment because the Company has determined that it acts as an agent.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

The Company also enters into contracts that require the installation or construction of specified units within an infrastructure system. Under these contracts, revenue is recognized at the contractually agreed price per unit as the units are completed. Unbilled revenues represent amounts earned and recognized in the period for which customer billings are issued in a subsequent period per the contract terms.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities and other current liabilities approximate fair value due to the short-term nature of those instruments. The carrying value of the capital lease obligations approximates fair value because they bear interest at rates currently available to the Company for debt with similar terms and remaining maturities. The fair values of debt and derivative instruments are discussed in Notes 11 and 12, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Income taxes consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is recorded against a deferred tax asset when it is determined to be more-likely-than-not that the asset will not be realized.

The Company provides an intra-period tax allocation of the income tax expense or benefit for the year among continuing operations and discontinued operations.

Leases

The Company leases vehicles for performing fulfillment services in the satellite and cable services divisions. Leases are accounted for either as operating or capital depending on the terms of the lease. Each lease is reviewed as to the terms and a determination is made whether the vehicle is an operating or capital lease. Operating lease payments are expensed as incurred while payments on capital leases are included on the consolidated balance sheet as a liability and as a fixed asset.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company measures and recognizes compensation expense for all share-based awards made to employees and directors including employee stock options based on estimated fair values.

The consolidated financial statements as of and for the year ended December 31, 2009 and 2008 include stock option expense as compensation expense. Pretax stock-based compensation expense recognized for the years ended December 31, 2009 and 2008 was $1,688,389 and $1,290,560, respectively (refer to Note 16 for additional information). For the years ended December 31, 2009 and 2008, all stock-based compensation expense was included in selling, general, and administrative expenses in the consolidated statements of operations.

Stock-based compensation expense recognized for the years ended December 31, 2009 and 2008 is based on the fair value of awards ultimately expected to vest, net of estimated forfeitures. The Company estimates the fair value of stock-based awards on the date of grant using an option-pricing model. The Company values stock-based awards using the Black-Scholes option-pricing model and recognizes compensation expense on a straight-line basis over the requisite service periods. Stock-based compensation expense recognized during the current period is based on the value of the portion of stock-based awards that is ultimately expected to vest. The Company estimates forfeitures at the time of grant in order to estimate the amount of stock-based awards that will ultimately vest. Limited historical forfeiture data is available. As such, management has based the estimated forfeiture rate on expected employee turnover. The Company records the cash flows resulting from the tax deductions in excess of the compensation cost recognized for those options (excess tax benefit) as financing cash flows.

Reclassifications

Certain reclassifications have been made to the prior-year financial statements to conform to the current-year presentation.

Net Loss Attributable to Common Shares

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the periods presented. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the periods plus the dilution that would occur upon the exercise or conversion of any instruments convertible to common stock, such as stock options or warrants.  At December 31, 2009 and 2008, no additional shares were dilutive to the computation because Holdings reported a net loss for each of those years.  Any outstanding stock options, warrants, or other instruments that are convertible to common stock could potentially be dilutive should Holdings report net income in a future period.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued new guidance related to business combinations. This guidance retains the fundamental requirements of existing guidance that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date the acquirer achieves control.

Additionally, it requires contingent purchase price to be measured and recorded at its estimated fair value on the date of acquisition. This guidance was effective for the Company beginning January 1, 2009 and the impact of the adoption of this guidance depends upon the nature and terms of business combinations that the Company consummates on or after January 1, 2009.

On January 1, 2009, the Company adopted new guidance on accounting for uncertainty in income taxes. The new guidance provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. The Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based solely on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood to be sustained upon ultimate settlement. The new guidance also covers the derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. The implementation of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

In January 2009, the FASB issued new guidance on disclosures about derivative instruments and hedging activities. The guidance is effective for fiscal years beginning after November 15, 2008 and expands disclosure requirements about an entity’s derivative instruments and hedging activities. The Company has expanded its disclosures about derivative instruments and hedging activities (see Note 12).

In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009, and the Company adopted this guidance commencing with the December 31, 2009 consolidated financial statements. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations. The Company has evaluated subsequent events through April 12, 2010, the date of issuance of the consolidated financial statements.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

In June 2009, FASB Accounting Standards Codification (Codification) was issued, effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification supersedes literature of the FASB, Emerging Issues Task Force and other sources. The Codification did not change U.S. generally accepted accounting principles. The implementation of this standard did not have a material impact on the Company’s consolidated balance sheet and results of operations.

3. DirecTV Enterprises LLC/180 Connect Transaction

On April 18, 2008, the Company entered into an asset purchase and exchange agreement with DTV HSP Merger Sub, Inc., a wholly owned subsidiary of DirecTV Enterprises, LLC (“DirecTV”), one of the Company’s significant customers. The acquisition closed on July 8, 2008. The results were included in the Company’s consolidated results beginning July 9, 2008. The agreement required the Company to pay cash and transfer three of its satellite television markets to DirecTV in exchange for 10 satellite television markets and a cable television installation business formerly owned by 180 Connect, Inc. The transaction allows the Company to develop additional market share and geographic diversification in the satellite television services. The associated cable business acquired in the transaction expanded the existing footprint in the southwestern U.S. and diversified the scope of work offered. No preexisting relationships were settled as part of this agreement.

Acquisition of Business

The Company has accounted for the asset purchase and exchange as a purchase of a business. The purchase price was calculated as the sum of the cash paid, the fair value of the satellite television markets transferred to DirecTV, certain liabilities assumed in the deal and the related transaction costs. The purchase price was allocated to the assets acquired from DirecTV based on their acquisition date fair values. The excess of the purchase price over the fair value of assets acquired was recorded as goodwill. The allocation of purchase price has been adjusted for the final valuation of fixed assets, the actual liabilities assumed in the transaction and the actual transaction costs.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

3. DirecTV Enterprises LLC/180 Connect Transaction (continued)

The final purchase price was calculated as follows:

Cash paid	$6,868,252
Fair value of satellite markets provided	24,600,000
Transaction costs	1,602,075
Total purchase price	$33,070,327

The final price was allocated to the assets acquired and liabilities assumed as follows:

Property, plant and equipment	$1,774,478
Other assets	143,121
Site closure costs and severance	(2,526,916)
Capital leases and vehicle loans	(154,090)
Contracts	15,000,000
Goodwill	18,833,734
Net assets acquired	$33,070,327

In connection with the acquisition of the cable business from DirecTV, the Company developed a plan to close certain facilities and reduce personnel of the acquired business in areas where the Company was not able to continue a contractual relationship with the customer. In connection with the plan, the Company established reserves in purchase accounting totaling approximately $2.3 million. During 2008, the facilities were abandoned and all positions were eliminated. The balance of the reserve at December 31, 2009 reflects lease obligations associated expenses in the accompanying consolidated balance sheet. A summary of the reserve activity related to the restructuring plan as of and for the year ended December 31, 2009 is as follows:

	Initial Reserves Recorded in Purchase Accounting	2008 Payments	Balance as of December 31, 2008	2009 Payments and Adjustments	Balance as of December 31, 2009

Severance-related costs	$49,000	$49,000	$–	$–	$–
Lease exit costs	2,225,608	772,167	1,453,441	335,387	1,118,054
Total	$2,274,608	$821,167	$1,453,441	$335,387	$1,118,054

Discontinued Operations

The satellite television markets transferred to DirecTV met the definition of a business and was treated as a disposal of a portion of a reporting unit. The carrying value of contract assets and goodwill attributable to these markets was determined by an allocation based on the relative fair values of the satellite television markets being disposed of and retained by the Company. The difference between the fair value and carrying value of the satellite television markets transferred to DirecTV was $(871,417) and was recorded as a loss within discontinued operations on the consolidated statement of operations.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

3. DirecTV Enterprises LLC/180 Connect Transaction (continued)

As a result of the asset purchase and exchange, the operations and cash flows generated from the satellite television markets provided to DirecTV have ceased for the Company. Accordingly, the Company has treated the operations of these markets as discontinued operations on the consolidated statement of operations, and the revenues, costs and expenses directly associated with these markets have been classified as discontinued operations on the consolidated statement of operations.

4. 2009 DirecTV Market Swap

On February 1, 2009, the Company entered into an asset exchange agreement with DirecTV, one of the Company’s significant customers. The exchange of satellite installation sites was completed by April 1. The results of the acquired business were included in the Company’s consolidated results beginning with the timing of the transfer of each site. No cash was transferred as part of the transaction. No preexisting relationships were settled as part of this agreement.

Acquisition of Business

The Company has accounted for the asset exchange as a purchase of a business. The purchase price was calculated as the fair value of the satellite television markets transferred to DirecTV. The purchase price was allocated to the assets acquired from DirecTV based on their acquisition date fair values. The excess of the purchase price over the fair value of assets acquired was recorded as goodwill. The allocation of the purchase price has been performed on a preliminary basis and is subject to adjustment and finalization, which management expects to complete during 2010.

The results of the 2009 DirecTV swap are included in the consolidated results of the Company effective at the date of the swap. During 2009, DirecTV markets received in the swap contributed revenue of $37,171,299 and operating income of $3,589,608 including depreciation and amortization.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

4. 2009 DirecTV Market Swap (continued)

The preliminary purchase price was calculated as follows:

Fair value of satellite markets provided	$26,000,000
Total purchase price	$26,000,000

The purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$192,534
Customer contracts	9,800,000
Goodwill	16,007,466
Net assets acquired	$26,000,000

Discontinued Operations

The satellite television markets transferred to DirecTV met the definition of a business and were treated as a disposal of a portion of a reporting unit. The carrying value of contract assets and goodwill attributable to these markets was determined by an allocation based on the relative fair values of the satellite television markets being disposed of and retained by the Company. The fair value of the satellite television markets transferred to DirecTV exceeded their carrying value by $110,885 and was recorded as a gain within discontinued operations on the consolidated statement of operations.

As a result of the asset purchase and exchange, the operations and cash flows generated from the satellite television markets provided to DirecTV have ceased for the Company. Accordingly, the Company has treated the operations of these markets as discontinued operations on the 2009 consolidated statement of operations, and the revenues, costs and expenses directly associated with these markets have been classified as loss from discontinued operations on the consolidated statement of operations.

5. Other Acquisitions

Acquisition of Metro Cable Services, Inc.

On September 30, 2009, the Company acquired substantially all of assets and assumed certain liabilities of Metro Cable Services, Inc. (“Metro”), a company that provides cable television installation services in the greater Dallas, TX area, for a total purchase price of $2,767,917. The combination of the acquisition and the Company’s existing business substantially expands the Company’s presence in the greater Dallas and Ft. Worth, TX area. The purchase agreement provides that the sellers will be paid either 375,000 shares or $255,417, depending upon certain conditions. The purchase agreement also contains provisions allowing the sellers to realize contingent purchase price consideration of up to $250,000 in cash and 375,000 shares of common stock of Holdings, contingent upon achieving certain sales levels. The fair value of the contingent consideration of $512,500 has been included in the preliminary purchase price. The intangible asset valued at $100,000 relates to a noncompete agreement which is being amortized over 12 months. The amortization of intangible assets and goodwill is deductible for tax purposes. The allocation of purchase price has been performed on a preliminary basis and is subject to adjustment and finalization, which management expects to complete during 2010.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The preliminary purchase price was calculated as follows:

Cash	$2,000,000
Cash or shares	255,417
Contingent purchase price consideration	512,500
Total purchase price	$2,767,917

The preliminary purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$134,492
Goodwill	403,718
Customer contracts	2,200,000
Noncompete agreement	100,000
Capital lease obligations and vehicle loans – current	(32,826)
Capital lease obligations and vehicle loans – long term	(37,467)
Total net assets acquired	$2,767,917

The results of Metro were included in the consolidated results of the Company effective September 30, 2009. During 2009, Metro contributed revenue of $1,196,102 and operating income of $(94,994) including depreciation and amortization.

Acquisition of AMBB LLC

On October 2, 2009, the Company acquired substantially all of assets and assumed certain liabilities of AMBB LLC (“AMBB”), a company that provides cable television installation services in the northeastern United States, for a total purchase price $2,366,413. The acquisition expands the Company’s cable installation operations into new geographical areas of the northeastern U.S. The purchase agreement contains provisions allowing the sellers to realize contingent purchase price consideration consisting of up to 250,000 warrants of Holdings, contingent upon achieving certain sales levels. The acquisition date fair value of the warrants of $137,500 has been included in the preliminary purchase price. The intangible asset valued at $200,000 relates to a noncompete agreement which is being amortized over 12 months. The amortization of intangible assets and goodwill is deductible for tax purposes. The allocation of purchase price has been performed on a preliminary basis and is subject to adjustment and finalization, which management expects to complete during 2010.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The preliminary purchase price was calculated as follows:

Cash	$2,228,913
Contingent purchase price consideration	137,500
Total purchase price	$2,366,413

The preliminary purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$1,109,769
Goodwill	455,352
Customer contracts	1,500,000
Noncompete agreement	200,000
Accrued expenses	(22,464)
Capital lease obligations and vehicle loans – current	(101,007)
Capital lease obligations and vehicle loans – long term	(775,237)
Total net assets acquired	$2,366,413

The results of AMBB were included in the consolidated results of the Company effective October 3, 2009. During 2009, AMBB contributed revenue of $2,410,549 and operating income of $(154,665) including depreciation and amortization.

Acquisition of C&C Communications, Inc.

On November 16, 2009, Wirecomm Systems Inc. (a wholly owned Canadian subsidiary of the Company) acquired substantially all of assets and assumed certain liabilities of C&C Communications, Inc. (“C&C”), a company that provides cable television installation services in the greater Toronto, Ontario area for a total purchase price $1,807,897. The combination of the acquisition and the Company’s existing business substantially expands the Company’s presence in the greater Toronto area. The purchase agreement contains provisions allowing the sellers to realize contingent purchase price consideration of up to $189,888 contingent upon achieving certain sales levels. The acquisition date fair value of the contingent consideration of $186,090 has been included in the preliminary purchase price. The intangible asset valued at $47,575 relates to a noncompete agreement which is being amortized over 12 months. The amortization of intangible assets and goodwill is deductible for tax purposes.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The allocation of purchase price has been performed on a preliminary basis and is subject to adjustment and finalization, which management expects to complete during 2010.

The preliminary purchase price was calculated as follows:

Cash paid to sellers	$1,621,807
Contingent purchase price consideration	186,090
Total purchase price	$1,807,897

The preliminary purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$120,879
Prepaid expenses	47,622
Goodwill	830,621
Customer contracts	761,200
Noncompete agreement	47,575
Total net assets acquired	$1,807,897

The results of C&C were included in the consolidated results of the Company effective November 16, 2009. During 2009, C&C contributed revenue of $631,098 and operating income of $30,752 including depreciation and amortization.

Acquisition of Nexlink Communications

On June 20, 2008, the Company acquired substantially all of assets and assumed certain liabilities of Nexlink Communications (“Nexlink”), a company that provides engineering consulting, and construction management for the telecommunications industry and cable installations, for a total purchase price $6,920,316. This transaction enhanced the capabilities of the network services division by providing complete end-to-end engineering, design and construction services to its customers. The purchase agreement contains a provision allowing the sellers to realize additional purchase price consideration of $750,000 contingent upon achieving certain sales levels. This contingency has been resolved and fully earned as of December 31, 2009. The intangible asset valued at $100,000 relates to a noncompete agreement which is being amortized over 15 months. The amortization of intangible assets and goodwill is deductible for tax purposes. The allocation of purchase price has been adjusted for the final valuation of fixed assets, the actual achievement of purchase price adjustment and the actual transaction costs.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The final purchase price was calculated as follows:

Cash paid to sellers	$6,639,905
Transaction costs	280,411
Total purchase price	$6,920,316

The final purchase price was allocated to the assets acquired and liabilities assumed as follows:

Prepaid expenses	$128,768
Property and equipment	727,826
Goodwill	3,936,997
Customer contracts	2,400,000
Noncompete agreement	100,000
Capital lease obligations and vehicle loans – current	(124,425)
Capital lease obligations and vehicle loans – long term	(248,850)
Total net assets acquired	$6,920,316

Acquisition of Advanced Broadband System Services, Inc.

On December 30, 2008, the Company acquired substantially all of assets and assumed certain liabilities of Advanced Broadband System Services, Inc. (“ABSS”), a company that provides cable television and broadband communications consulting, construction management and cable installation services, for a total purchase price of $4,622,134. The acquisition of ABSS reinforces the Company’s infrastructure services division and allows the Company to become a full-service provider to the telecommunications industry. The purchase agreement contains a provision allowing the sellers to realize additional purchase price consideration of $450,000 contingent upon achieving certain sales levels in fiscal year 2009. The $450,000 amount was placed into escrow and included in restricted cash in the December 31, 2008 consolidated balance sheet. The actual sales level achieved in 2009 resulted in payment of $317,119 from the escrow account. The intangible asset valued at $450,000 relates to noncompete agreements, which are being amortized over 24 months. The amortization of intangible assets and goodwill is deductible for tax purposes. The allocation of purchase price has been adjusted for the final valuation of fixed assets, the actual achievement of purchase price adjustment and the actual transaction costs.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The final purchase price was calculated as follows:

Cash paid to sellers	$4,367,119
Transaction costs	255,015
Total purchase price	$4,622,134

The final purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$976,510
Goodwill	779,761
Customer contracts	2,700,000
Intangibles – noncompete	450,000
Capital lease obligations and vehicle loans – current	(85,122)
Capital lease obligations and vehicle loans – long term	(199,015)
Total net assets acquired	$4,622,134

6. Accounts Receivable and Unbilled Revenue

Accounts receivable consists of the following:

	December 31
	2009	2008

Trade accounts receivable	$19,583,622	$17,832,590
Unbilled revenue	6,425,484	11,224,870
Total	26,009,106	29,057,460
Less allowance	(1,329,159)	(2,112,581)
Accounts receivable, net	$24,679,947	$26,944,879

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

6. Accounts Receivable and Unbilled Revenue (continued)

Activity for the allowance account is as follows:

	Year Ended December 31
	2009	2008

Allowances at beginning of the year	$2,112,581	$1,177,544
Provision	602,779	2,678,743
Amounts charged against allowances	(1,386,201)	(1,743,706)
Allowances at end of the year	$1,329,159	$2,112,581

Amounts charged against the reserve primarily represent the write-off of trade accounts and unbilled revenue which had been fully reserved previously.

7. Property and Equipment

Property and equipment consisted of the following:

	December 31
	2009	2008

Vehicles	$5,424,789	$5,617,300
Computers and equipment	5,723,963	3,201,300
Furniture and fixtures	377,350	334,095
Construction equipment	8,675,948	6,770,567
Leasehold improvements	1,011,731	785,542
Assets under capital leases	10,509,318	1,688,707
	31,723,099	18,397,511
Less accumulated depreciation	(11,057,612)	(4,800,336)
	$20,665,487	$13,597,175

Depreciation expense, including amortization of assets under capital leases, was $6,827,042 and $4,162,361 for the years ended December 31, 2009 and 2008, respectively.

Property and equipment includes gross assets acquired under capital leases of $10,509,318 and $1,688,707 at December 31, 2009 and 2008, respectively. Amortization of assets under capital leases is included in depreciation expense.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

8. Other Long-Term Assets

Other long-term assets, net of accumulated amortization, consisted of the following:

	December 31
	2009	2008

Financing fees, net	$6,579,755	$6,707,942
Refundable deposits and other	513,197	437,779
Total other long-term assets	$7,092,952	$7,145,721

Financing fees represent direct costs associated with the issuance of debt. Such costs are amortized to interest expense over the remaining life of the debt.

9. Goodwill and Intangible Assets

The following table summarizes the changes in the carrying amount of the Company’s goodwill:

	Year Ended December 31
	2009	2008

Beginning balance	$171,703,472	$174,078,695
Goodwill associated with acquisitions	17,697,157	21,722,417
Transfer of satellite markets in DirecTV and 180 Connect transactions	(21,031,502)	(19,799,097)
Impairment of Telecom reporting unit	(32,369,648)	–
Revision of purchase price allocations	1,828,075	(4,298,543)
Ending balance	$137,827,554	$171,703,472

Accumulated impairment at December 31, 2009 and 2008 was $32,369,648 and $0, respectively.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

9. Goodwill and Intangible Assets (continued)

Other intangible assets consisted of the following:

	December 31
	2009	2008
Intangible assets:
Customer contracts	$70,467,827	$66,400,000
Noncompete agreements	1,025,047	949,722
Total intangible assets	71,492,874	67,349,722

Accumulated amortization:
Customer contracts	43,904,096	23,576,531
Noncompete agreements	648,248	263,264
Total accumulated amortization	44,552,344	23,839,795
Intangible assets, net	$26,940,530	$43,509,927

The customer contracts are being amortized on a straight-line basis over the 28- to 60-month lives of those agreements. The noncompete agreements are being amortized on a straight-line basis over 15 to 24 months. The Company recognized amortization expense for intangible assets of $20,712,549 and $19,624,943 for the years ended December 31, 2009 and 2008, respectively.

Estimated aggregate amortization expense of intangible assets for each of the succeeding years is as follows:

Year ending December 31,
2010	$13,221,714
2011	7,367,159
2012	5,739,152
2013	612,505
Total	$26,940,530

The Company performed its required annual goodwill impairment test as of October 3, 2009 and determined that the carrying value of its telecom reporting unit exceeded its fair value and was therefore impaired. The reduction in the fair value of the telecom reporting unit was a result of expected declines in revenue. The Company calculated the implied value of goodwill for that reporting unit by performing a hypothetical purchase price allocation, and determined that an impairment loss of $32,369,648 was required.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

9. Goodwill and Intangible Assets (continued)

The Company determined that the impairment of the Telecom reporting unit represented an indicator of impairment over the other intangible assets and long-lived assets of the reporting unit. Contracts of the Telecom reporting unit that were assigned a value on the date they were acquired by the Company are treated as an asset group for purposes of the long-lived impairment test. As a result, the Company performed the required tests of recoverability for each asset group over their lives and determined that the estimated undiscounted cash flows of its customer contracts and noncompete agreements did not exceed their carrying value. The Company calculated the fair value of these assets and determined that an impairment loss of $6,061,304 was required to state the customer contracts and the noncompete agreements at their fair values.

The methods of determining the fair value of the Telecom reporting unit, the customer contracts, and the noncompete agreements are discussed more fully in Note 21. The impairment losses were recorded as a component of operating loss in the Company’s 2009 consolidated statement of operations. No such impairment losses were recorded during the year ended December 31, 2008.

10. Accrued Expenses

Accrued expenses consisted of the following:

	December 31
	2009	2008

Accrued compensation and benefits	$4,154,829	$5,404,011
Acquisition liabilities	3,099,790	1,453,441
Accrued subcontractor	1,473,844	2,635,051
Retention payables	2,064,414	1,501,885
Accrued insurance reserves	4,514,705	1,312,649
Accrued litigation contingencies	2,130,957	772,914
Interest rate collar	1,547,663	–
Accrued expenses – other	4,343,476	7,056,076
Total accrued expenses	$23,329,678	$20,136,027

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

11. Long-Term Debt

Long-term debt consisted of the following:

	December 31
	2009	2008
First Lien Credit Agreement:
Revolving credit facility	$11,500,000	$4,500,000
Term B credit facility	75,502,500	77,062,500
Term C credit facility	19,500,000	19,500,000
	106,502,500	101,062,500

Second Lien Credit Agreement:
Term facility	25,000,000	25,000,000
Holdings revolving facility	28,665,777	26,644,627
Total debt	160,168,277	152,707,127
Less current portion	33,005,777	152,707,127
Long-term debt, net of current portion	$127,162,500	$–

Maturities of long-term debt are as follows:

Year ending December 31,
2010	$33,005,777
2011	2,340,000
2012	124,822,500
Total	$160,168,277

Term Loan (First Lien)

The First Lien Credit Agreement provides for a First Lien Revolving Credit Facility, a First Lien Term B Credit Facility and a First Lien Term C Credit Facility. The Company entered into two amendments with the First Lien debt holders in 2009. The first amendment in June 2009 modified certain covenants in return for a 1% fee and an increase in the interest rate. The second amendment, in December 2009, provided retroactive covenant relief for certain matters as of December 31, 2008, modified certain financial covenants through September 2012 pending meeting the required terms for closing the amendment and provided forbearance through February 15, 2010 until certain terms were met. These terms were met with an infusion of equity and the closing of an acquisition in January 2010 that are discussed in Note 23.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

11. Long-Term Debt (continued)

The Revolving Credit Facility provides loans in a maximum amount of $20,000,000 and matures on September 27, 2012. In connection with the closing of the amendment in January 2010, the interest rate is, at the Company’s option, either a rate of one-half of 1% per annum above the Federal Funds Rate plus 5.0% for base rate advances or the Eurodollar rate plus 6% provided that the rate will increase 75 basis points if the Company’s Leverage Ratio (as defined in the Credit Facility) exceeds a certain level. Unused borrowings under the Revolving Credit Facility are subject to a 1% commitment fee per annum. As of December 31, 2009, the Company had drawn $11,500,000 on the revolver and $2,975,000 of letters of credit were outstanding as of that date. Borrowings under the Revolving Credit Facility are classified as long-term debt based on the Company’s intent and ability to refinance the borrowing on a long-term basis. Borrowings on the revolver are secured by the assets of the Company.

The First Lien Term B Credit Facility as amended is for $78,000,000. The Company did not make any additions to the Term B credit facility in 2009. As of December 31, 2009, $75,502,500 was outstanding under the First Lien Term B Loan. The term loan provides for interest, depending on the Company’s election, with interest at a rate of one-half of 1% per annum above the Federal Funds Rate plus 5.5% or Eurodollar plus 6.5% at the Company’s option. At December 31, 2009 in connection with the closing of the amendment in January 2010, the interest rate increases by 75 basis points if the Company’s Leverage Ratio (as defined in the Credit Facility) exceeds a certain level. The First Lien Term B loan is to be amortized from December 31, 2007 until maturity. The First Lien Term B Credit Facility is secured by substantially all of the assets of the Company.

Term Loan (First Lien)

The First Lien Term C Credit Facility is for $19,500,000 which is the outstanding balance as of December 31, 2009. There were no additions to the Term C in 2009. The Term C interest rate was amended to 16.25% on $8,000,000 of the Term C Credit Facility for the period from April 1, 2009 to December 31, 2009 in connection with the December 2009 amendment and 13.08% on the remaining $11,500,000. Effective January 1, 2010, the interest rate on the $8,000,000 increased to 16.5%.

The First Lien Credit Agreement as amended includes various financial covenants, the most significant of which requires that the Company maintain certain quarterly financial ratios and limits annual capital expenditures. The required quarterly financial ratios become more restrictive to the Company over time. The Company’s future compliance with quarterly financial ratios is dependent on the Company’s ability to generate profits in excess of required amounts, which is subject to the risks and uncertainties surrounding the Company’s business. With the closing of the December 2009 amendment in January 2010, the Company was in compliance with all covenants at December 31, 2009. The Company was not in compliance with the terms of the First Lien Credit Facility at December 31, 2008 on the date of the original issuance of the financial statements; accordingly, the debt has been reflected as a current liability at December 31, 2008 in the accompanying consolidated balance sheet.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

11. Long-Term Debt (continued)

Term Loan (Second Lien)

The Second Lien Credit provides for a $25,000,000 Term facility that matures on September 27, 2012 and is repayable in full at that date. The Company entered into two amendments with the Second Lien debt holders in 2009. The first in May modified certain covenants in return for a 1% fee and an increase in the interest rate. The second amendment in December modified certain financial covenants through September 2012 pending meeting the required terms for closing the amendment. These terms were met with an infusion of equity and the closing of an acquisition in January 2010 that are discussed in Note 23. The interest rate at December 31, 2009 was the greater of 15.0% per annum and the Eurodollar rate plus 7.25%. The Second Lien amendment included a change in the interest rate to a rate of the greater of 15.75% per annum and the Eurodollar rate plus 7.25%. Interest is due quarterly beginning on December 31, 2007 until maturity.

The agreement includes various covenants, the most significant of which requires the Company to maintain certain quarterly financial ratios and limits capital expenditures. The Second Lien Term Loan Agreement is secured by substantially all of the assets of the Company. With the closing of the December 2009 amendment in January 2010, the Company was in compliance with all covenants at December 31, 2009.

Pursuant to the terms of the Second Lien Credit Facility, the Second Lien Credit Facility has also been reflected as a current liability at December 31, 2008 in the accompanying consolidated balance sheet as a result of the First Lien debt not being in compliance on the date of original issuance.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

11. Long-Term Debt (continued)

Holdings Revolving Facility

Holdings entered into a Loan Authorization Agreement dated as of September 25, 2007 with BMO Capital Markets Financing, Inc. (“BMO”).  The Loan Authorization Agreement established an $18,000,000 revolving credit facility (the “Holdings Revolving Facility”), and amounts borrowed against the facility are evidenced by a promissory note.  Interest is calculated based on the prime commercial rate, as defined in the Loan Authorization Agreement.  The average interest rates during 2009 and 2008 were 7.25% and 5.5%, respectively.  Interest on the borrowings are payable quarterly, at the option of Holdings, in cash or by adding such interest to the unpaid principal balance of the facility.  All interest incurred to date has been added to the principal balance of the facility.  Accrued and unpaid interest was $3,665,777 and $1,644,627 at December 31, 2009 and 2008, respectively.  The Holdings Revolving Facility and any unpaid interest accumulated to date are payable and mature on demand of BMO.  On March 24, 2008 and September 15, 2009, Holdings entered into amendments to the Loan Authorization Agreement that increased the amount of maximum credit under the facility to $28,000,000 and $35,000,000, respectively.  The obligations under the Loan Authorization Agreement are guaranteed by two funds of HM Capital.  There are no financial covenants included in the Holdings Revolving Facility.   The Holdings Revolving Facility is not secured or guaranteed by any assets of Holdings' subsidiaries.

12. Derivative Financial Instruments

The Company manages interest rate exposure by using derivative instruments to reduce the variability of interest payments for variable-rate debt. The Company is also required to maintain interest rate hedge agreements covering a notional amount of not less than 50% of the debt outstanding under the First Lien Credit Agreement.

On November 29, 2007, the Company entered into an interest rate collar agreement with an aggregate notional principal amount of $65,000,000 and a maturity date of November 30, 2010. The collar is used to hedge the required portion of the Company’s First Lien Credit Agreement and consists of a cap and a floor with a strike of 5.50% and 2.98%, respectively. The strike is indexed to three-month LIBOR. The change in the fair value of the derivative is reported as a component of interest expense. The amount of interest expense recorded for the interest rate collar for the years ended December 31, 2009 and 2008 was $1,272,114 and $1,712,168, respectively, which includes changes in the fair value of the collar liability. The fair value of the interest rate collar liability was $1,547,663 and $1,669,076 at December 31, 2009 and 2008, respectively, and is recorded as a component of accrued expenses in the consolidated balance sheet at December 31, 2009 and as other long-term liability in the consolidated balance sheet at December 31, 2008.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

13. Income Taxes

The components of (benefit) provision for income taxes were as follows:

	Year Ended December 31
	2009	2008
Federal:
Current	$–	$–
Deferred	(4,197,254)	3,647,516
Total	$(4,197,254)	$3,647,516

Foreign:
Current	$165,000	$314,000
Deferred	(74,000)	(34,000)
Total	$91,000	$280,000

State:
Current	$22,000	$–
Deferred	(659,000)	575,941
Total	$(637,000)	$575,941

The components of net deferred tax assets and liabilities are as follows:

	Year Ended December 31
	2009	2008
Gross deferred tax assets:
Net operating losses	$11,934,000	$3,866,783
Loss on asset write-down	–	353,000
Depreciation and amortization	12,278,000	7,410,957
Accrued interest expense	1,158,000	823,000
Goodwill	6,324,000	–
Other	1,723,000	1,015,000
Total gross deferred tax assets	33,417,000	13,468,740
Less valuation allowance	(33,308,000)	(13,434,740)
Net deferred tax assets	$109,000	$34,000

Gross deferred tax liabilities:
Goodwill	$–	$4,831,457

Total gross deferred tax liability	$–	$4,831,457
Net deferred tax liability	$–	$4,831,457

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

13. Income Taxes (continued)

At December 31, 2009 and 2008, the Company had gross deferred income tax assets of approximately $33,417,000 and $13,468,739, respectively, and gross deferred income tax liabilities of $0 and $4,831,457, respectively, which result primarily from federal and state net operating loss carry forwards, foreign tax, reserve balances, and depreciation and amortization. Because the Company has not yet achieved profitable operations, management believes the potential tax benefits from the deferred tax assets do not satisfy the realization criteria set forth in FASB ASC 740, and accordingly, has recorded a valuation allowance of the entire gross tax asset.

For tax purposes, goodwill is being amortized. In periods when the cumulative book basis of goodwill exceeds the tax basis of goodwill, as the basis difference will not reverse within the period that the deferred tax assets will reverse, a net tax deferred liability is recorded in the consolidated financial statements.

A reconciliation of U.S. statutory federal income tax rate related to pretax income (loss) from continuing operations to the effective tax rate for the years ended December 31 is as follows:

	2009	2008

U.S. statutory federal rates applied to pretax loss	35.0%	35.0%
Nondeductible expenses	(1.2)	(4.0)
State income taxes net of federal benefit	3.6	5.8
Provision to return adjustment	(1.2)	(1.1)
Other	(1.6)	2.0
Valuation allowance on deferred tax assets	(28.0)	(59.2)
Canada impact	0.2	0.4
Effective income tax rate	6.8%	(21.1)%

The Company’s effective tax rate differed from the federal statutory rate due to deferred state tax assets and liabilities and the Company’s valuation allowance.

At December 31, 2009 and 2008, the Company had federal and state net operating loss carry forwards of approximately $30,857,000 and $9,542,000, respectively, which begin to expire in 2014 and are fully expired in 2029.

The Company did not have unrecognized tax benefits as of December 31, 2009 and does not expect this to change significantly over the next 12 months. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2009, the Company has not accrued interest or penalties related to uncertain tax positions. The Company’s tax returns for the years ended December 31, 2007 through December 31, 2009 are still subject to examination by tax jurisdictions.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

14. Concentration of Credit Risk

Financial instruments that may potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and contract receivables. The Company maintains substantially all of its cash investments with what it believes to be high-credit-quality financial institutions. As a policy, the Company does not collateralize its receivables; however, if collectability becomes questionable, appropriate liens may be filed.

The Company’s three largest customers accounted for approximately 85% and 86% of its consolidated revenues for the years ended December 31, 2009 and 2008, respectively. The Company’s three largest customers accounted for approximately 64%, 13% and 8% of its consolidated revenues, respectively, for the year ended December 31, 2009 compared to 53%, 21% and 12% of its consolidated revenues, respectively, for the year ended December, 31, 2008.

At December 31, 2009, accounts receivable, including unbilled revenue, due from the Company’s four largest customers with respect to outstanding receivables represented 26%, 23%, 17% and 16%, respectively, of the Company’s total accounts receivable balance. No other customer represented 10% or more of accounts receivable as of December 31, 2009. At December 31, 2008, the Company’s two largest customers with respect to outstanding receivables represented 61% and 20%, respectively, of the Company’s total accounts receivable balance. No other customer represented 10% or more of accounts receivable as of December 31, 2008.

15. Shareholder’s Equity

At the Company’s inception, the Board of Directors authorized 150,001,000 shares of capital stock consisting of 1,000 shares of preferred stock, par value $0.01 per share and 150,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2009, the Company had 109,100,000 shares of common stock issued and outstanding.  There were no shares of preferred stock issued or outstanding at December 31, 2009.

16. Stock-Based Compensation

As of December 31, 2009, a total of 17,881,250 shares of Holdings’ common stock had been reserved for issuance under the 2007 Equity Incentive Plan (the “2007 Plan”) including 396,449 shares remaining eligible for the grant of awards under the plan.

Administration of the 2007 Plan. The 2007 Plan is administered by Holdings’ compensation committee of the Board of Directors or by one or more committees of the Board of Directors as designated. The administrator of the 2007 Plan and its authorized delegates have the authority to select the persons to whom awards may be granted and to determine: (i) the number, type and value of awards; (ii) the exercise price of an award and the time when it may be exercised (the plan administrator may not set the exercise price of an award lower than the fair market value of the stock on the date of the grant); (iii) the method of payment of the exercise price; and (iv) the other terms and conditions of awards.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

16. Stock-Based Compensation (continued)

Eligibility. Participation in the 2007 Plan is limited to employees, directors and consultants. The plan administrator, in its sole discretion, will determine which participants are eligible to participate in the 2007 Plan.

Vesting and Performance Objectives. An award under the 2007 Plan will become vested only if the vesting conditions set forth in the award agreement (as determined by the plan administrator) are satisfied. The vesting conditions include performance of services for a specified period. In granting performance-based awards, which are regulated by Section 162(m) of the Internal Revenue Code, the plan administrator is bound to follow the criteria established under the 2007 Plan. Generally, options vest over a five-year period.

Reorganization Event. Upon a change of control as defined under the 2007 Plan, all of the outstanding awards shall immediately vest.

Term of the Plan. Unless earlier terminated by the Board of Directors, the 2007 Plan will terminate on September 25, 2017.

In 2009 and 2008, the Company considered the following methodologies in arriving at its opinion as to the fair value of our common stock:

•	an estimate of the value of the Company based on the values of publicly held companies with similar businesses;

•
an estimate of the value of the Company based on a discounted cash flow analysis, utilizing the present value of anticipated future cash flows, discounted at an appropriate discount rate reflecting the risk inherent in the investment; and

•
allocation of our Company’s equity value, as determined by reference to the above analyses, to our outstanding classes of equity securities based on the relative risks, preferences, and privileges of such securities.

The Company estimated the fair value of its common stock based on the values of other publicly held companies engaged in similar businesses expressed as a multiple of earnings.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

16. Stock-Based Compensation (continued)

For the purpose of calculating the fair value of the Company’s stock options, the Company estimates expected stock-price volatility based on a value calculated using the historical volatility of an appropriate industry sector index. The risk-free interest rate assumption included in the calculation is based upon observed interest rates appropriate for the expected life of the employee stock options. The dividend yield assumption is based on the Company’s intent not to issue a dividend. The expected holding period is based on management’s best estimate of the period over which the options will be held.

Stock-based compensation expense recognized for the year ended December 31, 2009 was based on awards ultimately expected to vest, net of estimated forfeitures. Forfeitures were estimated based on management’s expectations as to the length of time they expect to own the Company.

The weighted-average fair value per share of stock options granted was $0.41 and $0.55 for the years ended December 31, 2009 and 2008, respectively. There were no stock options exercised during the year ended December 31, 2008. The weighted-average, grant-date fair value of options granted was $657,194 and $4,587,288 for the years ended December 31, 2009 and 2008, respectively.

The fair value of each option grant for the year ended December 31, 2009 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended December 31
	2009	2008
Weighted-average assumptions:
Expected volatility	63.03%	58.08%
Dividend yield	0.00%	0.00%
Risk-free interest rate	2.19%	2.98%
Annual forfeiture rate	4.00%	4.00%
Expected holding period (in years)	5	5

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

16. Stock-Based Compensation (continued)

The following tables summarize information for the options outstanding and exercisable for the year ended December 31, 2009:

	Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value

Balance, December 31, 2008	16,559,026	$1.00
Granted	1,610,375	1.00
Forfeited	(684,600)	1.00
Balance, December 31, 2009	17,484,801	$1.00

Options expected to ultimately vest as of December 31, 2009	15,312,362	$1.00	7.7	$–

Options exercisable as of December 31, 2009	4,739,445	$1.00	7.7	$–

As of December 31, 2009, there was $5,488,000 of total unrecognized compensation cost, which includes the impact of expected forfeitures related to unvested stock-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 3.3 years.

17. Warrants

On September 27, 2007, concurrently with the purchase of UniTek USA, LLC, warrants were issued to purchase 5,000,000 shares of Holdings’ common stock with an exercise price of $2.50. The warrants are immediately exercisable and have a contractually agreed-upon 10-year term. The fair value of the warrants is $1,350,000 and was estimated using the Black-Scholes option-pricing model. The warrants were fully exercisable on the date of grant; accordingly, they have been reflected as a cost of the transaction.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

18. Commitments and Contingencies

The Company rents office space and equipment and trucks under noncancelable operating and capital leases, certain of which contain purchase option terms. Operating lease payments are expensed as incurred. During 2009, approximately $8,158,028 of trucks previously treated as operating leases were converted to capital leases by an amendment with the lessor. The future minimum lease commitments for all noncancelable operating and capital leases as of December 31, 2009 are as follows:

	Capital Leases	Operating Leases
Year ending December 31,
2010	$5,189,235	$8,369,933
2011	2,849,952	6,352,202
2012	1,161,372	4,382,416
2013	309,069	3,124,059
2014	–	836,430
Thereafter	–	107,549
Total minimum lease payments	9,509,628	23,172,589
Less: Amounts representing interest	168,579	–
Total capital lease obligation recorded in balance sheet	$9,341,049	$23,172,589

Rent expense was $3,631,271 and $2,532,150 for the years ended December 31, 2009 and 2008, respectively.

19. Related-Party Transactions

The Company maintains certain policies and procedures for the review, approval, and ratification of related-party transactions to ensure that all transactions with selected parties are fair, reasonable and in the Company’s best interest. All significant relationships and transactions are separately identified by management if they meet the definition of a related party or a related-party transaction. Related-party transactions include transactions that occurred during the year, or are currently proposed, in which the Company was or will be a participant and in which any related person had or will have a direct or indirect material interest. All related-party transactions are reviewed, approved and documented by the appropriate level of the Company’s management in accordance with these policies and procedures.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

19. Related-Party Transactions (continued)

In conjunction with the September 27, 2007 transaction, the Company and HM Capital entered into a Financial Advisory Agreement relating to the provision of certain financial and strategic advisory services and consulting services. Beginning on October 1, 2007, the Company entered into a Monitoring and Oversight Agreement with HM Capital that provides for an annual base fee of either $500,000 or an annual monitoring fee of 2.0% of the budgeted consolidated annual EBITDA of UniTek Holdings, Inc. and its subsidiaries, whichever is higher. For the years ended December 31, 2009 and 2008, the Company paid $696,781 and $686,139, respectively, in monitoring and oversight fees including expenses.

Additionally, the Monitoring and Oversight Agreement also provides for a financial advisory fee equal to 1.5% of the purchase price for all subsequent transactions plus reimbursable expenses. For the years ended December 31, 2009 and 2008, the Company paid $104,133 and $266,856, respectively, in such fees.

20. Litigation

From time to time, the Company is a party to various lawsuits, claims, or other legal proceedings and is subject, due to the nature of its business, to governmental agency oversight, audits, investigations and review. Such actions may seek, among other things, compensation for alleged personal injury, breach of contract, property damage, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. Under such governmental audits and investigations, the Company may become subject to fines and penalties or other monetary damages. With respect to such lawsuits, claims, proceedings and governmental investigations and audits, the Company accrues reserves when it is probable a liability has been incurred and the amount of loss can be reasonably estimated. The Company does not believe any of the pending proceedings, individually or in the aggregate, will have a material adverse effect on its consolidated results of operations, cash flows or financial condition.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

21. Fair Value Measurements

As defined by ASC 820, Fair Value Measurements and Disclosures (ASC 820), the fair value of an asset or liability would be based on an “exit price” basis rather than an “entry price” basis. Additionally, the fair value should be market-based and not an entity-based measurement. SFAS No. 157 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 describes three levels of input that may be used to measure fair value.

•
Level 1 – Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date.

•
Level 2 – Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

–	Quoted prices for similar assets or liabilities in active markets;

–	Quoted prices for identical or similar assets or liabilities in non-active markets;

–	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability; and

–	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

•
Level 3 – Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

21. Fair Value Measurements (continued)

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

	Fair Value Measurements at December 31, 2009
	Fair Value at December 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash	$2,263,278	$2,263,278	$–	$–
Total	$2,263,278	$2,263,278	$–	$–

Liabilities
Interest-rate collar	$1,547,663	$–	$1,547,663	$–
Total	$1,547,663	$–	$1,547,663	$–

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

	Fair Value Measurements at December 31, 2008
	Fair Value at December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash	$5,348,133	$5,348,133	$–	$–
Total	$5,348,133	$5,348,133	$–	$–

Liabilities
Interest-rate collar	$1,669,076	$–	$1,669,076	$–
Total	$1,669,076	$–	$1,669,076	$–

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

21. Fair Value Measurements (continued)

The following table summarizes our financial assets and liabilities measured at fair value on a nonrecurring basis as of October 3, 2009, the date on which the Company determined that certain assets of the Telecom reporting unit were impaired:

	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Goodwill – Telecom	$32,670,235	$–	$–	$32,670,235
Customer Contracts – Telecom	480,000	–	–	480,000
Other Intangibles – Telecom	18,672	–	–	18,672
Total	$33,168,907	$–	$–	$33,168,907

Derivatives

On November 29, 2007, the Company entered into an interest-rate collar agreement with an aggregate notional principal amount of $65,000,000. The collar is used to hedge the required portion of the Company’s First Lien Credit Agreement. The fair value of the interest-rate collar liability was $1,547,663 and $1,669,076 at December 31, 2009 and 2008, respectively. The Company utilized a present value technique to fair value each derivative contract. The Company calculated the present value of future expected cash flows using a discount rate commensurate with the underlying risk of the debtor.

Asset Impairment

The Company performed its required annual goodwill impairment test as of October 3, 2009 and determined that the goodwill, customer contracts, and certain other intangibles of its Telecom reporting unit were impaired as of that date. The fair value of the goodwill was implied by calculating the fair value of the Telecom reporting unit and subtracting from that the fair values of the assets attributable to the reporting unit other than goodwill. The fair values of the reporting unit, the customer contracts, and the other intangible assets of Telecom were determined by estimating the future discounted cash flows attributable to each, which was determined using the Company’s internal operating forecasts, weighted-average cost of capital, and certain other assumptions (Level 3 measurements). The fair values of the other assets attributable to the Telecom reporting unit were calculated using observable inputs (Level 1 or 2 measurements) and used only for purposes of calculating the implied value of the Telecom reporting unit goodwill.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

22. Discontinued Operations

Discontinued operations consist of the satellite markets provided to DirecTV as part of the market swaps highlighted in Notes 3 and 4 and certain cable markets that have been exited for various operations reasons. The following table summarizes the results for our discontinued operations for the year ended December 31, 2009 and 2008:

	Year Ended December 31
	2009	2008

Contract revenues	$12,062,054	$47,035,198
Cost of revenues	10,966,667	40,065,390
Gross profit	1,095,387	6,969,808
Depreciation and amortization	665,220	2,517,116
Operating income	430,167	4,452,692
(Gain) loss on sale of assets	(110,885)	871,417
Income from discontinued operations before income taxes	541,052	3,581,275
Tax benefit from discontinued operations	–	453,000
Income from discontinued operations	$541,052	$4,034,275

23. Subsequent Events

On January 26, 2010, HM Capital and certain other shareholders invested $12.5 million of equity into Holdings for 12,500,000 shares of Series A Convertible Preferred Stock of Holdings (“Holdings Series A”).

On January 27, 2010, Holdings and HM Capital entered into an Agreement and Plan of Merger with Berliner Communications, Inc. (“Berliner”). Berliner is a public company trading on the OTC Bulletin Boards. Berliner services the wireless telecommunications industry’s construction and site acquisition markets. The terms of the Agreement and Plan of Merger call for Holdings common shares to be exchanged at a 1:1 ratio for Berliner common shares. In addition, Holdings paid in full the $11,581,502 outstanding principal of the Berliner senior credit facility with PNC Bank and the Company repaid $2.0 million of the outstanding balance on its Term B Credit Facility. The PNC payoff was funded by Berliner excess cash and the proceeds received from the issuance of Holdings Series A shares.

For accounting purposes, the Merger is treated as a reverse merger with the Company being the accounting acquirer. Unaudited pro-forma information of the Company assuming the Merger, and the related amendments to the Company’s debt facilities, had been completed as of January 1, 2009 is as follows (in thousands):

Revenues	$347,715
Operating loss	$(58,893)
Net loss from continuing operations	$(77,451)

In connection with the Berliner transaction, the Company entered into an Amended and Restated Monitoring and Oversight Agreement (the “M&O Agreement”) with HM Capital. Pursuant to the M&O Agreement, the Company will pay HM Capital an annual fee of $720,000 for calendar year 2010, $730,000 for calendar year 2011 and $754,000 for calendar year 2012 and for each calendar year thereafter. Each annual fee will be payable quarterly; however, no payment is due unless the Company meets a total leverage ratio defined in the M&O Agreement. In the event the ratio is not achieved, the annual fee will accrue until any subsequent quarter in which the covenant level is exceeded at which time all accrued and unpaid payments will become due and payable.

23. Subsequent Events (continued)

In conjunction with the Berliner transaction, the Company entered into a Credit and Support Agreement with two funds of HM Capital that are parties to the guaranty of the Holdings Revolving Facility.  The Credit and Support Agreement provides for the payment of a credit support fee for the continued guaranty of the Company’s performance under the Holdings Revolving Facility.  The credit support fee is equal to 6% (or the maximum contract rate of interest permitted by law if less than 6%) on the aggregate of the outstanding principal and accrued interest added to the principal.  The credit support fee is payable quarterly in cash or, at the Company’s option in shares of Berliner Series B Preferred stock.

On March 31, 2010, the Company entered into a Senior Secured Letter of Credit Facility arrangement (the “LOC Facility”), via an amendment to the First Lien Credit Agreement, by and among the Company, Midco, certain subsidiaries of the Company as guarantors, the initial lenders under the LOC Facility, Royal Bank of Canada, as administrative agent and collateral agent for the lenders and HSBC Bank Canada, as issuing bank for the letters of credit. The LOC Facility permits the Company to draw from a $12,000,000 tranche added to the credit facility established by the First Lien Credit Agreement. This tranche allows the Company to issue letters of credit in support of the Company’s obligations under certain insurance policies and other general corporate purposes. The LOC Facility charges a 1.333% per month cash fee payable on issued but unfunded letters of credit and a 1.0% per annum cash fee on the daily average unfunded amount of the LOC Facility. Funded letters of credit will carry an interest rate of LIBOR plus 6.75% per annum with a 2.5% LIBOR floor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF UNITEK HOLDINGS, INC.

This discussion should be read together with our consolidated financial statements and their notes included elsewhere in this Schedule 14C. See Risk Factors set forth elsewhere in this Schedule 14C for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below.  Unless the context otherwise requires, references to “we,” “us,” “our”, “Holdings” and “the Company” refer to UniTek Holdings, Inc as this business existed during the year ended December 31, 2009.

Business

Headquartered in Blue Bell, Pennsylvania, UniTek USA, LLC, (“UniTek”), is a premier provider of high-quality, specialized infrastructure services including engineering, construction management and installation fulfillment services to the wired and wireless telecommunications, broadband cable and satellite television industries. UniTek has created a scalable platform through which it can rapidly deploy a highly skilled workforce of over 5,000 across the United States and Canada, delivering a comprehensive end-to-end suite of permanently outsourced infrastructure services.

On September 27, 2007, UniTek Acquisition, Inc. (“Acquisition”) purchased 100% of the outstanding membership interests of UniTek USA, LLC. Acquisition is a wholly owned subsidiary of UniTek Midco, Inc. (“Midco”). Midco has no substantive operations, assets or liabilities. Midco is a wholly owned subsidiary of Holdings.  As of December 31, 2009, Holdings was majority owned by an investment fund of HM Capital Partners, L.P. (“HM Capital”). The acquisition was accounted for as a business combination and the assets and liabilities of the acquired operations were stated at fair value as of the acquisition date. The acquisition was treated as a purchase with Acquisition as the accounting acquirer.

In 2008, UniTek purchased the assets of Nexlink Communications, Inc. and Advanced Broadband Services, Inc.  Also in 2008, UniTek purchased, through a purchase and swap agreement with DirecTV, a portion of 180 Connect, Inc.  These acquisitions expanded the Company's service offerings in the telecommunications market and the relationship with DirecTV, respectively.  In 2009, UniTek purchased the assets of AMBB, LLC, Metro Cable Services, Inc. and C&C Communications, Inc to expand our broadband cable presence in the United Stated and Canada.  In addition, the Company did a second market swap with DirecTV.  All of these acquisitions are more thoroughly described in the 2009 consolidated financial statements of Holdings and the accompanying footnotes included elsewhere in this Schedule 14C.

On January 27, 2010, Berliner Communications, Inc. (“Berliner”), BCI East, Inc., a Delaware corporation and a wholly owned subsidiary of Berliner (“Merger Sub”), and Holdings entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged (the “Merger”) with and into Holdings and Holdings became a wholly owned subsidiary of Berliner.  This Management’s Discussion and Analysis of Financial Condition and Results of Operations describes the results of Holdings for the year ended December 31, 2009 and December 31, 2008, which were prior to the Merger.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Major assets and liabilities that are subject to estimates include allowance for doubtful accounts, goodwill and other acquired intangible assets, deferred tax assets and certain accrued and contingent liabilities.

YEAR ENDED DECEMBER 31, 2009 COMPARED TO YEAR ENDED DECEMBER 31, 2008
(amounts in thousands unless otherwise stated)

Below is a summary of revenue and gross profit for the years ended December 31, 2009 and 2008:

	Year Ended
	December 31,
	2009	2008	Increase
Revenue	278,302	$215,752	$62,550
Cost of revenues	237,914	180,319	57,495
Gross Profit	$40,388	$35,433	$5,055

Revenue

We had revenue of $278.3 million for the year ended December 31, 2009, versus $215.8 million for the prior year ended December 31, 2008.  This represents an increase of $62.5 million, or 29%.   The full year impact in 2009 of the 2008 telecommunications acquisitions was approximately $14.4 million in additional revenue. The three 2009 cable acquisitions contributed growth of $4.2 million and the 2008 acquisition/swap of 180 Connect, net of the 2009 market swap with DirecTV, contributed additional satellite and broadband fulfillment revenue of approximately $51.3 million.  Overall organic growth was approximately $36.4 million (17%), which was primarily related to winning business in new markets from existing satellite and broadband customers.  Offsetting these increases was a reduction in spending by one of our telecommunications customers, primarily a result of the completion of our customers’ deployment plan in certain markets.  We believe the impact on our telecommunications revenue from this matter was a reduction of approximately $43.8 million in 2009 as compared to 2008.

Cost of Revenue

Our cost of revenue was $237.9 million and $180.3 million for the years ended December 31, 2009 and 2008, respectively.  This represents an increase of $57.5 million, or 32%, during a period when revenue increased 29%. These amounts represent 86% and 84% of total revenue for the years ended December 31, 2009 and 2008, respectively.

The main impact on our cost of revenue was from the higher mix of broadband and satellite revenues versus telecom revenue as compared to the prior year.

Gross Profit

Our gross profit for the year ended December 31, 2009 increased 14% to $40.4 million as compared to $35.4 million for the year ended December 31, 2008.  Our gross profit as a percentage of revenue was approximately14.5% for the year ended December 31, 2009, as compared to 16.4% for the year ended December 31, 2008.

The increase in gross profit was primarily related to the increase in revenue.  The 1.9 point decrease in gross margin can be primarily attributed to lower mix and volume of telecommunications work that has a higher gross profit, as well as  ramp-up costs for new broadband market start-ups.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the year ended December 31, 2009 were $26.9 million as compared to $20.9 million for the year ended December 31, 2008. This represents an overall increase of $6.0 million or 28%.  SG&A expenses included non-cash charges for stock compensation expenses of $1.7 million and $1.3 million for the years ended December 31, 2009 and 2008, respectively.

The increase in SG&A expense primarily reflects the added cost to support the revenue growth from $215.8 million in 2008 to $278.3 million in 2009, as well as the full year effect of certain administrative staff additions, transaction and integration costs associated with the acquisitions.  As a percentage of  revenue, SG&A expense  declined from 9.1% of revenue for the year ended December 31, 2008 to 9.0% in 2009 when excluding the non-cash stock compensation costs.

Asset Impairment

The Company performed its required annual goodwill impairment test as of October 3, 2009 and determined that the carrying value of the telecommunications reporting unit exceeded its fair value and was therefore impaired.  The Company also completed an impairment test of its long-lived assets at that date.  The results of the impairment testing caused us to recognize a non-cash asset impairment charge of $38.4 million.

Depreciation and Amortization

Depreciation expense, including amortization of assets under capital leases, was approximately $6.8 million and $4.2 million for the years ended December 31, 2009 and 2008, respectively.

Amortization of intangible assets acquired as a result of acquisitions resulted in amortization expense of approximately $20.7 million and $19.6 million for the years ended December 31, 2009 and 2008, respectively.  Amortization of customer contracts and employee non-compete agreements are being amortized over a useful life of 15 to 60 months on a straight line basis.

Interest Expense

We recognized $18.8 million in interest expense during the year ended December 31, 2009 as compared to $16.1 million for the year ended December 31, 2008.  The increase of $2.7 million was primarily due to the higher debt level from the 2008 and 2009 acquisitions and higher interest rate resulting from 2009 amendments to the debt agreements.

We recognized $2.2 million and $1.7 million in amortization of deferred financing fees for the years ended December 31, 2009 and 2008, respectively for fees incurred from the original issuance and amendments to existing debt agreements.

Income Taxes

We recorded an income tax benefit of $4.7 million for the year ended December 31, 2009 and an income tax expense of $4.5 million for the year ended December 31, 2008. The effective income tax rate for the year ended December 31, 2009 was 7%.  The tax benefit for the year ended December 31, 2009 is created primarily by the asset impairment.  Overall, Holdings had approximately $33.4 million of deferred tax assets as of  December 31, 2009 that were offset by a valuation allowance as the Company has not yet achieved profitable operations to utilize the deferred tax assets.

Effect of Inflation

We do not believe that the businesses are impacted by inflation to a significantly different extent than the general economy.  However, there can be no assurance that inflation will not have a material effect on the operations in the future.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2009, Holdings had consolidated current assets of approximately $39.2 million, including cash and cash equivalents of approximately $2.3 million. Historically, we have funded our operations primarily through operating cash flow and borrowings under our revolving credit facility. The principal uses of cash for the year ended December 31, 2009 were working capital to support revenue growth, purchases of property and equipment and acquisitions.

Holding’s Debt

Below is a summary of Holding’ debt agreements that is relevant to an understanding of our liquidity and capital resources:

First Lien Credit Agreement and Second Lien Credit Loan Agreement

General

On September 27, 2007, Acquisition entered into (1) the First Lien Credit Agreement, by and among Acquisition, Midco, certain subsidiaries of Acquisition as guarantors, the initial lenders, Royal Bank of Canada, as administrative agent and collateral agent for the lenders and RBC Capital Markets, as lead arranger and book-runner and (2) the Second Lien Credit Agreement, by and among Acquisition, Midco, certain subsidiaries of Acquisition as guarantors, the initial lenders, Royal Bank of Canada, as administrative agent and collateral agent for the lenders and RBC Capital Markets, as lead arranger and book-runner.

Availability and Term

The credit facilities under the First Lien Credit Agreement (the “First Lien Credit Facilities”) are (1) a $78 million Term B loan facility (the “Term B Facility”), (2) a $19.5 million Term C loan facility (the “Term C Facility”) and (3) a $20 million revolving credit facility (the “Revolving Facility”), with a portion of such Revolving Facility available as a swing line facility and a portion available as a letter of credit facility.  The Term B Facility and the Revolving Facility, including the swing line loan facility and the letter of credit facility, mature on September 27, 2012.  The Term C Facility matures on the earlier of (1) three months after the maturity date of the Term B Facility and (2) December 31, 2013.  As of December 31, 2009, the Term B Facility and the Term C Facility are drawn at $95 million, and approximately $11.5 million of principal is outstanding under the Revolving Facility.

The credit facility under the Second Lien Term Loan Agreement (the “Second Lien Credit Facility”) is a $25 million second lien term loan facility.  As of January 27, 2010, the Second Lien Credit Facility is fully drawn.  The Second Lien Credit Facility matures on the earlier of (1) three months after the maturity date of the Term B Facility and (2) December 31, 2013.

Interest Rate and Fees

The Term B Facility currently bears interest at a rate of one-half of one percent per annum above the Federal Funds rate plus 5.5% for base rate advances and 6.5% of Eurodollar advanced (subject to 2.50% floor) provided that the applicable margin shall be increased for each period in which the First Lien Leverage Ratio (as defined in the Revolving Facility) is greater than 3.00:1.00 to 6.25% per annum for base rate advances and 7.25% per annum for Eurodollar rate advances (subject to 2.5% floor).  The Term C Facility currently bears interest at a rate of 16.25% on $8 million of the debt and $13.08% on the remaining $11.5 million of the debt.  The Second Lien Credit Facility currently bears interest at a rate per annum equal to the greater of (1) 15.75% and (2) the Eurodollar rate plus a margin of 7.25%.  The Revolving Facility interest rate margin is 5.0% for base rate advances and 6% of Eurodollar advances (subject to 2.50% floor) provided that the applicable margin for the Revolving Facility shall be increased for periods in which the First Lien Leverage Ratio is greater than 3.00:1.00 to 5.75% per annum for base rate advances and 6.75% per annum for Eurodollar rate advances (subject to 2.50% floor).

Guaranties and Security

The obligations under the First Lien Credit Agreement are guaranteed by Midco and certain subsidiaries of Midco (collectively, the “Guarantors”) and are secured by a first priority lien on substantially all of the assets and property of the Company and the Guarantors, including a pledge of all equity interests in Acquisition and the Guarantors, other than Midco.

The obligations under the Second Lien Credit Agreement are guaranteed by the Guarantors and are secured by a second priority lien on substantially all of the assets and property of the Company and the Guarantors, including a pledge of all equity interests in Acquisition and the Guarantors, other than Midco.

The First Lien Credit Agreement and the Second Lien Credit Agreement contain representations and warranties and affirmative and negative covenants that are customary for debt facilities of this type.  In addition, the First Lien Credit Agreement contains certain financial covenants, including, among other things, a maximum total leverage ratio, a maximum first lien leverage ratio, a minimum fixed charge coverage ratio, a minimum interest coverage ratio and minimum liquidity requirements.  The Second Lien Credit Agreement also contains total leverage ratio, maximum fixed charge coverage ratio and minimum interest coverage ratio covenants, although in some cases the covenants contained in the First Lien Credit Agreement are more restrictive.

Loan Authorization Agreement

General

Holdings (the “Borrower”) entered into a Loan Authorization Agreement dated as of September 25, 2007 (as amended, restated, modified or otherwise supplemented, the “Loan Authorization Agreement”) among the Borrower and BMO Capital Markets Financing, Inc (the “Lender”).

Availability and Term

The Loan Authorization Agreement established a $35 million revolving credit facility (the “Revolving Facility”) and is evidenced by a demand note.  The Revolving Facility is payable and matures on demand of the Lender.  As of December 31, 2009, approximately $25 million of principal plus approximately $3.7 million in interest (calculated at a per annum rate of 7.25%) is outstanding under the Revolving Facility.  The Lender has the right to terminate the Revolving Facility at any time upon demand.  Based on the structure of the Loan Authorization Agreement, the entire $28.7 million balance is included as a current liability on the consolidated balance sheet as of December 31, 2009.

Guaranties

The obligations under the Loan Authorization Agreement are guaranteed severally, but not jointly, by Sector Performance Fund, LP and SPF SBS LP, who are affiliates of HM Capital Partners LLC.

Letter of Credit Transaction

On March 31, 2010, we entered into a Senior Secured Letter of Credit Facility arrangement (the “LOC Facility”), via an amendment to the First Lien Credit Agreement (the “Amendment”), by and among Acquisition, Midco, certain subsidiaries of Acquisition as guarantors, the initial lenders under the LOC Facility, and Royal Bank of Canada, as administrative agent and collateral agent for the lenders.  The Amendment establishes an incremental $12 million revolving tranche (the “Incremental Tranche”) added to the credit facilities established by the First Lien Credit Agreement.  The full amount of Incremental Tranche is solely available to Acquisition for the issuance of letters of credit in support of Acquisition’s obligations under certain insurance policies and other general corporate purposes.  The LOC Facility charges a 1.3333% per month cash fee payable on issued but unfunded letters of credit and a 1.0% per annum cash fee on the daily average unfunded amount of the LOC Facility.  Funded letters of credit will carry an interest rate of LIBOR plus 6.75% per annum with a 2.5% LIBOR floor.

Our ability to satisfy our current obligations is dependent upon our cash on hand, borrowings under our credit facilities, and the operations of our subsidiaries. Our current obligations consist primarily of capital expenditures, debt service and funding working capital. In the event we are not able to generate positive cash flow in the future, or if we incur unanticipated expenses for operations and are unable to acquire additional capital or financing, we will likely have to reassess our strategic direction, make significant changes to our business operations and substantially reduce our expenses until such time as we achieve positive cash flow. The cancellation and/or deferral of a number of projects from our largest customers may have a material impact on our ability to generate sufficient cash flow in future periods.

The net cash flows for Holdings for the year ended December 31, 2009 and 2008 are as follows:

	For the Years Ended
	December 31,
	2009	2008
Net cash provided by operating activities	$6,213	$1,418
Net cash used in investing activities	(10,452)	(29,222)
Net cash provided by financing activities	1,036	29,553

Cash Provided by / Used in Operating Activities

Net cash provided by operating activities for the year ended December 31, 2009 totaled approximately $6.2 million. Net cash provided by operating activities for the year ended December 31, 2008 was approximately $1.4 million.  During the year ended December 31, 2009, cash provided by operating activities primarily resulted from a continuing operating profit of $2.0 million, net of non-cash charges, and a decrease in working capital of $4.2 million – primarily from a decrease in inventory ($2.0 million) and an increase in accounts payable and accrued expenses of ($2.5 million).

Net cash provided by operating activities for the year ended December 31, 2008 was approximately $1.4 million. Net cash provided by operating activities primarily resulted from continuing operating profit, net of non-cash charges, of approximately $14.6 million. We realized an increase in working capital of $11.4 million related primarily to the impact of the acquisitions closed during 2008.  Accounts receivable increased $13.6 million, inventory increased $4.6 million and prepaid and other assets increased $0.9 million during 2008.  These increases were partially offset by an increase in accounts payable and accrued liabilities of approximately $7.7 million.  Discontinued operations also used cash of $1.8 million during this period.

Cash Used in Investing Activities

Cash used in investing activities for the year ended December 31, 2009 totaled approximately $10.5 million.  During the year ended December 31, 2009, cash used in investing activities primarily resulted from cash paid for the purchase of assets of $4.1 million, net of cash proceeds from the sale of assets and cash paid for the acquisition of businesses of $6.3 million.  Cash paid for the purchase of assets in 2009 included capital for the installation of a new enterprise reporting platform (Oracle) for approximately $2.0 million and $2.1 million for normal purchase of assets.  Cash paid for the acquisition of business was for three acquisitions in our cable fulfillment business.

Cash used in investing activities for the year ended December 31, 2008 totaled approximately $29.2 million.  During the year ended December 31, 2008, cash used in investing activities primarily resulted from purchases of assets of $2.8 million and cash paid for the acquisition of businesses of approximately $26.4 million.  In 2008, there were three significant acquisitions, involving 180 Connect, Nexlink Communications, Inc. and Advanced Broadband Services, Inc.

Cash Provided by / Used In Financing Activities

Cash provided by financing activities for the year ended December 31, 2009 was approximately $1.0 million.  During the year ended December 31, 2009, cash provided by financing activities resulted primarily from net borrowings under our revolving credit facilities of $7.0 million and a capital contribution of approximately $0.4 million which were partially offset by repayment of our long-term debt and capital leases of $4.2 million and payment of $2.2 million of financing costs.

Cash provided by financing activities for the year ended December 31, 2008 was approximately $29.6 million.  During the year ended December 31, 2008, net cash provided by financing activities consisted primarily of a $0.4 million capital contribution, $12.4 million of net borrowing under our revolving credit facilities and $19.7 million from proceeds of issuance of long term debt.  These items were partially offset by repayment of our long-term debt and capital leases of $1.6 million and payment of $1.3 million of financing costs.

Critical Accounting Policies

Revenue Recognition

Revenues from fulfillment services provided to the satellite and cable television markets are recognized as the services are rendered. The Company recognizes revenue from fulfillment services net of the satellite equipment because the Company has determined that it acts as an agent.

The Company also enters into contracts that require the installation or construction of specified units within an infrastructure system. Under these contracts, revenue is recognized at the contractually agreed price per unit as the units are completed. Unbilled revenues represent amounts earned and recognized in the period for which customer billings are issued in a subsequent period per the contract terms.

Goodwill and Asset Impairment

Goodwill is subject to an assessment for impairment using a two-step, fair value-based test with the first step performed at least annually, or more frequently if events or circumstances exist that indicate that goodwill may be impaired. The Company completes an annual analysis of the reporting units at the beginning of the fourth quarter of each fiscal year. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment test is performed to determine the implied value of goodwill for that reporting unit. If the implied value is less than the carrying amount of goodwill for that reporting unit, an impairment loss is recognized for that reporting unit.

The process of evaluating goodwill for impairment involves the determination of the fair value of our reporting units.  Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including our interpretation of current economic indicators and market valuations, and assumptions about our strategic plans with regard to our operations.  To the extent that additional information arises, market conditions change or our strategies change, it is possible that our conclusion regarding whether existing goodwill is impaired could change and result in a material effect on our consolidated financial position or results of operation.

The Company amortizes intangible assets, consisting of customer contracts and noncompete agreements from acquired businesses, on a straight-line basis over the 15- to 54-month lives of those agreements.

Risks and Uncertainties

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable. We routinely assess the financial strength of our customers and do not require collateral or other security to support customer receivables. Credit losses are provided for in our consolidated financial statements in the form of an allowance for doubtful accounts. Our allowance for doubtful accounts is based upon the expected collectability of all our accounts receivable. We determine our allowance by considering a number of factors, including the length of time it is past due, our previous loss history and the customer’s current ability to pay its obligations. Accounts receivable are written off when they are considered to be uncollectible and any payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued new guidance related to business combinations. This guidance retains the fundamental requirements of existing guidance that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date the acquirer achieves control.

Additionally, it requires contingent purchase price to be measured and recorded at its estimated fair value on the date of acquisition. This guidance was effective for the Company beginning January 1, 2009 and the impact of the adoption of this guidance depends upon the nature and terms of business combinations that the Company consummates on or after January 1, 2009.

On January 1, 2009, the Company adopted new guidance on accounting for uncertainty in income taxes. The new guidance provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. The Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based solely on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood to be sustained upon ultimate settlement. The new guidance also covers the derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. The implementation of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

In January 2009, the FASB issued new guidance on disclosures about derivative instruments and hedging activities. The guidance is effective for fiscal years beginning after November 15, 2008 and expands disclosure requirements about an entity’s derivative instruments and hedging activities. The Company has expanded its disclosures about derivative instruments and hedging activities.

In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009, and the Company adopted this guidance commencing with the December 31, 2009 consolidated financial statements. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

In June 2009, FASB Accounting Standards Codification (the “Codification”) was issued, effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification supersedes literature of the FASB, Emerging Issues Task Force and other sources. The Codification did not change U.S. generally accepted accounting principles. The implementation of this standard did not have a material impact on the Company’s consolidated balance sheet and results of operations.

Berliner Communications, Inc.
UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Page
Unaudited Pro-Forma Condensed Combined Balance Sheet as of December 31, 2009	95

Unaudited Pro-Forma Condensed Combined Statement of Operations for the year ended December 31, 2009	96

Notes to Unaudited Pro-Forma Condensed Combined Financial Statements	97

The following unaudited pro-forma condensed combined financial statements are based on the historical financial statements of Berliner Communications, Inc. (“BCI”, “we”, “us”, or “our”) and UniTek Holdings, Inc. (“UniTek”) after giving effect to our Agreement and Plan of Merger and the assumptions and adjustments described in the accompanying notes to the unaudited pro-forma condensed combined financial statements. This Agreement and Plan of Merger was consummated on January 27, 2010.

The pro-forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had BCI and UniTek been operating as combined entities for the periods presented. The unaudited pro-forma condensed combined financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of BCI included in our Form 10-K for the year ended June 30, 2009 and in our Form 10-K for the six months ended December 31, 2009, and the historical financial statements included elsewhere in this Form 8-K/A.

The unaudited pro-forma condensed combined balance sheet as of December 31, 2009 assumes the Agreement and Plan of Merger occurred on December 31, 2009.  The unaudited pro-forma condensed combined statement of operations for the year ended December 31, 2009 assumes that the combination took place at the beginning of the period presented.

The unaudited pro-forma condensed combined financial statements do not take into consideration any benefits or additional expenses which may or may not result from the combination.

The unaudited pro-forma condensed combined balance sheet includes purchase price adjustments prepared on the basis that UniTek is the accounting acquirer of Berliner.  The allocation of the purchase price is a preliminary allocation to identifiable net assets, net liabilities and commitments acquired. UniTek intends to conduct an appraisal of these assets, liabilities and commitments and will consider a potential adjustment to the purchase price allocation based upon the results of this appraisal.

Berliner Communications, Inc.
Unaudited Pro-Forma Condensed Combined Balance Sheet
December 31, 2009
(Amounts in thousands)

	Historical	Historical		Pro-Forma	Pro-Forma
	UniTek	Berliner		Adjustments	Combined

ASSETS

CURRENT ASSETS
Cash, cash equivalents, and restricted cash	$2,396	$1,518	(a)	$12,500	$4,656
			(b)	(5,518)
			(c)	(2,000)
			(g)	(3,200)
			(h)	(1,040)
Accounts receivable and unbilled revenue, net	24,680	26,573			51,253
Income tax receivable	-	2,251			2,251
Inventories	8,326	999			9,325
Prepaid expenses and other current assets	3,804	670			4,474
	39,206	32,011		742	71,959
Property and equipment, net	20,665	2,064	(d)	629	23,358
Amortizable intangible assets, net	26,941	353	(e)	(353)	29,419
			(f)	2,478
Goodwill	137,827	2,284	(e)	(2,284)	140,678
			(f)	2,851
Deferred tax assets - long-term	109	-			109
Other long-term assets	7,093	283	(h)	1,040	8,416
Total Assets	$231,841	$36,995		$5,103	$273,939

LIABILITIES, PREFERRED STOCK, AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable	$19,301	$8,586		$-	$27,887
Accrued expenses	23,330	4,906			28,236
Current portion of long-term debt	33,006	5,851	(b)	(5,518)	31,339
			(c)	(2,000)
Income tax payable	187				187
Current portion of capital lease obligations and vehicle loans	5,097	206			5,303
	80,921	19,549		(7,518)	92,952
Long-term debt, net of current portion	127,162	4			127,166
Long-term capital lease obligations and vehicle loans, net of current portion	4,244	234			4,478
Deferred tax liabilities - long term	-	146			146
Other long-term liabilities	-	484			484
Total liabilities	212,327	20,417		(7,518)	225,226

Preferred stock	-	-	(a)	12,500	12,500

STOCKHOLDERS' EQUITY
Common stock	1,091	1	(j)	(1,089)	3
Additional paid-in capital	112,747	25,814	(i)	4,410	142,971
Accumulated other comprehensive income	61	-			61
Accumulated deficit	(94,385)	(9,237)	(g)	(3,200)	(106,822)
Total stockholders' equity	19,514	16,578		121	36,213
Total liabilities, preferred stock, and stockholders' equity	$231,841	$36,995		$5,103	$273,939

Berliner Communications, Inc.
Unaudited Pro-Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009
(Amounts in thousands, except per share amounts)

	Historical	Historical		Pro-Forma	Pro-Forma
	UniTek	Berliner		Adjustments	Combined

Revenues (1)	$278,302	$69,755	(p)	$(342)	$347,715
Costs of revenues	237,914	52,323	(o)	13,561	303,456
			(p)	(342)
Gross profit	40,388	17,432		(13,561)	44,259
Selling, general and administrative expenses	26,860	21,839	(o)	(13,561)	35,138
Asset impairment	38,431	-			38,431
Depreciation and amortization	26,878	1,291	(k)	1,504	29,673

Operating loss	(51,781)	(5,698)		(1,504)	(58,983)

Interest income	-	(14)			(14)
Interest expense	18,825	299	(l)	1,720	21,282
			(m)	378
			(n)	60
Amortization of deferred financing costs	-	60	(n)	(60)	-
Other expense (income)	284	(38)		-	246
Loss from continuing operations before income taxes	(70,890)	(6,005)		(3,602)	(80,497)

Benefit (provision) for income taxes	4,743	(1,697)			3,046
Loss from continuing operations	$(66,147)	$(7,702)		$(3,602)	$(77,451)

Loss from continuing operations per common share:
Basic	$(0.61)	$(0.29)			$(0.57)
Diluted	$(0.61)	$(0.29)			$(0.57)

Weighted average number of common shares outstanding:
Basic	109,096	26,516			135,612
Diluted	109,096	26,516			135,612

(1)
UniTek 2009 revenue does not include revenue from discontinued operations of $12.1 million which includes $9.9 million of revenue from satellite fulfillment markets provided to DirecTV as part of the market swap transaction discussed in Note 4 of the UniTek Holdings, Inc. 2009 financial statements.  The discontinued markets were exchanged with DirecTV for new markets which are estimated to offset the lost revenue from these discontinued markets.

Berliner Communications, Inc.
Notes to Unaudited Pro-Forma Condensed Combined Financial Statements

1. Basis of Presentation

The accompanying unaudited pro-forma condensed combined balance sheet is derived from the historical balance sheets of UniTek Holdings, Inc., a Delaware corporation (“UniTek”) and Berliner Communications, Inc. at December 31, 2009. The unaudited pro-forma condensed combined balance sheet reflects the merger with UniTek by our wholly owned subsidiary, BCI East, Inc. as if it had occurred on December 31, 2009.

The accompanying unaudited pro-forma condensed combined statement of operations for the year ended December 31, 2009 assumes that the merger took place at the beginning of the period presented.

In accordance with the rules and regulations of the SEC, unaudited financial statements may omit or condense information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, management believes that the notes to the financial statements as presented contain disclosures adequate to make the information presented useful and not misleading.

The adjustments necessary to fairly present the unaudited pro-forma condensed combined financial statements have been made based on available information and, in the opinion of management, are reasonable. Assumptions underlying the pro-forma adjustments are described below in the accompanying notes, which should be read in conjunction with these unaudited pro-forma condensed combined financial statements.

The unaudited pro-forma condensed combined financial data is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the financial position or results of operations for any future date or future period. The unaudited pro-forma condensed combined financial data should be read in conjunction with the notes hereto.

2. Merger Transaction

On January 27, 2010, Berliner Communications, Inc. (“Berliner”,“we”, “us”, “the Company”), BCI East, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and UniTek entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged (the “Merger”) with and into Unitek and Unitek became a wholly owned subsidiary of the Company. The time on January 27, 2010 at which the Merger became effective is referred to as the “Effective Time”.

Pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each outstanding share of common stock of Unitek (the “Unitek Common Stock”) was converted into the right to receive 0.012 shares of series A preferred stock of Berliner (the “Berliner Series A Preferred Stock”) and 0.4 shares of common stock of Berliner (the “Berliner Common Stock”), and each share of series A preferred stock of Unitek (the “Unitek Preferred Stock”) was converted into the right to receive 0.02 shares of series B preferred stock of Berliner (the “Berliner Series B Preferred Stock”: and, collectively with the Berliner Series A Preferred Stock and the Berliner Common Stock, the “Merger Consideration”). Each share of Berliner Series A Preferred Stock will automatically be converted into 50 fully paid and non-assessable shares of Berliner Common Stock immediately after such time that amended and restated articles of incorporation have been filed and accepted with the State of Delaware. The ultimate effect of these conversions was to effect an exchange of UniTek Common Stock for Berliner Common Stock at a 1:1 ratio upon the completion of all necessary amendments to the Company’s incorporation documents. The terms of the Berliner Series A Preferred Stock and the Berliner Series B Preferred Stock are summarized in Item 5.03 in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 27, 2010.

Based on the number of shares of Unitek capital stock and Berliner capital stock outstanding as of January 27, 2010, the stockholders of Unitek immediately prior to the Effective Time will hold more than 80% of the voting capital stock of Berliner outstanding immediately following the Merger. In addition, as part of the Merger, options to acquire shares of Unitek Common Stock were converted into options to acquire an equivalent amount of shares of Berliner Common Stock (the “Substitute Options”), and warrants to acquire shares of Unitek Common Stock were converted into warrants to acquire an equivalent amount of shares of Berliner Common Stock (the “Substitute Warrants”). The Substitute Options and the Substitute Warrants retain the same (or substantially equivalent) vesting, exercisability and expiration terms as the original Unitek options and warrants, respectively. The Substitute Options and the Substitute Warrants are summarized in Items 5.02 and 5.03 to the Form 8-K filed with the SEC on January 27, 2010.

Berliner Communications, Inc.
Notes to Unaudited Pro-Forma Condensed Combined Financial Statements

Berliner was the legal acquirer under the Merger and remains the registrant for Securities and Exchange Commission (“SEC”) reporting purposes.  The Merger will be accounted for as a reverse acquisition with UniTek as the accounting acquirer.  The Merger will be accounted for as a purchase business combination, using UniTek’s historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of Berliner as of January 27, 2010.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 10.1 to the Form 8-K filed with the SEC on January 27, 2010 and incorporated herein by reference.

3. Pro-Forma Allocation of Purchase Price

The allocation of the purchase price is a preliminary allocation to identifiable net assets, net liabilities and commitments acquired. UniTek intends to conduct an appraisal of these assets, liabilities and commitments and therefore it is possible that the preliminary purchase price allocation will change based on the results of this appraisal.  UniTek will consider a potential adjustment to the purchase price allocation based upon the results of this appraisal.

The preliminary purchase price, which was calculated based upon the fair value of equity consideration, was allocated to the assets acquired and liabilities assumed as follows (in thousands):

Cash	$412
Accounts receivable	27,675
Inventories	993
Prepaid expenses and other assets	3,785
Property and equipment	2,693
Non compete agreements	408
Customer relationships and backlog	2,070
Goodwill	2,851
Accounts payable and accrued expenses	(12,087)
Line of credit	(7,449)
Capital lease obligations	(1,559)
Total net assets acquired	$19,792

4. Pro-Forma Adjustments

Balance Sheet Adjustments

(a)	Proceeds from the issuance of 12.5 million shares of preferred stock issued in conjunction with the Merger

(b)	Reflects the payment of the Berliner PNC credit facility that was retired in conjunction with the Merger

(c)	Reflects payment required by the December 2009 amendment under UniTek’s First Lien Term B Credit facility in conjunction with the Merger

(d)	Adjustment to reflect estimated fair value of Berliner property and equipment at the date of the acquisition

(e)	Adjustment to eliminate existing Berliner goodwill and intangible assets

(f)	To record preliminary estimate of goodwill and identifiable intangible assets from the purchase of Berliner (in thousands):

Customer relationships	$800
Backlog	1,270
Covenants not to compete	408
Goodwill	2,851
$5,329

(g)	To record estimated legal, accounting and other fees required to close the Merger

(h)	To record deferred financing costs associated with amendment required under UniTek First Lien and Second Lien Credit Facilities

(i)	To record fair value of equity transferred as part of the Merger

(j)	Adjustment to state common stock at par value post-Merger.

Statement of Operations Adjustments

(k)
Reflects preliminary estimated amortization of identifiable intangible assets from the purchase of Berliner.    Customer relationships are estimated to be amortized over seven years, backlog is estimated to be amortized over one year and covenants not to compete are estimated to be amortized over 3.4 years

(l)
Incremental interest expense from the credit support fee required under the Credit Support Agreement entered into with HM Capital as part of the Merger for the guaranty of the Holdings Revolving Credit Facility.  The fee is estimated at 6% of the current balance of $28.6 million

(m)	Amortization of deferred financing costs discussed at Adjustment (h)

(n)	Reclassification of deferred financing costs as interest expense to conform with historical UniTek accounting policy

(o)	Reclassification of Berliner SG&A costs to conform with historical UniTek accounting policy

(p)	Reflects elimination of revenue and associated costs between UniTek and Berliner for work completed in 2009

5.  Reconciliation of Loss from continuing operations to EBITDA

Below is a reconciliation of net loss from continuing operations to EBITDA. UniTek adjusted 2009 EBITDA is $19.4 million and adjusted combined pro-forma EBITDA is $16.2 million.

	(Amounts in thousands)
	UniTek
	Year Ended December 31,	Combined Pro- Forma
	2009	2009
Loss from continuing operations	$(66,146)	$(77,451)
Income tax (benefit)	(4,743)	(3,046)
Other expense	284	246
Interest, net	18,825	21,268
Depreciation and amortization	26,878	29,673
Asset impairment	38,431	38,431
EBITDA	$13,529	$9,121
Stock compensation expense (1)	1,688	2,089
Legacy legal reserve	1,883	1,883
Pro-forma EBITDA from market swap timing	1,093	1,093
Costs to support Merger (2)	1,165	1,977
Adjusted EBITDA	$19,358	$16,163

(1)	Includes $0.4 million of Berliner stock compensation costs in combined pro-forma.
(2)	Includes $0.8 million of costs included at Berliner in combined pro-forma.

While Adjusted EBITDA is a non-GAAP measure, it does represent a primary metric that management uses to monitor the performance of the business and, as a consequence, it is included in this document for supplementary information purposes only.